Exhibit 10.1

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
Dated as of March 3, 2015
among
CAL DIVE INTERNATIONAL, INC.,
as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,
and
The Other Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	2
1.01	Defined Terms	2
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms	32
1.04	Rounding	33
1.05	Times of Day	33
1.06	Letter of Credit Amounts	33
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	33
2.01	Loans	33
2.02	Borrowings	34
2.03	Letters of Credit	35
2.04	Protective Advances and Optional Overadvances	43
2.05	Optional Prepayments	44
2.06	Mandatory Prepayments and Transfers	44
2.07	Termination or Reduction of Commitments	46
2.08	Repayment of Loans	47
2.09	Interest	47
2.1	Fees	48
2.11	Computation of Interest and Fees	48
2.12	Evidence of Debt	49
2.13	Payments Generally; Administrative Agent's Clawback	49
2.14	Sharing of Payments by Lenders	51
2.15	[Intentionally Omitted]	52
2.16	Cash Collateral	52
2.17	Defaulting Lenders	53
2.18	Super Priority Nature of Obligations and Lenders' Liens	55
2.19	Payment of Obligations	56
2.2	No Discharge; Survival of Claims	56
2.21	Release	56
2.22	Waiver of any Priming Rights	57
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	57
3.01	Taxes	57
3.02	Illegality	60
3.03	Inability to Determine Rates	60
3.04	Increased Costs	61
3.05	Mitigation Obligations; Replacement of Lenders	62
3.06	Survival	62
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	63
4.01	Conditions of Initial Credit Extension	63
4.02	Conditions to all Credit Extensions	66
4.03	Conditions to Use of Restricted Cash Collateral Account	67
ARTICLE V	REPRESENTATIONS AND WARRANTIES	68
5.01	Existence, Qualification and Power	68
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	68
5.04	Binding Effect	69
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event; Approved Budget	69
5.06	Litigation	70
5.07	No Default	70
5.08	Ownership of Property; Liens	70
5.09	Environmental Compliance	70
5.1	Insurance	71
5.11	Taxes	71
5.12	ERISA Compliance	71
5.13	Subsidiaries; Equity Interests	72
5.14	Margin Regulations; Investment Company Act	72
5.15	Disclosure	72
5.16	Compliance with Laws	73
5.17	Taxpayer Identification Number	73
5.18	Intellectual Property; Licenses, Etc	73
5.19	[Intentionally Omitted]	73
5.2	Reorganization Matters	73
5.21	Off-Balance Sheet Liabilities	74
5.22	Casualty, Etc	74
5.23	OFAC; Foreign Corrupt Practices Act	74
ARTICLE VI	AFFIRMATIVE COVENANTS	75
6.01	Financial Statements	75
6.02	Certificates; Other Information	76
6.03	Notices	79
6.04	Payment of Obligations	80
6.05	Preservation of Existence, Etc	80
6.06	Maintenance of Properties	80
6.07	Maintenance of Insurance	81
6.08	Compliance with Laws	81
6.09	Books and Records	81
6.1	Inspection Rights; Cooperation	81
6.11	Use of Proceeds	82
6.12	Material Contracts	83
6.13	Collateral; etc	83
6.14	Governmental Authorizations	84
6.15	Compliance with Environmental Laws	84
6.16	Further Assurances	84
6.17	Anti-Corruption and Anti-Terrorism. Ensure that:	85
6.18	Approved Budget; Additional Reporting	85
6.19	Retention Applications	87
6.2	Sale of Assets, Brokerage Agreements	88
6.21	Sale Milestones	88
6.22	Post Closing Agreements	92
6.23	Appraisals; Enterprise Valuations	93
ARTICLE VII	NEGATIVE COVENANTS	93
7.01	Liens	93
7.02	Investments	95
7.03	Indebtedness	96
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	98
7.07	Change in Nature of Business	98
7.08	Transactions with Affiliates	98
7.09	Burdensome Agreements	99
7.1	Use of Proceeds	99
7.11	Collateral Coverage Sublimit	100
7.12	Capital Expenditures	100
7.13	Amendment of Organizational Documents, Pre-Petition Junior Loan Documents and Material Contracts	100
7.14	Accounting Changes	100
7.15	Prepayments, Etc. of Indebtedness	100
7.16	Partnerships, Etc	100
7.17	Off-Balance Sheet Liabilities	100
7.18	Sanctions	100
7.19	Budget Compliance Covenants	101
7.2	Chapter 11 Claims	102
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	102
8.01	Events of Default	102
8.02	Remedies Upon Event of Default	107
8.03	Application of Funds	108
ARTICLE IX	ADMINISTRATIVE AGENT	110
9.01	Appointment and Authority	110
9.02	Rights as a Lender	110
9.03	Exculpatory Provisions	110
9.04	Reliance by Administrative Agent	111
9.05	Delegation of Duties	112
9.06	Resignation of Administrative Agent	112
9.07	Non-Reliance on Administrative Agent and Other Lenders	113
9.08	No Other Duties, Etc	113
9.09	Administrative Agent May File Proofs of Claim	113
9.1	Collateral and Guaranty Matters	114
ARTICLE X	MISCELLANEOUS	114
10.01	Amendments, Etc	114
10.02	Notices; Effectiveness; Electronic Communication	117
10.03	No Waiver; Cumulative Remedies	119
10.04	Expenses; Indemnity; Damage Waiver	119
10.05	Payments Set Aside	122
10.06	Successors and Assigns	122
10.07	Treatment of Certain Information; Confidentiality	128
10.08	Right of Setoff	129
10.09	Interest Rate Limitation	129
10.1	Counterparts; Integration; Effectiveness	130
10.11	Survival of Representations and Warranties	130
10.12	Severability	130
10.13	Replacement of Lenders	131
10.14	Governing Law; Jurisdiction; Etc	131
10.15	Waiver of Jury Trial	132
10.16	No Advisory or Fiduciary Responsibility	132
10.17	Collateral and Guaranty Matters	133
10.18	USA PATRIOT Act Notice	134
10.19	Keepwell	134
10.2	[Intentionally Omitted]	134
10.21	ENTIRE AGREEMENT	134
10.22	Parties Including Trustees; Bankruptcy Court Proceedings	134

SCHEDULES
1.01(c)	Collateral Coverage Amounts
1.01(d)	Eastern Hemisphere Remaining Assets
1.01(e)	Western Hemisphere Remaining Assets
1.01(j)	Permitted Joint Ventures
1.01(n)	Noncore Assets
1.01(p)	Permitted Liquidation Subsidiaries
1.01(q)	Post-Closing Foreign Subsidiaries
2.01	Commitments and Applicable Percentages
4.01(j)	First Day Orders
5.11	Taxes
5.13	Subsidiaries and Other Equity Investments
6.11	Sources and Uses of Funds as of Closing Date
7.01	Existing Liens
7.02	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Existing Agreements
7.19	Billing Period
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS
Form of
A	Loan Notice
B	Initial Approved Budget
C-1	Revolving Credit Note
C-2	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Interim Order

This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.
WHEREAS, on March 3, 2015 (the "Petition Date"), the Borrower commenced Chapter 11 Case No. [________] (the "Chapter 11 Case") and its Domestic Subsidiaries commenced Chapter 11 Cases Nos. [_________________] (the "Subsidiary Chapter 11 Cases", and together with the Chapter 11 Case, the "Chapter 11 Cases") by filing a voluntary petition for reorganization under Chapter 11, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").  The Borrower continues to operate its business and manage its properties as a debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, the Pre-Petition Senior Lenders provided financing to Borrower pursuant to that certain Credit Agreement, dated as of April 26, 2011, among the Borrower, the other credit parties signatory thereto, Bank of America, N.A., as Pre-Petition Senior Agent and a Pre-Petition Senior Lender, and the Pre-Petition Senior Lenders from time to time signatory thereto (as amended, modified or supplemented through the Petition Date, the "Pre-Petition Senior Loan Agreement");
WHEREAS, the Pre-Petition Senior Loan Obligations are secured by a security interest in substantially all of the existing and after acquired assets of the Borrower and certain of its Subsidiaries as more fully set forth in the Pre-Petition Senior Loan Documents and such security interest is perfected and, with certain exceptions, as described in the Pre-Petition Senior Loan Documents, has priority over other security interests;
WHEREAS, the Borrower has requested that the Lenders provide a senior secured, super-priority term loan and revolving credit facility to the Borrower of up to One Hundred and Twenty Million Dollars ($120,000,000) in the aggregate to refinance the Pre-Petition Senior Loan Obligations and fund the working capital requirements of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Case;
WHEREAS, the Lenders are willing to make certain Post-Petition Loans and other extensions of credit to the Borrower up to such amount upon the terms and conditions set forth herein;
WHEREAS, the Borrower and certain of its Subsidiaries have agreed to secure all of their Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of Administrative Agent and the Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property; and
WHEREAS, these Recitals shall be construed as part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01            Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

"Actual Capital Expenditures" means, for any Period, the actual Capital Expenditures of the Loan Parties for such Period.
"Actual Collections" means, for any Period, the actual collections of the Loan Parties during such Period, including collections from any Foreign Subsidiary, relating to accounts receivable and for work performed by the Loan Parties, but excluding any collections from any Disposition.
"Actual Disbursements" means the actual disbursements of the Domestic Subsidiaries during the relevant Period, including all cash outflows from each Domestic Subsidiary including, without limitation, any transfers to any Foreign Subsidiary.
"Actual Fee Disbursements" means the actual disbursements of the Loan Parties with respect to the Loan Parties' professional and advisor fees during the relevant Period.
"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Agreement" means this Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 3, 2015, by and among the Borrower, the Guarantors party hereto, Bank of America, N.A., as Administrative Agent and Lender and the other Lenders from time to time party hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
"Anti-Corruption Laws" means all Laws applicable to the Borrower and its Affiliates concerning or relating to bribery or corruption.
"Anti-Terrorism Laws" means any requirement of Law relating to money laundering or financing terrorism, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act of 1970", 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading with the Enemy Act of 1917 (50 U.S.C. §1 et seq.) and the statutes, executive orders, and regulations administered by OFAC (each as from time to time in effect) and any similar Laws relating to terrorism.
"Applicable Margin" means 6.25% per annum.
"Applicable Percentage" means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender's Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender's Term Loans at such time and (b) in respect of the Revolving Credit Facility, the Applicable Revolving Credit Percentage.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Revolving Credit Percentage" means, in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17.  If the Revolving Credit Commitment of each Revolving Credit Lender has been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Revolving Credit Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Revolving Credit Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.
"Appropriate Lender" means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
"Approved Budget" means the budget prepared by the Borrower and furnished to the Administrative Agent and the Lenders on or prior to the Closing Date and which, in the case of the initial Approved Budget, is approved by, and in form and substance satisfactory to, the Administrative Agent and all of the Lenders and their financial advisors in their sole discretion and attached hereto as Exhibit B, as the same may be updated, modified or supplemented from time to time with the approval of the Administrative Agent and the Required Lenders, as provided in Section 6.18.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"A/R Determination Date" means the 15th and last calendar day of each calendar month.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
"Availability Period" means the period from and including the Closing Date to the Revolving Credit Termination Date.
"Bank of America" means Bank of America, N.A. and its successors.
"Bankruptcy Code" has the meaning assigned to it in the recitals to the Agreement.
"Bankruptcy Court" has the meaning assigned to it in the recitals to the Agreement.
"Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Case or the Subsidiary Chapter 11 Cases.
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", (c) the Eurodollar Rate plus 1.00%, and (d) 2.75% per annum.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
"BP Claim" means that certain claim for damages arising as a result of the explosion of the Macando well on April 20, 2010 and the ensuing oil spill, including under the Oil Pollution Act of 1990 and general maritime law and owing by any of BP, p.l.c., and/or Haliburton Corporation and their respective affiliates.
"Brokerage Agreement" has the meaning specified in Section 6.21(a).
"Budget Variance Report" means a report, in form and detail acceptable to the Administrative Agent and its financial advisor, certified by a financial officer of the Borrower or the Borrower's chief restructuring officer, showing by line item: (a) Actual Collections, (b) Actual Disbursements, (c) Actual Fee Disbursements, (d) Actual Capital Expenditures, and (e) billings of the Loan Parties, in each case, for (i) the Prior Week, (ii) the immediately preceding Cumulative Four Week Period and (iii) the Cumulative Period.  The Budget Variance Report shall include all variances, on a line-item basis, from amounts set forth for such Period in the Approved Budget, and shall include explanations for all material variances.
"Budgeted Capital Expenditures" means, for any Period, the Capital Expenditures of the Loan Parties set forth in the Approved Budget for such Period.
"Budgeted Collections" means, for any Period, all collections in the amounts set forth in the Approved Budget for such Period, including collections from any Foreign Subsidiary, relating to accounts receivable and for work performed by the Loan Parties, but excluding any collections from any Disposition.
"Budgeted Disbursements" means, for any Period, the disbursements of the Domestic Subsidiaries set forth in the Approved Budget for such Period, including all cash outflows from each Domestic Subsidiary, including, without limitation any transfer to any Foreign Subsidiary.
"Budgeted Fee Disbursements" means, for any Period the disbursements of the Loan Parties with respect to the Loan Parties' professional and advisor fees set forth in the Approved Budget during such Period.
"Business Day" means any day other than a Saturday, Sunday, any day on which the Bankruptcy Court is closed, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located.
"Capital Expenditures" means any expenditure by the Borrower or any Subsidiary for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of capital asset in accordance with GAAP, including Maintenance Capital Expenditures.
"Carve-Out" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Carve-Out Escrow" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Case Professionals" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Case Professionals Carve-Out Amount" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Cash Balance" means, on any Business Day, (i) the collected balance of total cash held by the Borrower and its Subsidiaries in Domestic Accounts or Foreign Accounts, as the case may be, including only those deposited funds that have cleared bank processing, less (ii) outstanding payments with respect to such Domestic Accounts or Foreign Accounts, as the case may be, in each case, made by check, debit and wire that have been sent to the payee but not yet cleared bank processing.
"cash collateral" has the meaning ascribed to such term in Section 363(a) of the Bankruptcy Code.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means (a) Dollars; (b) obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state or municipalities having maturities of not more than one year after the date of acquisition or up to $5,000,000 with maturities up to five (5) years after the date of the acquisition; (c) certificates of deposit and LIBOR time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any Lender or any Affiliate of a Lender, or if other than a Lender or an Affiliate of a Lender, any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any Person meeting the qualifications specified in said clause (c); (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition or a fund which purchases such commercial paper; and (f) mutual funds that purchase the types of investments referred to in (a) through (e) above.
"Cash Inflows" means, for any given Week, the amount of Actual Collections in cash for such Week.
"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
"Cash Management Order" means an interim or final order of the Bankruptcy Court, as applicable, in each case in a form satisfactory to the Administrative Agent and each Cash Management Bank, granting the relief requested in the Debtors' Motion for Entry of Interim and Final Orders (I) Authorizing Continued Use of Existing Cash Management System and Bank Accounts; (II) Waiving Certain United States Trustee Requirements; (III) Authorizing Continued Performance of Intercompany Transactions; and (IV) Granting Related Relief, or a motion seeking similar relief.
"Cash Outflows" means, for any given Week, the amount of Actual Disbursements in cash of the Loan Parties for such Week.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Chapter 11 Case" has the meaning assigned to it in the recitals to the Agreement.
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
"Code" means the Internal Revenue Code of 1986.
"Collateral" has the meaning specified in the Security Documents and shall include, without limitation, (i) all collateral described in the Interim Order or the Final Order, as applicable and (ii) all of the existing and after acquired assets of Borrower and the Guarantors, including, without limitation, all fee and leasehold interests in real estate and all personal property of every kind, whether tangible or intangible, all accounts receivable, equipment, inventory, contract rights, general intangibles, intellectual property, commercial tort claims (including, without limitation, the BP Claim), and other assets of the Borrower and the Guarantors, wherever located, and including a pledge of the stock or membership interest pledges of the Borrower's Subsidiaries, as applicable, all avoidance actions under Chapter 5 of the Bankruptcy Code (effective only upon entry of the Final Order), and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds.
"Collateral Coverage Sublimit" means, on any date, the sum of (a) with respect to each vessel then owned by the Borrower or a Subsidiary Guarantor, the Collateral Coverage Amount of each such vessel as set forth on Schedule 1.01(c) hereto, plus (b) 80% of the value of all Domestic Accounts Receivable of the Borrower and the Subsidiary Guarantors (other than unbilled accounts receivable) as of the most recent A/R Determination Date, plus (c) the aggregate balance in the Restricted Cash Collateral Account.
"Committees" means collectively, the official committee of unsecured creditors and any other committee formed, appointed, or approved in the Chapter 11 Case and the Subsidiary Chapter 11 Cases and each of such Committees shall be referred to herein as a Committee.
"Commitment" means a Revolving Credit Commitment and/or Term Commitment, as applicable.
"Commitment Termination Date" means the earliest of (a) the Maturity Date, (b) seven (7) days following the Petition Date (or such later date (that is not more than fifteen (15) days later) as may be agreed to in writing by the Administrative Agent) if the Interim Order has not been entered by the Bankruptcy Court by such date, (c) thirty (30) days following the Petition Date (or such later date (that is not more than fifteen (15) days later) as may be agreed to in writing by the Administrative Agent) if the Final Order has not been entered by the Bankruptcy Court by such date, (d) the date upon which the Interim Order expires, unless the Final Order shall have been entered and become effective by such date, (e) the date the closing of a sale of all or substantially all of the Borrower's assets pursuant to (i) Section 363 of the Bankruptcy Code, (ii) a confirmed plan of reorganization or (iii) a liquidation pursuant to Chapter 7 of the Bankruptcy Code, (f) the effective date of a plan of reorganization, and (g) the Termination Declaration Date.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Control Agreement" means a deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, the Administrative Agent, and the depository, securities intermediary or commodities intermediary, as applicable, each in form and substance satisfactory to the Administrative Agent in its sole discretion and in each event providing to Administrative Agent "control" of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
"Critical Vendor Order" means an interim or final order of the Bankruptcy Court, as applicable, in each case in a form reasonably satisfactory to the Administrative Agent, and consistent with the Approved Budget, granting the relief requested in the Debtors' Motion for Entry of Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors and Granting Related Relief or a motion seeking similar relief.
"Cumulative Period" means the period from the Petition Date through the most recent Week ended.
"Cumulative Thirteen Week Period" means the thirteen-week period up to and through the Saturday of the most recent Week then ended, or if a thirteen-week period has not then elapsed from the Petition Date, the Cumulative Period.
"Debtor Relief Laws" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin plus (iii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to 9.25% per annum.
"Defaulting Lender" means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
"Disposition" or "Dispose" means the sale, transfer, license, lease (as a lessor), farm-out or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Disqualified Assignee" means any of (i) the Borrower, any Guarantor, any Pre-Petition Junior Lender or other holder of Pre-Petition Junior Debt, the Prepetition Junior Agent, any holder of more than ten percent (10%) of the aggregate outstanding Qualified Convertible Indebtedness or any of their Affiliates (other than any Lender on the Closing Date or an Affiliate of such Lender is a holder of Pre-Petition Junior Debt or Qualified Convertible Indebtedness; provided, that such Lender has established a reasonable ethical wall between the persons at such Lender who are responsible for administering the Credit Agreement and the persons responsible for administering the Pre-Petition Junior Debt or the Qualified Convertible Indebtedness), (ii) any natural person, (iii) any Person with whom the Administrative Agent or any Lender is prohibited from entering into a contractual relationship, including without limitation, pursuant to applicable Laws, regulations or internal policies, including Anti-Corruption Laws and Anti-Terrorism Laws or (iv) any Person who is currently the target of any Sanctions, is owned or controlled by a Person currently the target of any Sanctions, is located, organized or residing in, or a national of, any Designated Jurisdiction, or has within the previous five (5) years engaged in any transaction with any Person subject to Sanctions or located, organized or residing in, or a national of, any Designated Jurisdiction.
"Dollar" and "$" mean lawful money of the United States.
"Domestic Account Receivable" means an account receivable that is payable in Dollars in the United States and that is owed by an account debtor that (a) maintains its chief executive office in the United States and (b) is organized under applicable laws of the United States or any state thereof.
"Domestic Accounts" means all deposit, securities and other accounts of the Loan Parties that are located in the United States.
"Domestic Cash Outflows" means, for any given Week, the Cash Outflows made (i) in respect of the domestic operations of the Borrower and its Domestic Subsidiaries, and (ii) for the benefit of any Foreign Subsidiary or its business, in each case, for such Week.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.
"Eastern Hemisphere Remaining Business" means the portion of the Loan Parties' business other than the Noncore Assets based primarily in the Eastern Hemisphere, including without limitation the vessels and other assets listed on Schedule 1.01(d) hereto.
"Eligible Assignee" means any Person other than a Disqualified Assignee that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests other than a net profits based bonus program in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not be Equity Interests prior to conversion or exchange thereof).
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.
"Eurodollar Rate" means the rate per annum equal to the London Interbank Offered Rate ("LIBOR") or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day, and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Property" has the meaning specified in the Security Agreement.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 10.19  and any other "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of state net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any U.S. withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) any U.S. withholding Taxes imposed under FATCA.
"Facility" means the Revolving Credit Facility and the Term Facility, as the context requires.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any law implementing such agreements).
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
"Fee Letter" means the letter agreement, dated March 3, 2015, between the Borrower and the Administrative Agent.
"Final Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Administrative Agent, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless the Administrative Agent and the Required Lenders waive such requirement), together with all extensions, modifications and amendments thereto, in form and substance satisfactory to Administrative Agent, which, among other matters but not by way of limitation, authorizes the Borrower and/or any Domestic Subsidiary to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super priority of the Administrative Agent's and the Lenders' claims.
"Financial Letter of Credit" means a standby letter of credit other than a Performance Letter of Credit.
"Foreign Accounts" means all deposit, securities and other accounts of the Loan Parties that are not Domestic Accounts.
"Foreign Account Receivable" means any account receivable other than a Domestic Account Receivable.
"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Pledge Agreements" means any agreement pledging Equity Interests of a Foreign Subsidiary pursuant to Section 6.13.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Granting Lender" has the meaning specified in Section 10.06(h).
"Guarantee" means, as to any Person (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.
"Guarantor" means, collectively, (a) all Subsidiary Guarantors and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guarantee with respect to all Swap Obligations, the Borrower.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Bank" means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e)            obligations (excluding prepaid interest thereon) of others of the type referred to in clauses (a) through (d) and (f) through (h) of this definition secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by, or is limited in recourse to, the Person granting such Lien;

(f)            capital leases of such Person;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.  The amount of any net obligation under any Swap Contract of any Person on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  The amount of any Indebtedness under clause (e) above shall be the lesser of (i) such outstanding principal amount and (ii) the then fair market value of such property.
"Indemnified Taxes" means Taxes other than Excluded Taxes.
"Indemnitees" has the meaning specified in Section 10.04(b).
"Indemnity Account" has the meaning ascribed to it in the Interim Order (or the Final Order when applicable).
"Indenture" means that certain Indenture dated as of July 18, 2012 by and among Borrower, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (as amended by that certain First Supplemental Indenture, dated October 9, 2012), as in effect on the Closing Date.
"Information" has the meaning specified in Section 10.07.
"Initial Financial Statements" means the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Intercreditor Acknowledgement" means the Intercreditor Acknowledgement, dated as of March 3, 2015, among the Pre-Petition Senior Agent, the Pre-Petition Junior Agent, the Borrower and the Domestic Subsidiaries.
"Interest Payment Date" means, the last Business Day of each calendar month, the Revolving Credit Termination Date and the Term Loan Maturity Date.
"Interim Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Administrative Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit F.
"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"IP Rights" has the meaning specified in Section 5.18.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.
"Key Employee Incentive Order" has the meaning specified in Section 6.19(b).
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than any such agreements that are entered into in respect of a commercial transaction).
"L/C Advance" means, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means each of Bank of America in its capacity as issuer of Letters of Credit hereunder and any other Revolving Credit Lenders or Affiliates thereof selected by the Borrower that agree to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder.
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph hereto.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.  A standby letter of credit may be a Financial Letter of Credit or a Performance Letter of Credit.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.03(h).
"Letter of Credit Sublimit" means $5,000,000 as the same may be reduced from time to time in accordance with Section 2.06(e)(iii).  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, production payment, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Term Loan.
"Loan Documents" means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter, the Subsidiary Guaranty, the Security Documents, the Interim Order, the Final Order, the Intercreditor Acknowledgement, each Secured Hedge Agreement, and each Secured Cash Management Agreement; provided that for purposes of the definition of "Material Adverse Effect" and Articles IV through X (other than Section 8.03, Section 10.04, and Section 10.16), "Loan Documents" shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
"Loan Notice" means a notice of a Revolving Credit Borrowing, which, if in writing, shall be substantially in the form of Exhibit A.
"Loan Parties" means, collectively, the Borrower and each Subsidiary Guarantor.
"Loans" means a collective reference to the Revolving Credit Loans and the Term Loans.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
"Maintenance Capital Expenditures" means expenditures made and liabilities incurred in each case, which are properly capitalized for the normal maintenance (including, without limitation, dry docking and machinery overhauls), but not acquisition, of any property owned or leased by the Borrower or its Subsidiaries, together with the related equipment.
"Management Incentive Payment" means an amount payable in accordance with the Key Employee Incentive Order equal to (a) for the first $20,000,000 of the Obligation Reduction Amount, 0.20% of the total Obligation Reduction Amount; (b) if the Obligation Reduction Amount exceeds $20,000,000 but is less than $40,000,000, 0.40% of the total Obligation Reduction Amount (minus any amounts paid under clause (a)); (c) if the Obligation Reduction Amount exceeds $40,000,000 but is less than $60,000,000, 0.60% of the total Obligation Reduction Amount (minus any amounts paid under clauses (a) and (b)); (d) if the Obligation Reduction Amount exceeds $60,000,000 but is less than $80,000,000, 0.80% of the total Obligation Reduction Amount (minus any amounts paid under clauses (a), (b), and (c)); (e) if the Obligation Reduction Amount exceeds $80,000,000 but is less than $100,000,000, 1.00% of the total Obligation Reduction Amount (minus the amounts payable pursuant to clauses (a), (b), (c) and (d)); and (f) if the Obligation Reduction Amount exceeds $100,000,000 but is less than $120,000,000, 1.20% of the total Obligation Reduction Amount (minus the amounts payable pursuant to clauses (a), (b), (c), (d) and (e)); provided that no such Management Incentive Payment shall be payable unless the Obligation Reduction Amount is at least $20,000,000 prior to July 31, 2015.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of (i) the rights or remedies of the Administrative Agent or any Lender under any Loan Document, (ii) the priority of the Administrative Agent's Liens (on behalf of itself and the Secured Parties) on the Collateral or (iii) the ability of any Loan Party to perform any payment obligations under and pursuant to the terms of, or to perform any of its other material obligations under and pursuant to the terms of, any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, that the filing of the Chapter 11 Case and the Subsidiary Chapter 11 Cases and the effects thereof shall not be a Material Adverse Effect.
"Material Contract" means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) (i) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (ii) involving aggregate consideration payable to or by the Borrower or any of its Subsidiaries of $10,000,000 or more on any single project.
"Maturity Date" means January 31, 2016.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgaged Vessel" means each vessel in which a Borrower or any of its Subsidiaries has granted a Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Vessel Mortgage.
"Mortgages" means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.
"Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which the Borrower or any ERISA Affiliates may have any liability, contingent or otherwise.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Net Cash Proceeds" means, (A) in connection with any Disposition of assets or Recovery Event, the excess, if any, of (i) the sum of cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection therewith (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the amount of Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents) in accordance with the limitations set forth in the Critical Vendor Order; provided, that within five (5) days after the repayment of any such Indebtedness, any Lien with respect to such repaid Indebtedness shall be released to the extent of such repayment, minus (iii) broker fees and commissions and other reasonable and customary out-of-pocket expenses incurred by the Borrower or the applicable Subsidiary in connection therewith and in accordance with the applicable Brokerage Agreements, minus (iv) any reserves which are acceptable to the Administrative Agent and its financial advisor with respect to maritime Liens which have not yet been filed; provided, that (1) the amount of such reserves shall be funded into a deposit account subject to a Control Agreement, (2) to the extent such Liens are not timely filed or paid, such amounts shall not be deducted from Net Cash Proceeds and the funds previously deposited into the deposit account in subclause (1) shall be applied in accordance with Section 2.06(e), and (3) within five (5) days after the repayment of any such Indebtedness, any Lien with respect to such repaid Indebtedness shall be released to the extent of such repayment; and (B) in connection the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
"Noncore Asset Sale Order" has the meaning specified in Section 6.21(a).
"Noncore Assets" means all assets of the Loan Parties not related to the Remaining Business, including, without limitation those vessels listed on Schedule 1.01(n) hereof.
"Note" means a Revolving Credit Note or Term Note, as the context may require.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.
"Obligation Reduction Amount" means, after the Closing Date, the aggregate amount of repayments of Revolving Credit Loans to the extent accompanied by a permanent reduction in the Revolving Credit Commitments and repayments of the Term Loans.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Off-Balance Sheet Liabilities" means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called "synthetic," tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
"Organizational Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
"Outstanding Amount" means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).
"PBGC" means the Pension Benefit Guaranty Corporation.
"PCAOB" means the Public Company Accounting Oversight Board.
"Pemex Contract" means, collectively, (i) that certain contract, dated April 1, 2013, between CDOCI, HOC Offshore, S. DE R.L. DE C.V. and Pemex Exploración Y Producción, (ii) that certain contract, dated May 25, 2013, between CDOCI, HOC Offshore, S. DE R.L. DE C.V. and Pemex Exploración Y Producción, (iii) that certain contract, dated May 29, 2013, between CDOCI, HOC Offshore, S. DE R.L. DE C.V. and Pemex Exploración Y Producción, (iv) that certain contract, dated August 30, 2013, between CDOCI, HOC Offshore, S. DE R.L. DE C.V. and Pemex Exploración Y Producción and (v) any other contract entered into by any Borrower or any of their Subsidiaries and Pemex Exploración Y Producción (or any of its Affiliates).
"Pension Act" means the Pension Protection Act of 2006.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.
"Period" shall mean the Prior Week, the Trailing Four Week Period, the Cumulative Thirteen Week Period or the Cumulative Period, as applicable.
"Permitted Joint Venture" means those Subsidiaries of the Borrower which are joint ventures and which by their terms prohibit the Borrower or its Subsidiary from granting a security interest therein as listed on Schedule 1.01(j).
"Permitted Liens" means Liens of the type described in Section 7.01.
"Permitted Liquidation Subsidiaries" means the Subsidiaries set forth on Schedule 1.01(p).
"Permitted Prior Junior Pre-Petition Liens" mean Liens permitted by the Pre-Petition Junior Loan Documents (to the extent any such Liens were valid, binding, enforceable, properly perfected, non-avoidable and senior in priority to the Pre-Petition Junior Liens as of the Petition Date and Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.
"Permitted Prior Liens" means, collectively, (i) the Permitted Prior Senior Pre-Petition Liens, and (ii) valid, perfected and not avoidable maritime liens under applicable law that are entitled to preferred maritime status for "necessaries" to the extent not in excess of $18.7 million; provided, that with respect to this clause (ii), such liens shall only be Permitted Prior Liens with respect to the value of the vessel they attach to.
"Permitted Prior Pre-Petition Liens" means, collectively, the Permitted Prior Junior Pre-Petition Liens and the Permitted Prior Senior Pre-Petition Liens.
"Permitted Prior Senior Pre-Petition Liens" means Liens permitted by the Pre-Petition Senior Loan Documents (to the extent any such permitted Liens were valid, binding, enforceable, properly perfected, non avoidable and senior in priority to the Pre-Petition Senior Liens as of the Petition Date) and Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.
"Permitted Variance" has the meaning specified in Section 7.19.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Petition Date" has the meaning assigned to it in the recitals to this Agreement.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
"Platform" has the meaning specified in Section 6.02.
"Post-Closing Foreign Subsidiaries" means those Foreign Subsidiaries listed on Schedule 1.01(q).
"Post-Petition" means the time period beginning immediately upon the filing of the Chapter 11 Case.
"Pre-Petition" means the time period ending immediately prior to the filing of the Chapter 11 Case.
"Pre-Petition Indebtedness" means all Indebtedness of the Borrower outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Case other than the Pre-Petition Senior Loan Obligations.
"Pre-Petition Junior Liens" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Pre-Petition Junior Agent" means ABC Funding, LLC or any successor thereto serving in the capacity as the "collateral trustee" or "agent" or in any substantially similar capacity under the Pre-Petition Junior Loan Documents.
"Pre-Petition Junior Debt" means Indebtedness incurred pursuant to Section 7.03(g), and any Indebtedness refinancing, refunding, replacing, renewing, or extending any such Indebtedness incurred pursuant to Section 7.03(l).
"Pre-Petition Junior Lenders" means the lenders under the Pre-Petition Junior Loan Agreement.
"Pre-Petition Junior Loan Agreement" means that certain Amended and Restated Credit Agreement, dated as of May 9, 2014, among the Pre-Petition Junior Agent, the Borrower, and the Pre-Petition Junior Lenders.
"Pre-Petition Junior Loan Documents" has the meaning given to the term Loan Documents in the Pre-Petition Junior Loan Agreement.
"Pre-Petition Junior Loan Obligations" means all "Obligations" under, and as defined in, the Pre-Petition Junior Loan Agreement of any Loan Party and any of their Subsidiaries to the Pre-Petition Junior Agent and the Pre-Petition Junior Lenders pursuant to the Pre-Petition Junior Loan Agreement, and all instruments and documents executed pursuant thereto or in connection therewith.
"Pre-Petition Senior Agent" means the administrative agent under the Pre-Petition Senior Loan Agreement.
"Pre-Petition Senior Lenders" means the lenders under the Pre-Petition Senior Loan Agreement.
"Pre-Petition Senior Liens" has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
"Pre-Petition Senior Loan Agreement" has the meaning assigned to it in the recitals to this Agreement.
"Pre-Petition Senior Loan Documents" has the meaning assigned to the term "Loan Documents" in the Pre-Petition Senior Loan Agreement.
"Pre-Petition Senior Loan Obligations" means all "Obligations" under, and as defined in, the Pre-Petition Senior Loan Agreement of any Loan Party and any of their Subsidiaries to the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders pursuant to the Pre-Petition Senior Loan Agreement, and all instruments and documents executed pursuant thereto or in connection therewith; provided that Pre-Petition Senior Loan Obligations shall not include letter of credit obligations under the Pre-Petition Senior Loan Agreement which have been continued as Letter of Credit Obligations hereunder.
"Prior Week" means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.
"Protective Advance" has the meaning specified in Section 2.04(a).
"Qualified Convertible Indebtedness" means the $86,250,000 principal amount of 5.00% Convertible Senior Notes due 2017 issued by the Borrower pursuant to that certain Indenture dated as of July 18, 2012 by and among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.
"Qualified ECP Guarantor" shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation, appropriation, seizure or similar proceeding or act relating to any asset of the Borrower or any of its Subsidiaries.
"Refinancing" has the meaning ascribed to it in the Interim Order (or the Final Order when applicable).
"Register" has the meaning specified in Section 10.06(c).
"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
"Remaining Business" means collectively, the Eastern Hemisphere Remaining Business and the Western Hemisphere Remaining Business.
"Remaining Business Sale Orders" has the meaning specified in Section 6.21(c)(ix).
"Remedies Notice Period" has the meaning ascribed to it in the Interim Order (or the Final Order when applicable).
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Request for Credit Extension" means (a) with respect to a Borrowing, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
"Required Lenders" means, the Required Revolving Credit Lenders until indefeasible repayment in full, in cash, of the Revolving Credit Facility (other than Letters of Credit which have been Cash Collateralized) and termination of the Revolving Credit Commitments, and thereafter, the Required Term Lenders.
"Required Revolving Credit Lenders" means, as of any date of determination, two (2) or more unaffiliated Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
"Required Term Lenders" means, as of any date of determination, two (2) or more unaffiliated Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
"Responsible Officer" means the chief executive officer, president, chief financial officer, chief restructuring officer, Vice President – Finance, or Vice President – Accounting of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other equivalent action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Cash Collateral Account" means that certain deposit account of the Borrower maintained with Bank of America, N.A. which is subject to the Restricted Cash Collateral Account Control Agreement in favor of the Administrative Agent and under the control and dominion of the Administrative Agent at all times.
"Restricted Cash Collateral Account Control Agreement" means that certain Control Agreement with respect to the Restricted Cash Collateral Account.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
"Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Revolving Credit Facility" means, at any time, the least of (a) aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time, (b) prior to the entry of the Final Order, the maximum amount of Revolving Credit Loans and L/C Obligations permitted by the Interim Order and (c) after the entry of the Final Order, the maximum amount of Revolving Credit Loans and L/C Obligations permitted by the Final Order.
"Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.
"Revolving Credit Loan" has the meaning specified in Section 2.01(a).
"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
"Revolving Credit Termination Date" means the earliest of (a) the Commitment Termination Date, (b) the date of termination of Revolving Credit Lenders' obligations to make Revolving Credit Loans and to incur L/C Obligations or the acceleration of the Total Revolving Credit Outstandings pursuant to Section 8.02 and (c) the date of payment in full, in cash, by Borrower of the Revolving Credit Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the Cash Collateralization of all L/C Obligations, and the permanent reduction of all Revolving Credit Commitments to zero dollars ($0) pursuant to Section 2.07.
"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
"Sanction(s)" means any economic sanction administered or enforced by any applicable jurisdiction, including the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, and Her Majesty's Treasury.
"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.
"Secured Hedge Agreement" means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.
"Secured Parties" has the meaning specified in the Security Documents.
"Security Agreement" means the Security Agreement, dated as of even date herewith, among the Borrower, the other Loan Parties signatories thereto, and the Administrative Agent.
"Security Documents" means the Security Agreement, the Vessel Mortgages, the Mortgages, the Foreign Pledge Agreements, the Control Agreements, the Interim Order, the Final Order, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
"SPC" has the meaning specified in Section 10.06(h).
"Specified Loan Party" means any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 10.19).
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or, other than solely as a result of a contract under which such Person or one or more Persons that otherwise would constitute a Subsidiary of such Person provides management, operation or similar services but does not control the policies of such Person (including the appointment of such management), the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Subsidiary Chapter 11 Cases" has the meaning specified in the recitals.
"Subsidiary Guarantors" means, collectively, all Subsidiaries of the Borrower party to the Subsidiary Guaranty as of the date hereof, and all Subsidiaries of the Borrower which become parties to the Subsidiary Guaranty under Section 6.13, which shall exclude, in each case, the Permitted Joint Ventures and the Permitted Liquidation Subsidiaries.
"Subsidiary Guaranty" means the Guaranty, dated as of even date herewith, made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders.
"Supermajority Lenders" means, the Supermajority Revolving Credit Lenders until repayment in full, in cash, of the Revolving Credit Facility and termination of the Revolving Credit Commitments, and thereafter, the Supermajority Term Lenders.
"Supermajority Revolving Credit Lenders" means, as of any date of determination, two (2) or more unaffiliated Revolving Credit Lenders holding more than 66% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Revolving Credit Lenders.
"Supermajority Term Lenders" means, as of any date of determination, two (2) or more unaffiliated Lenders holding more than 66% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Term Lenders.
"Swap Contract" means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts of a Person, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Borrowing" means a borrowing consisting of simultaneous Term Loans made by each of the Term Lenders pursuant to Section 2.01(b).
"Term Commitment" means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(b) in a principal amount not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Term Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate amount of the Term Commitments is $99,800,000 which is equal to the principal amount of the Pre-Petition Senior Loan Obligations.
"Term Facility" means, at any time (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
"Term Lender" means, at any time, any Lender that has a Term Commitment or holds a Term Loan at such time.
"Term Loan" has the meaning specified in Section 2.01(b).
"Term Loan Maturity Date" means the earliest of (a) the Maturity Date, (b) the date of the closing of a sale of all or substantially all of the Borrower's assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, (c) if a plan of reorganization that has been consented to by the Required Lenders or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents and the Pre-Petition Senior Loan Obligations under the Pre-Petition Senior Loan Agreement and the other Pre-Petition Senior Loan Documents has been confirmed by order of the Bankruptcy Court, the earlier of the effective date of such plan of reorganization or the sixtieth day after the date of entry of such confirmation order and (d) the occurrence of the Termination Declaration Date.
"Term Note" means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made or held by such Term Lender, substantially in the form of Exhibit C-2.
"Termination Declaration Date" means, subject to the Remedies Notice Period and any order of the Bankruptcy Court during the Remedies Notice Period to the contrary, the date on which the Administrative Agent notifies the Borrower in writing, that an Event of Default has occurred and is continuing and the Required Lenders have elected to terminate the Commitments.
"Threshold Amount" means $250,000.
"Total Revolving Credit Outstandings" means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
"Trailing Four Week Period" means the four-week period up to and through the Saturday of the most recent Week then ended, or if a four-week period has not then elapsed from the Petition Date, the Cumulative Period.
"Triggering Event Date" has the meaning specified in the Interim Order and Final Order, as applicable.
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
"Vessel Mortgages" means collectively, each of the vessel mortgages executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.
"Week" means any seven day period commencing on a Sunday and ending on the immediately following Saturday.
"Western Hemisphere Remaining Business" means the portion of the Loan Parties' business other than the Noncore Assets based primarily in the Western Hemisphere, including without limitation the vessels and other assets listed on Schedule 1.01(e) hereto.
"Wholly Owned Subsidiary" means as to any Person, any other Person all of the Equity Interests of which (other than, in the case of a Foreign Subsidiary, directors' qualifying shares or shares required by applicable Law to be held by a Person other than the Borrower or a Subsidiary) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
1.02            Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  The word "or" is not exclusive.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, or if so specified herein, permitted assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03            Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, convertible and exchangeable Indebtedness of the Borrower and its Subsidiaries shall be deemed to be the actual outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, requirement or provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, requirement or provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until such request has been withdrawn or such ratio, requirement or provision so amended, (i) such ratio, requirement or provision shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement or provision made before and after giving effect to such change in GAAP.

(c)            Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04            Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and provided further that in determining the amount of a Letter of Credit, effect shall be given to all decreases thereof to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement.  For purposes of compliance with the provisions of this Agreement, the amount of any L/C Obligations with respect to any Letter of Credit that is denominated in a currency other than Dollars shall also include the equivalent of such amount in Dollars, such equivalent amount thereof in Dollars to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.06, the "Spot Rate" for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01            Loans.

(a)            The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving Credit Commitment, (iii) the aggregate Outstanding Amount of all Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit, (iv) the aggregate Cash Balance of all Domestic Accounts (other than the Restricted Cash Collateral Account) minus all remaining Budgeted Disbursements to be disbursed during the Week in which such Revolving Credit Loan is made, shall not be greater than $3,000,000, and (v) prior to the filing of the nunc pro tunc motion in accordance with Section 6.19(a)(ii) the sum of the Total Revolving Credit Outstandings and the Term Loan shall not exceed $111,500,000.  The unpaid fees, interest and expenses outstanding under the Pre-Petition Senior Loan Agreement shall paid in cash or refinanced by the making of Revolving Credit Loans to the Borrower on the Closing Date in an aggregate amount equal to such specified Pre-Petition Senior Loan Agreement Obligations.  Within the limits of each Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Sections 2.05 and 2.06, and reborrow under this Section 2.01(a).

(b)            The Term Borrowing.  The aggregate principal amount of all Loans (as defined in the Pre-Petition Senior Loan Agreement) outstanding under the Pre-Petition Senior Loan Agreement as of the Closing Date shall be repaid by a single loan owing to each Term Lender (each a "Term Loan") by the Borrower on the Closing Date each in the amount equal to such Term Lender's Term Commitment.   Any amount of the Term Loan that is repaid or prepaid may not be reborrowed.

2.02            Borrowings.

(a)            Each Borrowing of Revolving Credit Loans, shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of any Borrowing.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Section 2.03(c), each Borrowing shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Revolving Credit Loans to be borrowed.

(b)            Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Revolving Credit Percentage of the applicable Borrowing.  Each Revolving Credit Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to any Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)            No further advances or re-borrowings under the Term Facility will be available after the Closing Date.

2.03            Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)
Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender's Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the aggregate Outstanding Amount of all Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	No L/C Issuer shall issue any Letter of Credit, if:
(A)	the expiry date of such requested Letter of Credit would be more than 6 months after the issuance thereof; or
(B)	the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
(iii)	No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)	the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)
except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)	except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;
(E)	such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)
any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)	No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)
No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)
Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)            Procedures for Issuance and Amendment of Letters of Credit

(i)
Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (which shall not be more than 6 months after the proposed issuance date); (D) the name and address of the beneficiary thereof; (E) the documents, if any, to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)
Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)
Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments  and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice and without giving effect to the Borrower's failure to so reimburse such L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)
Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)
With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (without giving effect to the Borrower's failure to reimburse the applicable L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)
Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender's Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice and without giving effect to the Borrower's failure to reimburse the applicable L/C Issuer as provided in this Section 2.03 as a Default for purposes of Section 4.02).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender's Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)
At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)
If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute.  The obligation of the Borrower to reimburse the respective L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)
the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)            Role of L/C Issuer.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses or otherwise in any Loan Document to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft, certificate(s) or other documents strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by such L/C Issuer, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the "Letter of Credit Fee") (i) for each commercial Letter of Credit equal to 7.25% per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to 7.25% per annum times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit issued by such Issuing Lender, at a rate of 12.5 basis points per annum, computed (a) with respect to each commercial Letter of Credit on the amount of such Letter of Credit, and payable upon the issuance thereof, and (b) with respect to each standby Letter of Credit, on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Borrower upon its request.  Such customary fees and standard costs and charges are due and payable within 30 days of demand therefor and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Letters of Credit Issued for Subsidiary Guarantors.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary Guarantor, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiary Guarantors inures to the benefit of the Borrower.

2.04            Protective Advances and Optional Overadvances.

(a)            Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 4.02 are not satisfied, Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time, in Administrative Agent's sole discretion, to make Revolving Credit Loans to, or for the benefit of, Borrower, on behalf of the Revolving Credit Lenders, that Agent deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Obligations on account of Secured Hedge Agreement) (the Loans described in this Section 2.04(a) shall be referred to as "Protective Advances").  Notwithstanding the foregoing, (x) the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $500,000, (y) after giving effect to such Protective Advance, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (z) after giving effect to such Protective Advance, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Applicable Revolving Credit Percentage of such Protective Advance, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving Credit Commitment.

(b)            Each Protective Advance shall be deemed to be a Revolving Credit Loan hereunder.  Each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage times the amount of such Protective Advance.  The amount of such participation may be settled among the Administrative Agent and the Revolving Credit Lenders on the next Borrowing of Revolving Credit Loans or upon demand by the Administrative Agent or Required Revolving Credit Lenders, in which case the Revolving Credit Lenders shall, within one (1) Business Day, pay to the Administrative Agent their Applicable Revolving Credit Percentage of such Protective Advance.  Until such settlement or such payment to the Administrative Agent, all payments on the Protective Advances shall be payable to Administrative Agent solely for its own account.  The Protective Advances shall be repayable on demand, secured by Administrative Agent's Liens, constitute Obligations hereunder, and bear interest at applicable from time to time to Loans that are Base Rate Loans.  The provisions of this Section 2.04 are for the exclusive benefit of Administrative Agent and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

2.05            Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under either Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. on the date of prepayment, (ii) any prepayment shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, (iii) subject to Sections 2.06 and 8.03, such funds shall be applied: (A) first, to prepay Protective Advances, (B) second, the Revolving Credit Loans to the Revolving Credit Lenders on a pro rata basis (without any reduction of the Revolving Credit Commitment), (C) third, to fund the Restricted Cash Collateral Account until the aggregate balance therein is at least equal to $10,000,000, (D) fourth, to the operating account of the Borrower to the extent necessary to increase the Cash Balance of the Domestic Accounts to $7,500,000; and (E) fifth, to repay the Term Loans.  Prepayments pursuant to this Section 2.05 shall not be made with the Net Cash Proceeds of any Disposition of, or Recovery Event with respect to, any assets; it being understood that all such Net Cash Proceeds shall be applied as set forth in Section 2.06 or Section 8.03, as applicable.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Subject to Section 2.17, each such prepayment shall be applied to the respective Facilities in the manner indicated by the Borrower and to the Loans of the Lenders under each applicable Facility in accordance with their respective Applicable Percentages.

2.06            Mandatory Prepayments and Transfers.

(a)            If at any time (i) the Total Revolving Credit Outstandings exceed the Revolving Credit Facility, the Borrower shall immediately prepay (or cause to be prepaid) Revolving Credit Loans or Cash Collateralize the L/C Obligations, or any combination of the foregoing, in an aggregate amount equal to such excess or (ii) as of the close of business on any Friday, the aggregate Cash Balance in the Domestic Accounts (other than the Restricted Cash Collateral Account) exceeds $7,500,000, on the following Business Day, the Borrower shall prepay the Loans in the amount of such excess with such prepayment to be applied in accordance with Section 2.05(iii); provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(a) unless after the prepayment in full of the Revolving Credit Loans, in accordance with the foregoing clauses (i) and (ii), the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time.

(b)            If the Borrower or any of its Subsidiaries receives Net Cash Proceeds from (i) a Disposition of any vessel, any other asset or Collateral or (ii) any Recovery Event, on the Business Day of receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds, the Borrower shall prepay (or cause to be prepaid) the Loans in accordance with Section 2.06(e), by an amount equal to the amount of Net Cash Proceeds so received minus any applicable Management Incentive Payment.  The provisions of this Section do not constitute consent to the consummation of any Disposition not permitted by Section 7.05.

(c)            With respect to any Disposition of assets or Recovery Event, the Borrower shall notify the Administrative Agent thereof on or prior to the date of the applicable Disposition or promptly following the date that the Borrower has actual knowledge that a Recovery Event has occurred.

(d)            If at the end of four consecutive Business Days, the aggregate Cash Balance in the Foreign Accounts exceeds $5,000,000, on the following Business Day, the Borrower shall cause the excess from such Foreign Accounts to be transferred to one or more Domestic Accounts of a Loan Party.  The Borrower shall provide evidence reasonably satisfactory to the Administrative Agent of compliance with the foregoing.

(e)            Prior to the occurrence and continuation of any Default or Event of Default, the proceeds of Collateral required to be prepaid pursuant to the provisions of Section 2.06(b) shall be applied, subject to Sections 2.17 and 8.03, as follows;

(i)	first, to pay to the account of the Administrative Agent and the Revolving Credit Lenders, any outstanding Protective Advances owing to either of them;
(ii)	second, to pay any outstanding fees or expenses of the Administrative Agent, the Issuing Bank, and any Lender;
(iii)	third, to Cash Collateralize any L/C Obligations in an amount equal to 105% of such L/C Obligations;
(iv)	fourth, to the Restricted Cash Collateral Account in an aggregate cumulative amount for all such distributions made after the Closing Date not to exceed $10,000,000;
(v)	fifth, to the prepayment of the Revolving Credit Loans to the Revolving Credit Lenders on a pro rata basis in accordance with their Applicable Revolving Credit Percentages; and
(vi)
last, from and after the repayment in full in cash of all of the Revolving Credit Loans and all interest and fees with respect thereto, the Cash Collateralization of all Letters of Credit, and the termination of the Revolving Credit Commitments, to the prepayment of the Term Loans of the Term Loan Lenders on a pro rata basis in accordance with their Applicable Percentage.

(f)            After the occurrence of a Default or Event of Default, and subject to the Remedies Notice Period, the proceeds of Collateral required to be prepaid pursuant to the foregoing provisions of Section 2.06(b) shall be applied, subject to Section 2.17 in accordance with the payment waterfall set forth in Section 8.03.

(g)            Any prepayment of a Loan pursuant to this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(h)            Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

(i)            No sale or other Disposition of assets referenced in Section 2.06(b) above shall be consummated without the prior written consent of the Administrative Agent and, to the extent the fair market value (determined by reference to the most recent appraisal available to the Administrative Agent, or if no such appraisal is available, as reasonably determined by the Administrative Agent) of the asset(s) to be disposed of in any transaction or series of related transactions exceeds $2,000,000, the Required Lenders (provided that, any Disposition of the Western Hemisphere Remaining Business shall be subject to the prior written approval of the Administrative Agent, the Required Term Lenders, and until indefeasible repayment in full, in cash, of the Revolving Credit Facility (other than Letters of Credit which have been Cash Collateralized) and termination of the Revolving Credit Commitments, the Required Revolving Credit Lenders).

(j)            Upon the application of any Cash Collateral to satisfy any L/C Obligation, the Letter of Credit Sublimit shall be reduced dollar-for-dollar by the amount of such Cash Collateral application.

2.07            Termination or Reduction of Commitments.

(a)            Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, or any combination of them, as the case may be, or at any time or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit, or any combination of them, as the case may be; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender pro rata according to its Applicable Revolving Credit Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.  Except to the limited extent permitted under Section 2.05(iii) (which, for the avoidance of doubt, does not apply to payments from Net Cash Proceeds of any Disposition of, or Recovery Event with respect to, any assets), no repayments of the Term Loans shall be permitted unless all obligations under the Revolving Credit Facility have been repaid in full, all Letters of Credit thereunder Cash Collateralized, and all commitments under the Revolving Credit Facility have been terminated.

(b)            Mandatory.  The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding hereunder is required to be made pursuant to Section 2.06(b) by an amount equal to the Net Cash Proceeds of such Disposition or Recovery Event in excess of such amounts as are applied pursuant Section 2.06(e)(i) through Section 2.06(e)(iv).  On the date of any such reduction, the Borrower shall prepay (or caused to be prepaid) Revolving Credit Loans such that, after giving effect to such reduction of the Revolving Credit Facility, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility.  Each such reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage.

2.08            Repayment of Loans.

(a)            The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of Revolving Credit Loans made to the Borrower outstanding on such date.

(b)            The Borrower shall repay to the Term Lenders the aggregate outstanding principal amount of the Term Loans made to the Borrower on the Maturity Date; provided that, except to the limited extent permitted under Section 2.05(iii) (which, for the avoidance of doubt, does not apply to payments from Net Cash Proceeds of any Disposition of, or Recovery Event with respect to, any assets), no repayments of the Term Loans shall be permitted unless all Obligations under the Revolving Credit Facility have been repaid in full, all Letters of Credit thereunder Cash Collateralized, and all commitments under the Revolving Credit Facility have been terminated.

2.09            Interest.

(a)            Subject to the provisions of subsection (b) below, each Loan under a Facility shall bear interest on the principal amount thereof from time to time outstanding from the applicable borrowing date and until repaid at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)            (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount from time to time outstanding shall, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, thereafter bear interest at a fluctuating interest rate per annum at all times thereafter until paid equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)
If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, or, with respect to any amounts payable solely in respect of Revolving Credit Commitments or Letters of Credit, the Required Revolving Credit Lenders, or, with respect to any amounts payable solely in respect of Term Loans, the Required Term Lenders, and in each case without further notice, motion or application to, hearing before, or order from the Bankruptcy Court,  such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)
Upon the request of the Required Lenders, while any Event of Default exists, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)            Interest on each Loan shall be due and payable by the Borrower in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10            Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Closing Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender, a closing fee equal to 3.0% of such Lender's Revolving Credit Commitments (the "Closing Fee").  The Closing Fee shall be fully earned as of the Closing Date and added to the principal amount of the Revolving Credit Loans.

(b)            Increased Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a fee (the "Increased Commitment Fee") in an amount equal to 1.0% of (i) the amount by which such Revolving Credit Lender's Applicable Revolving Credit Commitment Percentage exceeds such Revolving Credit Lender's "Applicable Revolving Credit Commitment Percentage" under the Pre-Petition Senior Loan Agreement, multiplied by (ii) the aggregate amount of the Revolving Credit Facility.  The Increased Commitment Fee shall be fully earned on the Closing Date and added to the principal amount of the Revolving Credit Loans of each such Revolving Credit Lender.

(c)            Unused Line Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, an unused line fee (the "Unused Line Fee") equal to 1.0% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations.  The Unused Line Fee shall accrue during the Availability Period and be due and payable monthly in arrears on the last Business Day of each calendar month.

(d)            Other Fees.  The Borrower shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11            Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12            Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13            Payments Generally; Administrative Agent's Clawback.

(a)            General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. on the date of such Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)
Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14            Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations (other than Obligations owing under any Secured Hedge Agreement or Secured Cash Management Agreement) in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations (other than Obligations owing under any Secured Hedge Agreement or Secured Cash Management Agreement) in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)
if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.15            [Intentionally Omitted].

2.16            Cash Collateral.

(a)            Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America. Cash Collateral provided by any Defaulting Lender shall be held in a non-interest bearing deposit account.  Cash Collateral provided by the Borrower may be held in any interest-bearing account at the Borrower's election.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.06, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral may agree, subject to the consent of the L/C Issuer, that Cash Collateral shall be held (and not released) to support future anticipated Fronting Exposure or other obligations.

2.17            Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)	Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)
Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans under either Facility or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Unused Line Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)
Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03 and 2.04, the "Applicable Revolving Credit Percentage" of each Revolving Credit Lender that is not a Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment  of such Revolving Credit Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of such Revolving Credit Lender.

(b)            Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

2.18            Super Priority Nature of Obligations and Administrative Agent's Liens.

(a)            The priority of Administrative Agent's Liens on the Collateral owned by the Borrower and each Guarantor that is a Debtor in either the Chapter 11 Case or the Subsidiary Chapter 11 Cases shall be set forth in the Interim Order and the Final Order; provided, that, if any Guarantor commences an insolvency case or similar proceeding under applicable Law, such Guarantor shall seek to have its obligations under the Subsidiary Guaranty acknowledged in such proceeding.

(b)            All Obligations shall constitute administrative expenses of the Borrower and each Subsidiary Guarantor that is a Debtor in either the Chapter 11 Case or the Subsidiary Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c) of the Bankruptcy Code.  Subject only to the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount), such administrative claim shall have priority over any and all administrative expense claims, unsecured claims and costs and expenses against the Borrower and such Subsidiary Guarantors or its respective estate in the Chapter 11 Case or Subsidiary Chapter 11 Cases, as applicable (or any subsequent proceeding or case under the Bankruptcy Code), at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by Law), 1113, 1114 or any other provision of the Bankruptcy Code or otherwise and shall at all times be senior to the rights of the Borrower, the Borrower's estate, such Guarantor or such Guarantor's estate, such  and any successor trustee or estate representative in the Chapter 11 Case or the Subsidiary Chapter 11 Cases, as applicable, or any subsequent proceeding or case under the Bankruptcy Code.  The Liens granted to Lenders on the Collateral owned by the Borrower or any Subsidiary Guarantor that is a Debtor in a Subsidiary Chapter 11 Case, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c) of the Bankruptcy Code (all as more fully set forth in the Interim Order and Final Order) senior to all claims and interests other than (i) the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and (ii) the Permitted Prior Liens.

(c)            The Administrative Agent's Liens on the Collateral and the Administrative Agent's and Lenders' respective administrative claims under Sections 364(c)(l) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and as otherwise set forth in the Interim Order (or the Final Order, when applicable) with respect to the Permitted Prior Liens.  No other Lien having a priority superior to or pari passu with that granted to the Administrative Agent and Lenders (other than the Permitted Prior Liens) shall be granted or approved while any Obligations under this Agreement remain outstanding.

(d)            Except as may otherwise be set forth in the Interim Order and the Final Order with respect to (i) the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and (ii) Permitted Prior Liens, no costs or expenses of administration shall be imposed against the Administrative Agent, the Lenders or any of the Collateral or the Pre-Petition Senior Agent and Pre-Petition Senior Lenders under the Pre-Petition Senior Loan Agreement or the Collateral (as defined in the Pre-Petition Senior Loan Agreement) under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and the Borrower and each Subsidiary Guarantor that is a Debtor in a Subsidiary Chapter 11 Case hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against the Administrative Agent or the Lenders or the Pre-Petition Senior Agent or the Pre-Petition Senior Lenders under the Pre-Petition Senior Loan Agreement.

2.19            Payment of Obligations.  Upon the earlier of the Maturity Date and the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

2.20            No Discharge; Survival of Claims.  The Borrower agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Case (and the Borrower pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the superpriority administrative claim granted to Administrative Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 2.19 and the Liens granted to Administrative Agent pursuant to the Interim Order and Final Order and described in Section 2.19 shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Chapter 11 Case.

2.21            Release.  The Borrower hereby acknowledges effective upon entry of the Final Order, that neither the Borrower nor any of its Subsidiaries has any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower's or its Subsidiaries' liability to repay the Administrative Agent, L/C Issuer or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Administrative Agent, L/C Issuer or any Lender.  The Borrower, on behalf of itself and its bankruptcy estate, and on behalf of all its successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the "Releasing Parties"), hereby fully, finally and forever releases and discharges the Administrative Agent, L/C Issuer and the Lenders and all of the Administrative Agent's, L/C Issuer's and the Lenders' past and present officers, directors, servants, agents, representatives, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the "Released Parties") of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing, in each case other than the rights, claims and obligations arising under this Agreement and the other Loan Documents.

2.22            Waiver of any Priming Rights.  Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, the Borrower hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations (other than the Permitted Prior Liens), or to approve a claim of equal or greater priority than the Obligations (other than the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and the Permitted Prior Liens.

ARTICLE III

 TAXES, YIELD PROTECTION AND ILLEGALITY
3.01            Taxes.

(a)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes or Other Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by the Borrower and Lenders.

(i)
The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)
Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or any Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(d)            Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i) through (v) of this Section 3.01(e) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)	duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)	duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, or

(v)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02            Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid by it.

3.03            Inability to Determine Rates.  If in connection with any request for a Loan for which the interest rate accrues at the Eurodollar Rate component of the Base Rate, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount for a one-month period, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for a one-month period (in each case with respect to clause (a)(i) above, "Impacted Loans"), or (b) the Administrative Agent or the Required Lenders determine what for any reason the Eurodollar Rate for a one-month period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing.

3.04            Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)
subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)	impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)            Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay (or cause to be paid) to such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  Upon request by the Borrower, a Lender or L/C Issuer shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from other borrowers which such Lender or L/C Issuer deems similarly-situated to the Borrower.

(d)            Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.06            Survival.  All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01            Conditions of Initial Credit Extension.  Subject to Section 6.22, the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)            The Administrative Agent's receipt of the following, each of which shall be originals or either copies transmitted by electronic transmission or telecopies (followed, in each case, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)	fully executed counterparts of this Agreement, the Security Agreement, the Intercreditor Acknowledgement and the Subsidiary Guaranty;
(ii)	a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)	the following:
(A)
to the extent not already in the possession of the Administrative Agent, certificates representing the Equity Interests of Cal Dive International Pte. Limited and Cal Dive International (Australia) Pty Limited pledged pursuant to the Security Documents,

(B)
proper financing statements, duly prepared for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the Liens created under the Security Agreement covering the Collateral described in the Security Agreement, and

(C)
completed Lien searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party or any Subsidiary of any Loan Party as debtor, together with copies of such other financing statements.

(iv)
an incumbency certificate executed by the Responsible Officer(s) (other than any chief restructuring officer) of each Loan Party (other than the Post-Closing Foreign Subsidiaries) evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with each Loan Document to which such Loan Party is a party;

(v)
copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, of all resolutions and other appropriate authorizing actions taken or to be taken by or on behalf of each Loan Party (other than the Post-Closing Foreign Subsidiaries) authorizing and approving the execution, delivery and performance of all Loan Documents to which such Loan Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;

(vi)
such Organizational Documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party (other than the Post-Closing Foreign Subsidiaries), and/or certificates of good standing or similar certificates or instruments as the Administrative Agent may reasonably require to evidence that such Loan Party is duly organized or formed, and that the Borrower and each Subsidiary Guarantor is validly existing, in good standing and (if applicable) qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)
a certificate of a Responsible Officer of each Loan Party (other than the Post-Closing Foreign Subsidiaries) either (A) attaching copies of all material consents, licenses and approvals required to be obtained by any Loan Party in connection with the filing of the Chapter 11 Case and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required, in each case, other than the Interim Order and Final Order;

(viii)	evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
(ix)
endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies required to be maintained pursuant to the Loan Documents with respect to the properties of the Borrower and its Subsidiaries forming part of the Collateral.

(b)            [intentionally omitted];

(c)            There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or the Loan Parties' ability to perform any material obligation under any Loan Document or which challenges the Facility or the Pre-Petition Senior Loan Obligations;

(d)            The Administrative Agent shall be satisfied that all Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve's margin regulations;

(e)            [Intentionally Omitted];

(f)            The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require and timely request;

(g)            (i) The Borrower shall pay any fees, expenses, or other amounts invoiced before the Closing Date on the Closing Date concurrently with the making of the initial Credit Extension hereunder, including, without limitation, all fees, interest and expenses of the Pre-Petition Senior Lenders and the Pre-Petition Senior Agent under the Pre-Petition Senior Loan Agreement and as invoiced to the Borrower and (ii) fees and interest due under the Pre-Petition Senior Loan Agreement shall be paid pursuant to a request by the Borrower of a Revolving Credit Loan on the Closing Date and the Administrative Agent is hereby directed by the Borrower to make such payments from the proceeds (or a portion of the proceeds) of such Revolving Credit Loan;

(h)            The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) and of counsel to each of the Lenders (directly to such counsel if requested by such Lender) to the extent invoiced in a reasonably detailed statement and received by the Borrower prior to or at a reasonable time on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings;

(i)            Entry by the Bankruptcy Court of the Interim Order, by no later than seven (7) days after the Petition Date (or such later date (that is not more than fifteen (15) days later) as the Administrative Agent may agree to in writing in its sole discretion) in form and substance satisfactory to the Administrative Agent and the Lenders, among other things, (i) approving the transactions contemplated hereby, (ii) granting the Administrative Agent a first priority perfected security interest in the Collateral on behalf of the Lenders (subject, as to priority only, to the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and the Permitted Prior Liens), and (iii) modifying the automatic stay to permit the creation and perfection of the Administrative Agent's and Lenders' Liens and automatically vacating the automatic stay to permit enforcement of Administrative Agent's and Lenders' default-related rights and remedies under this Agreement, the other Loan Documents and applicable law;

(j)            The "first day" orders described on Schedule 4.01(j) in form and substance reasonably satisfactory to Administrative Agent shall have been entered in the Chapter 11 Case;

(k)            The Administrative Agent and the Lenders shall have received any other information (financial or otherwise) reasonably requested by the Administrative Agent or such Lender which information shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(l)            The Closing Date shall have occurred on or before March 9, 2015.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02            Conditions to all Credit Extensions.  The obligation of each Lender and L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer, after the Closing Date, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)            No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)            The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d)            The Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such proposed Credit Extension, the aggregate Outstanding Amount of all Loans plus the aggregate Outstanding Amount of all L/C Obligations will not exceed the Collateral Coverage Sublimit;

(e)            The Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such proposed Credit Extension, the Borrowing requested would not cause the aggregate Outstanding Amount of the Loans and/or the L/C Obligations to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be;

(f)            (i) For Credit Extensions made on or after the date that is thirty (30) days after the Petition Date (or such later date (that is not more than fifteen (15) days later) as the Administrative Agent may agree in writing in its sole discretion), the Bankruptcy Court shall have entered the Final Order, (ii) the Interim Order or the Final Order, as the case may be, shall not have been vacated, stayed, reversed, modified or amended without the Required Lenders' consent or shall otherwise not be in full force and effect, (iii) no motion for reconsideration of any such order shall have been timely filed and remain pending and (iv) no appeal of any such order shall have been timely filed and remain pending or such order in any respect is the subject of an effective stay pending appeal (whether statutory or otherwise);

(g)            Each of the orders entered by the Bankruptcy Court on or prior to the entry of the Final Order shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, including, without limitation, the provision, by and through such orders of adequate protection for the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders; and

(h)            The aggregate Cash Balance of all Domestic Accounts (other than the Restricted Cash Collateral Account) minus all remaining Budgeted Disbursements to be disbursed during the Week in which such Credit Extension is made, shall not be greater than $3,000,000.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
4.03            Conditions to Use of Restricted Cash Collateral Account.  The Borrower is entitled to request that the Administrative Agent release cash collateral from the Restricted Cash Collateral Account for the purpose of funding disbursements and other expenditures in accordance with the Approved Budget (subject to the Permitted Variance) and the Carve Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve Out Amount).  The obligation of the Administrative Agent to release cash from the Restricted Cash Collateral Account (other than for the funding of the Carve Out (including with respect to Case Professionals, an amount not to exceed the Case Professionals Carve Out Amount) is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the release of such cash collateral, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer, after the Closing Date, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)            No Default or Event of Default shall exist, or would result from such release of cash collateral or from the application of the proceeds thereof;

(c)            The Administrative Agent shall have received a written request for release that is consistent with the requirements hereof;

(d)            The request for release shall be in a minimum amount of $500,000, and shall be received by the time period applicable to, a Revolving Credit Loan requested pursuant to Section 2.02;

(e)            (i) For such releases made on or after the date that is thirty (30) days after the Petition Date (or such later date (that is not more than fifteen (15) days later) as the Administrative Agent may agree in writing in its sole discretion), the Bankruptcy Court shall have entered the Final Order, (ii) the Interim Order or the Final Order, as the case may be, shall not have been vacated, stayed, reversed, modified or amended without the Required Lenders' consent and shall otherwise be in full force and effect, (iii) no motion for reconsideration of any such order shall have been timely filed and remain pending and (iv) no appeal of any such order shall have been timely filed and remain pending or such order in any respect is the subject of a stay pending appeal (whether statutory or otherwise);

(f)            Each of the orders entered by the Bankruptcy Court on or prior to the entry of the Final Order shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, including, without limitation, the provision, by and through such orders of adequate protection for the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders;
(g)            The Revolving Credit Commitment shall not exceed the aggregate outstanding amount of Revolving Credit Loans and L/C Obligations; and

(h)            The aggregate Cash Balance of all Domestic Accounts (other than the Restricted Cash Collateral Account) minus all amounts forecasted to be disbursed in accordance with the Approved Budget during the Week in which such Credit Extension is made, shall not be greater than $3,000,000.

Each request for release of cash collateral from the Restricted Cash Collateral Account (other than for the funding of the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount)) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.03 have been satisfied on and as of the date of such release.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01            Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b)  subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court, has all requisite corporate or equivalent power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02            Authorization; No Contravention.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), other than with respect to the Post-Closing Foreign Subsidiaries, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or equivalent action, and do not and will not (a) violate the terms of any of such Person's Organizational Documents; (b) conflict with or result in any breach of or default (however denominated) under, or the creation of any Lien under, or require any payment to be made under any security issued by, or any loan agreement, indenture or other material agreement to which such Person is a party or which is binding on its properties; (c) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law applicable to it.

5.03            Governmental Authorization; Other Consents.  Other than those consents and approvals to be delivered in accordance with Section 6.22, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents to which it is a party or (c) following delivery of the Security Documents pursuant to Section 6.13 or 6.22, the perfection or maintenance of the Liens created under the Security Documents to which it is a party except for (i) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings or other requisite actions necessary to perfect or establish the priority of Liens created under the Security Documents, to the extent not required by such Security Documents and (iii) entry of the Interim Order (or the Final Order, when applicable).

5.04            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered, and subject to the entry of the Interim Order (or the Final Order, when applicable), will constitute, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms.

5.05            Financial Statements; No Material Adverse Effect; No Internal Control Event; Approved Budget.

(a)            The Initial Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including any such liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2014, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            The Borrower has heretofore furnished to the Administrative Agent the Approved Budget, and such Approved Budget was prepared in good faith based upon assumptions which Borrower believes to be reasonable assumptions at the time made.

(d)            Since the date of the most recent financial statements furnished pursuant to Section 6.01(a) (or, until the date of the initial delivery of financial statements pursuant to such Section, since the date of the Initial Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)            To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Initial Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any material financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.

5.06            Litigation.  Other than the Chapter 11 Case and the Subsidiary Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely to such Loan Party, could reasonably be expected to have a Material Adverse Effect.

5.07            No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under, or in breach of, any Contractual Obligation to which it is a party or by which it is bound, in each case, entered into Post-Petition, that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08            Ownership of Property; Liens.  The Borrower and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially detract from the value thereof to, or the use thereof in, the business of the Borrower and its Subsidiaries.  The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09            Environmental Compliance.

(a)            The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws, and have no liability under any Environmental Laws, except for such non-compliance or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Borrower and its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) necessary for the operation of its business and for the use of any property owned, leased, or otherwise operated by them, except for such Environmental Permits the failure to hold which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            (i) There are no pending or, to the knowledge of the Borrower, threatened, claims against the Borrower or any of its Subsidiaries under any Environmental Laws, and, (ii) neither the Borrower nor any of its Subsidiaries has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10            Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self insurance meeting the same standards is maintained with respect to such risks.

5.11            Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have except to the extent the nonpayment thereof is permitted by the Bankruptcy Code, paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except as set forth on Schedule 5.11. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.  Except as set forth on Schedule 5.11, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party or Subsidiary thereof.

5.12            ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other Pension Plans not otherwise prohibited by this Agreement.

5.13            Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than those created under the Security Documents and any applicable Permitted Liens).  As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14            Margin Regulations; Investment Company Act.

(a)            The Borrower is neither engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)            None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.15            Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is a party or by which the Borrower is bound, and all other matters known to the Borrower, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate, the Approved Budget, or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and the Approved Budget, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time it being recognized by the Administrative Agent and the Lenders that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ substantially from the projected results set forth therein.

5.16            Compliance with Laws.  The Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17            Taxpayer Identification Number.  As of the Closing Date, the Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and after the Closing Date, as disclosed by the Borrower in writing to the Administrative Agent.

5.18            Intellectual Property; Licenses, Etc.  The Borrower and/or its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person unless such failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.  Other than the Chapter 11 Case and the Subsidiary Chapter 11 Cases, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, or any of their use thereof, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19            Permitted Liquidation Subsidiaries.  The Permitted Liquidation Subsidiaries conduct no business operations and hold assets with a fair market value of less than $10,000 in the aggregate.

5.20            Reorganization Matters.

(a)            The Chapter 11 Case was commenced on the Petition Date in accordance with applicable Law and proper notice thereof and the proper notice for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the approval of the Interim Order, and (iii) the hearing for the approval of the Final Order has been or will be given.  Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)            After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount).

(c)            After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only, to (i) the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and (ii) the Permitted Prior Liens.

(d)            The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without the consent of the Administrative Agent.

(e)            Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, including the Remedies Notice Period, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations in accordance with the terms of Section 8.02 and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.

5.21            Off-Balance Sheet Liabilities.  Neither the Borrower nor any of its Subsidiaries has any liability in respect of any Off-Balance Sheet Liabilities.

5.22            Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23            OFAC; Foreign Corrupt Practices Act.

(a)            No Loan Party (i) is currently the target of any Sanctions, (ii) is a Person that is owned or controlled by a Person currently the target of any Sanctions, (iii) is located, organized or residing in, or a national of, any Designated Jurisdiction, or (iv) has within the previous five (5) years engaged in any transaction with any Person subject to Sanctions or located, organized or residing in, or a national of, any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise been or will be made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in, or a national of, any Designated Jurisdiction or subject to Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agent, any L/C Issuer) of Sanctions.

(b)            No Loan Party, nor any Related Party, directly or indirectly, on behalf of any Loan Party or any Subsidiary of any Loan Party, has, in the course of its actions for, or on behalf of, any Loan Party or any Subsidiary of any Loan Party, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or to influence official action; (ii) made or offered or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee, or agent, political party or any official of such party, or political candidate, from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the regulations issued thereunder or other requirements of Law of similar effect; or (iv) made or offered or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or provided or offered anything of value to any foreign or domestic government official or employee.

(c)            The Loan Parties and any Related Party have conducted their business in compliance with Anti-Corruption Laws and Anti-Terrorism Laws.  The Loan Parties have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.  None of the Loan Parties are aware of any investigation, allegation or inquiry related to any actual or alleged violation of Anti-Corruption or Anti-Terrorism Laws or Sanctions.

ARTICLE VI

 AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Subsidiaries to:
6.01            Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)) commencing with the fiscal year ending December 31, 2015, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, and when prepared by the Borrower, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws without any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)            as soon as available, but in any event within 30 days after the end of each month, an accounts payable aging report in form and substance satisfactory to the Administrative Agent in its sole discretion.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02            Certificates; Other Information.  Deliver to the Administrative Agent and each Lender (except as provided in Section 6.02(a)):

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (x) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), and (y) a project completion report (including, if applicable, progress relative to milestones) for all Material Contracts then in effect;

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)            promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request (including, for the avoidance of doubt, operational and financial update calls as reasonably requested by the Administrative Agent or any Lender);

(g)            promptly, and in any event within five Business Days after receipt or issuance thereof by any Loan Party or any Subsidiary thereof, (i) copies of each amendment, material notice, or notice of default or termination related to the Pemex Contract or any Material Contract or (ii) copies of each notice, notice of default, termination, or notice of investigation by any Governmental Authority of Mexico (including, for this purpose, Pemex Exploración Y Producción and any of its Affiliates) relating to the disbarment (or potential or threatened disbarment) of the Borrower or any of its Subsidiaries with respect to performing services for Pemex Exploración Y Producción;

(h)            promptly, and in any event within five Business Days after receipt or issuance thereof by any Loan Party or any Subsidiary thereof, copies of each amendment, material notice, or notice of default or termination related to the Pre-Petition Junior Loan Documents;

(i)            [intentionally omitted];

(j)            promptly, and in any event within five Business Days after receipt by any Loan Party or any Subsidiary thereof, copies of all notices from any third party (including a Governmental Authority) relating to threatened or alleged violations of the Laws referred to in Section 5.23 or Section 6.17, as amended, and the regulations issued thereunder or other requirements of Law of similar effect;

(k)            promptly, and in any event within five Business Days after receipt or issuance thereof by any Loan Party or any Subsidiary thereof, (i) copies of each amendment, material notice, or notice of default or termination related to any Material Contract or (ii) copies of any contract entered into Post-Petition that constitutes a Material Contract;

(l)            promptly upon the Borrower obtaining knowledge that any project related to a Material Contract will be reasonably likely to result in materially negative income;

(m)            copies of any statement, report or notice furnished to any Person pursuant to the terms of the Pre-Petition Junior Loan Documents and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 6.02;

(n)            promptly, and in any event within two Business Days after the end of the Prior Week, evidence of payment of all taxes that are due and payable as of the end of such Prior Week except as otherwise permitted hereunder;

(o)            promptly, and in any event within two Business Days after receipt of or issuance thereof, subject to confidentiality restrictions hereof, any confidential information memoranda, management presentations or similar materials relating to proposed asset sales that have not been previously provided or have been materially changed since the last reporting;

(p)            promptly, and in any event within one Business Day after receipt of or issuance thereof, subject to customary confidentiality restrictions, copies of any bids, offers or other expressions of interest received with respect to any proposed asset sale not previously provided; and

(q)            promptly, and in any event within one Business Day after completion thereof, confirmation of completion of any applicable sale milestone set forth in Section 6.21 and, upon the request of the Administrative Agent, periodic updates with respect to the progress of any sale milestone set forth in Section 6.21.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting by it of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person's securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive or proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials so marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not so marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."
6.03            Notices.  Promptly notify the Administrative Agent and each Lender:

(a)            of the occurrence of any Default;

(b)            of any occurrence or event that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if any of the same resulted in or could be reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Material Contract of the Borrower other than as a result of or in connection with the commencement of the Chapter 11 Case or the Subsidiary Chapter 11 Cases; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) other than the Chapter 11 Case and the Subsidiary Chapter 11 Cases, the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)            of the occurrence of any ERISA Event, upon the Borrower obtaining knowledge thereof;

(d)            of any material change in accounting policies or financial reporting practices by the Borrower and the Subsidiaries taken as a whole;

(e)            of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower's determination at any time of the occurrence or existence of any Internal Control Event;

(f)            any public offering of Equity Interests of the Borrower, each such notice to be delivered to the Administrative Agent not less than five Business Days after the occurrence of such event;

(g)            the occurrence of any "default" or "event of default" under the Pre-Petition Junior Loan Documents other than as a result of or in connection with the commencement of the Chapter 11 Case or the Subsidiary Chapter 11 Cases or the transactions contemplated hereby; and

(h)            the occurrence of (i) other than as a result of or in connection with the commencement of the Chapter 11 Case or the Subsidiary Chapter 11 Cases, any default under the Pemex Contract or (ii) any event under the Pemex Contract that could (A) reasonably be expected to result in the termination of the Pemex Contract or (B) allow Pemex Exploración Y Producción to terminate the Pemex Contract.

Each notice pursuant to this Section 6.03 other than Section 6.03(f) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04            Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05            Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) except as limited by the Bankruptcy Code, preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07            Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, except to the extent reasonable self insurance meeting the same standards is maintained.  Each Loan Party shall cause the Administrative Agent to be named at all times as loss payee for the benefit of the Lenders in respect of each property or casualty insurance policy that such Loan Party is required to maintain under this Section with respect to the Collateral, and at all times as an additional insured party in respect of each liability insurance policy that such Loan Party is required to maintain under this Section.

6.08            Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be, and (c) promptly make available to Administrative Agent, its counsel and any requesting Lender originals or copies of all books and records that Administrative Agent or such requesting Lender may reasonably request, including, without limitation, the work product of any financial advisors, restructuring advisors, sales consultants, investment bankers or other consultants retained by any Loan Party (redacted to exclude any privileged portion and subject to any confidentiality restrictions).

6.10            Inspection Rights; Cooperation.

(a)            Permit the Administrative Agent and each Lender  and any of their officers, employees, consultants, financial advisors, restructuring advisors, agents and other designees to visit and inspect its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with any of its officers, directors, independent public accountants, employees, consultants, financial advisors, restructuring advisors, agents and other designees (in each case, other than with respect to any privileged matters and subject to any confidentiality restrictions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives, independent contractors. officers, employees, consultants, financial advisors, restructuring advisors, agents and other designees) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)            Cooperate with, and provide any information reasonably requested by, the Administrative Agent and its financial advisors or a Lender (redacted to exclude any privileged portion and subject to any confidentiality restrictions).

6.11            Use of Proceeds.  Use the proceeds of the Loans and the proceeds of Collateral solely for the financing of Borrower's ordinary working capital, letter of credit, other general corporate needs, and other amounts set forth in the Approved Budget (subject to the Permitted Variance) including costs of the administration of the Chapter 11 and the Subsidiary Chapter 11 Cases, fees and expenses of professionals retained by the Borrower, subject to the Case Professionals Carve-Out Amount, but excluding in any event the making of any Restricted Payment not specifically permitted by Section 7.06, and for certain other pre-petition expenses that are approved by the Bankruptcy Court and set forth in the Approved Budget, all (other than the portion of the Carve-Out following the Triggering Event Date) in accordance with the Approved Budget (subject to the Permitted Variance).  The Borrower shall not be permitted to use the proceeds of the Loans: (i) for the payment of interest and principal with respect to the Pre-Petition Junior Loan Obligations, the Qualified Convertible Indebtedness or any other Pre-Petition Indebtedness of the Borrower or any other Loan Party (except for: (1) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date; (2) Pre-Petition sales, use and real property taxes; (3) Pre-Petition amounts due in respect of insurance financings; (4) amounts approved in accordance with other "first day" orders as set forth in the Approved Budget (subject to the Permitted Variance) and as otherwise reasonably satisfactory to Administrative Agent (including the Critical Vendor Order and payment of fees and expenses (including fees and expenses of professionals) of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, and subject to the limitations set forth in the Approved Budget, payment of certain expenses (which expenses shall include fees and expenses of professionals) of the Pre-Petition Junior Agent and the Pre-Petition Junior Lenders); (5) cure amounts reasonably acceptable to Administrative Agent and Required Lenders under leases and executory contracts assumed with approval of the Bankruptcy Court; (6) the Pre-Petition Senior Loan Obligations, and (7) other Pre-Petition Indebtedness to the extent authorized by the Bankruptcy Court and set forth in the Approved Budget (subject to the Permitted Variance)) (ii) subject to the Interim Order (or the Final Order, when applicable), to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to (a) the rights, remedies, claims or defenses of Administrative Agent and Lenders under this Agreement, the other Loan Documents, the Interim Order or the Final Order including preventing, hindering or otherwise delaying the exercise of any rights, remedies, claims or defenses by the Administrative Agent or the Lenders under this Agreement, the other Loan Documents, the Interim Order or the Final Order, or (b) the rights, remedies, claims or defenses of the Pre-Petition Senior Agent and Pre-Petition Senior Lenders under the Pre-Petition Senior Loan Documents, including, without limitation, for the payment of any services rendered by the professionals retained by the Borrower or the Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (x) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Pre-Petition Senior Loan Obligations or the Pre-Petition Senior Liens, or the Obligations or the Liens securing same, (y) for monetary, injunctive or other affirmative relief against any Pre-Petition Senior Lender or Pre-Petition Senior Agent or any Lender or Administrative Agent or their respective collateral, or (z) preventing, hindering or otherwise delaying the exercise by any Pre-Petition Senior Lender, Pre-Petition Senior Agent, Lender or Administrative Agent of any rights and remedies under the Interim Order or Final Order, the Pre-Petition Senior Loan Documents, the Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the court or otherwise) by any or all of the Pre-Petition Senior Lenders, the Pre-Petition Senior Agent, the Lenders and the Administrative Agent upon any of their Collateral; provided, that, during the Remedies Notice Period, nothing herein or in the Interim Order (or the Final Order, when applicable) shall limit the ability of the Loan Parties to use the Collateral (subject to the Approved Budget (subject to the Permitted Variance)) to seek use of cash collateral on a non-consensual basis and/or to challenge a Termination (as defined in the Interim Order (or the Final Order, as applicable)); (iii) to make any distribution under a plan of reorganization in the Chapter 11 Case; (iv) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Administrative Agent (unless otherwise set forth in the Approved Budget (subject to the Permitted Variance)); or (v) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase interests in the Borrower or any other Loan Party (including so-called "Topping Fees," "Exit Fees," and similar amounts) without the prior written consent of the Administrative Agent and the Required Lenders (unless otherwise set forth in the Approved Budget (subject to the Permitted Variance)).  Schedule 6.11 contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

6.12            Material Contracts.  Except to the extent non-performance thereof is permitted by the Bankruptcy Code and other than the filing of the Chapter 11 Case and the Subsidiary Chapter 11 Cases and the effect thereof, perform and observe all the terms and provision of each Material Contract to be performed and observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except, in any case described in this Section 6.12, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.13            Collateral; etc.

(a)            Subject to Section 6.22, with respect each direct or indirect Subsidiary of the Borrower (other than Permitted Joint Ventures and Permitted Liquidation Subsidiaries), promptly (i) cause such Subsidiary to become a party to the Subsidiary Guaranty, the Security Agreement and the other Security Documents, (ii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Subsidiary and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.

(b)            Subject to Section 6.22, with respect to any property (other than any Excluded Property) of a Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Guaranty Agreement, the Security Agreement and the other Security Documents or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, including, without limitation, pledge agreements, Control Agreements, Assignments of Earnings and Insurances, Vessel Mortgages, Lien waivers, landlord agreements and bailee agreements, and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject only to applicable Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.

6.14            Governmental Authorizations.  If any filing, notice to, registration with, or consent or other action of any Governmental Authority is required to be made or obtained by the Borrower or any of its Subsidiaries under Law applicable to any of them to permit any Foreign Subsidiary to make payments on any intercompany note made by it or any Restricted Payments to any other Subsidiary or the Borrower, as applicable, promptly take such actions as are reasonably necessary to obtain permission for such Foreign Subsidiary to make such note payments or Restricted Payments without further Governmental Authority approval.

6.15            Compliance with Environmental Laws.  In each case, to the extent that the failure to do or cause to be done any of the following actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.16            Further Assurances.  Promptly upon request by, and receipt of any applicable information and documents from, the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.17            Anti-Corruption and Anti-Terrorism. Ensure that:

(a)            Neither the Borrower nor any of its Affiliates will, directly or indirectly use the proceeds of the Loans:

(i)	for any purpose which would breach the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other similar legislation in other jurisdictions;
(ii)
to fund, finance or facilitate any activities, business or transaction of or with any Person subject to Sanctions or in any Designated Jurisdiction, or otherwise in violation of Sanctions, as such Sanctions are in effect from time to time; or

(iii)	in any other manner that could result in the violation of any applicable Sanctions by the Administrative Agent, any Lender or any L/C Issuer.
(b)            Neither the Borrower nor any of its Affiliates will use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) a Person subject to Sanctions or (ii) any Designated Jurisdiction, to pay or repay any amount owing under any of the Loan Documents.

(c)            The Borrower and each of its Subsidiaries will:

(i)	conduct its business in compliance with Anti-Corruption Laws and Anti-Terrorism Laws;
(ii)	maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Terrorism Laws; and
(iii)	have appropriate controls and safeguards in place designed to prevent any proceeds of any Loan from being used contrary to the representations and undertakings set forth herein.
(d)            The Borrower and each of its Subsidiaries will comply with all foreign and domestic laws, rules and regulations (including the USA PATRIOT Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to the Loan Documents, the transactions contemplated hereby or any Loan Party's execution, delivery and performance of any Loan Document.

6.18            Approved Budget; Additional Reporting.

(a)            The use of Loans by the Borrower under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget, subject to the Permitted Variance.  The initial Approved Budget delivered by the Borrower to the Administrative Agent and the Lenders on the Closing Date shall depict, (x) on a monthly basis, Domestic Cash Outflows, Cash Balances in Foreign Accounts, Cash Balances in Domestic Accounts, Cash Inflows and Cash Outflows, severance payments, payroll and other information for the period from the Closing Date through the Maturity Date, and, (y) on a weekly basis, Domestic Cash Outflows, Cash Balances in Foreign Accounts, Cash Balances in Domestic Accounts, Cash Inflows and Cash Outflows, severance payments, payroll and other information for the period from the Closing Date through July 31, 2015 (the "Initial Weekly Budget Period"), and such initial Approved Budget as attached hereto as Exhibit B and is in form and substance satisfactory to, the Administrative Agent and each of the Lenders and their financial advisors in their sole discretion.  The Approved Budget shall be updated, modified or supplemented (with the consent and/or at the request of the Administrative Agent and the Required Lenders) from time to time, but in any event not less than on a monthly basis (with the delivery to the Administrative Agent being at least seven (7) days prior to the end of each 4-week period commencing as of the Closing Date), and such update, modification or supplement shall be in form and detail consistent with the prior Approved Budget.  Upon approval of each such update, modification or supplement to the Approved Budget by the Administrative Agent and the Required Lenders in their sole discretion, the Approved Budget as so updated, modified or supplemented shall then become the Approved Budget for all purposes hereunder and under the Interim Order and Final Order.  No such update, modification or supplement to any Approved Budget shall be effective until so approved.  In the event that any update, modification or supplement to any Approved Budget is not approved, the existing Approved Budget without giving effect to such update, modification or supplement shall remain in effect.  Each update, modification or supplement to an Approved Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent.  Each Approved Budget shall be prepared in good faith based upon assumptions which the Loan Parties believe to be reasonable and satisfactory to the Administrative Agent and its financial advisors and the Required Lenders.  Not later than four (4) weeks prior to the end of the Initial Weekly Budget Period, the Borrower shall provide a proposed weekly budget (the "Proposed Budget") for the period from August 1, 2015 through the Maturity Date (the "Extended Budget Period"), which shall be in form and detail consistent with the prior Approved Budget.  Upon approval of each such Proposed Budget for the Extended Budget Period by the Administrative Agent and the Required Lenders in their sole discretion, such Proposed Budget shall then become the Approved Budget for all purposes hereunder for the Extended Budget Period and under the Interim Order and Final Order.  The Proposed Budget shall not be effective until so approved.  The Proposed Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent.  The Proposed Budget shall be prepared in good faith based upon assumptions which the Loan Parties believe to be reasonable and satisfactory to the Administrative Agent and its financial advisors and the Required Lenders.  In the event that no Proposed Budget for the Extended Budget Period is approved by the Administrative Agent and the Required Lenders on or before July 31, 2015, a Default and an Event of Default shall be deemed to exist unless, as of July 31, 2015, the sum of the Total Revolving Credit Outstandings and the Term Loans is less than $60,000,000, in which case the then-current Approved Budget for periods after July 31, 2015 shall be converted from a monthly budget to a weekly budget for the Extended Budget Period on a basis reasonably acceptable to the Administrative Agent and the Required Lenders and such budget shall thereupon become the Approved Budget hereunder.

(b)            The Borrower shall deliver to the Administrative Agent and its financial consultant on or before 5:00 p.m. (New York time) on Tuesday of each Week (unless such day is not a Business Day, in which event the next succeeding Business Day): (A) a compliance certificate, in form and substance satisfactory to the Administrative Agent, signed by a financial officer of the Borrower or the chief restructuring officer of the Borrower certifying that (i) the Borrower is in compliance with the covenant contained in Section 7.19 as of the end of the Prior Week, and (ii) no Default or Event of Default has occurred as of the end of the Prior Week or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) a consolidated accounts payable aging report as of the Friday of the Prior Week, (C) a report setting forth the location of each vessel and such other data as may be requested by the Administrative Agent or any Lender, (D) a disbursement register for the Prior Week (which shall include, without limitation, any wire transfers in or out of any Domestic Account), and (E) a Budget Variance Report.  Each of the foregoing shall be in form and detail reasonably satisfactory to the Administrative Agent.

(c)            The Borrower shall deliver to the Administrative Agent and its financial consultant on or before 5:00 p.m. on Friday of each week (unless such day is not a Business Day, in which event the next succeeding Business Day): (A) a cash flow forecast for the 13-week period beginning on the following Monday (the "Consolidated Forecast"), with supporting detail and documentation, in form and detail reasonably satisfactory to the Administrative Agent and its financial advisor and (B) international cash flow forecast for the week beginning on the following Monday with current Cash Balances supporting the Consolidated Forecast (the "International Forecast") with supporting detail and documentation, in form and detail reasonably satisfactory to the Administrative Agent and its financial advisor, (it being understood that the International Forecast may not agree with the Consolidated Forecast).  Each of the foregoing shall be in form and detail reasonably satisfactory to the Administrative Agent.

(d)            The Borrower shall deliver to the Administrative Agent, on or before 12:00 p.m. on Monday of each week (or the next Business Day if Monday is not a Business Day), a certificate, in form and detail satisfactory to the Administrative Agent, signed and certified by a financial officer of the Borrower or the chief restructuring officer of the Borrower setting forth the Cash Balance in each of the Foreign Accounts and Domestic Accounts as of the close of business on each Business Day of the prior week; provided, that, with respect to any Foreign Account with respect to which electronic statements are not available, solely for purposes of reporting under this Section 6.18(d), in lieu of certifying the intra-week Cash Balance in such Foreign Account, a financial officer of the Borrower or the chief restructuring officer of the Borrower may certify as to the "book balance" in such Foreign Account (to be appropriately noted in the certificate delivered and which certification may be via electronic mail) and the actual intra-week daily Cash Balances in each such Foreign Account set forth in such certificate may be certified by the applicable responsible officer of the Borrower (which may be certified by e-mail) and noted as such on any report; provided, that, the financial officer of the Borrower shall certify the Cash Balance (and not solely "book balance") in such Foreign Accounts as of the prior Friday.

(e)            The Borrower shall deliver to the Administrative Agent and its financial consultant on or before the 21st day after the end of each calendar month (unless such day is not a Business Day, in which event the next succeeding Business Day) financial statements for the prior month, including consolidated and regional P&L statements and consolidated balance sheets and consolidated cash flow statements, in form and detail satisfactory to the Administrative Agent and its financial advisor.

(f)            Administrative Agent and Lenders (i) may assume that the Borrower will comply with the Approved Budget (subject to the Permitted Variance), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral other than indirectly through the funding of the Loans or releases from the Restricted Cash Collateral Account in accordance with the terms and conditions hereof) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget.  The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents, and the Interim Order and Final Order.  Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the availability restrictions or other lending limits set forth therein.

6.19            Retention Applications.

(a)            Chief Restructuring Officer.

(i)
On or before March 13, 2015, the Borrower shall engage a chief restructuring officer (the "Proposed CRO") reasonably acceptable to the Administrative Agent and the Required Lenders pursuant to an engagement letter in form and substance satisfactory to the Administrative Agent and the Required Lenders, including scope and term of retention (including, without limitation, that such chief restructuring officer shall report directly to the board of directors of the Borrower).  The Proposed CRO shall be actively engaged and have commenced the work contemplated by the engagement letter, including, without limitation, engaging with the Administrative Agent and the Lenders, by March 13, 2015 and the Borrower shall retain such chief restructuring officer on such terms and conditions until all Obligations have been indefeasibly repaid in full, in cash, and the Revolving Credit Commitments have been terminated except for termination for cause; provided that within 14 days of any such termination for cause, the Borrower shall thereafter comply with the requirements of this Section 6.19(a) with respect to a new chief restructuring officer.

(ii)
On or before March 13, 2015, the Borrower shall file a nunc pro tunc motion in form and substance satisfactory to the Administrative Agent and the Required Lenders to retain the Proposed CRO requesting, on regular notice, the earliest possible date available on the Bankruptcy Court's calendar for hearing and approval of the motion.

(iii)
On or before April 3, 2015, or such later date (which extended date shall not be later than April 10, 2015) solely as a result of scheduling requirements of the Bankruptcy Court, the Bankruptcy Court shall have approved and entered an order, in form and substance satisfactory to the Administrative Agent and the Required Lenders for the retention of the Proposed CRO.

(b)            Management Incentive Plan.  The Borrower may file a motion in form and substance reasonably satisfactory to the Administrative Agent to approve an incentive plan for the chief restructuring officer and other key personnel anticipated to be instrumental in coordinating the Noncore Asset sales (including certain "insiders" (as defined in Section 101(31) of the Bankruptcy Code)) which motion shall include approval for the Management Incentive Payment.  Three or more Business Days prior to filing any such motion seeking approval of a Management Incentive Payment, Borrower shall provide a draft of such motion to Administrative Agent. Any order entered with respect to such motion (the "Key Employee Incentive Order") shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(c)            Appraiser. Within 14 days of the Petition Date, the Borrower shall file a motion to retain an appraiser reasonably satisfactory to the Administrative Agent to appraise the assets associated with the Eastern Hemisphere Remaining Business, including, without limitation each vessel listed on Schedule 1.01(d) hereto.

6.20            Sale of Assets, Brokerage Agreements.

(a)            The Borrower shall, and shall cause each of its Subsidiaries to, market for sale substantially all of the Noncore Assets in accordance with Section 6.21(a) pursuant to Brokerage Agreements entered into after the Petition Date as shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in all respects (it being understood that it is the Borrower's intention to reject any brokerage agreement entered into prior to the Petition Date).

6.21            Sale Milestones.

(a)            Noncore Asset Sales.  The Borrower shall:

(i)
within fifteen (15) days of the Petition Date, enter into one or more brokerage agreements with respect the sale of the Noncore Assets which brokerage agreements shall be with brokers satisfactory to, and on terms and conditions and in form and substance acceptable to the Administrative Agent and the Required Lenders (the "Brokerage Agreements"); and

(ii)	if on or before May 31, 2015, the sale of all Noncore Assets has not been completed, the Borrower shall:
(A)
on or before May 31, 2015, file a bid procedures motion with respect to the remaining Noncore Assets with the Bankruptcy Court, which motion shall be in form and substance satisfactory to the Administrative Agent (which motion may include a provision for a stalking horse bidder);

(B)
on or before June 25, 2015, obtain a bid procedures order from the Bankruptcy Court relating to the remaining Noncore Assets, in form and substance satisfactory to the Administrative Agent (the "Noncore Asset Bid Procedures Order");

(C)
on or before July 15, 2015, select, if applicable, one or more stalking horse bidders with respect to the remaining Noncore Assets and enter into an asset purchase agreement, or similar document, with each such stalking horse bidder, each in form and substance satisfactory to the Administrative Agent (including satisfactory breakup fees, overbid provisions, and diligence requirements);

(D)	on or before July 15, 2015, complete any and all auctions relating to the remaining Noncore Assets in accordance with the Noncore Asset Bid Procedures Order (the "Noncore Asset Auctions");
(E)
within seven (7) days of any Noncore Asset Auction, obtain a sale order from the Bankruptcy Court relating to the sale of such remaining Noncore Assets (such sale orders, collectively, the "Noncore Asset Sale Orders");

(F)
not later than the earlier of (i) fifteen (15) days of the entry of any Noncore Asset Sale Order, and (ii) July 31, 2015, consummate the sale of all remaining Noncore Assets in accordance with this Section 6.21(c) and apply the Net Cash Proceeds from such Noncore Asset sales in accordance with Sections 2.06(b), 2.06(e), 2.06(f) and 8.03;

(b)            Western Hemisphere Remaining Business.  The Borrower shall:

(i)
on or before March 31, 2015, the Borrower shall deliver to the Administrative Agent and the Lenders historical financial statements for the previous three (3) years relating solely to the Western Hemisphere Remaining Business in form and detail reasonably satisfactory to the Administrative Agent;

(ii)
on or before March 31, 2015, deliver "teasers" relating to the sale of the Western Hemisphere Remaining Business to potential purchasers (with a copy of such "teaser" and any related materials to the Administrative Agent and its financial advisor);

(iii)
on or before March 31, 2015, file a bid procedures motion with respect to the Western Hemisphere Remaining Business with the Bankruptcy Court, which motion shall be in form and substance satisfactory to the Administrative Agent (which motion shall include a provision for a stalking horse bidder);

(iv)
on or before May 10, 2015, obtain a bid procedures order from the Bankruptcy Court relating to the Western Hemisphere Remaining Business, in form and substance satisfactory to the Administrative Agent (the "Western Hemisphere Remaining Business Bid Procedures Order");

(v)
on or before June 15, 2015, select a stalking horse bidder with respect to the Western Hemisphere Remaining Business and enter into an asset purchase agreement, or similar document, with such stalking horse bidder, in form and substance satisfactory to the Administrative Agent (including satisfactory breakup fees, overbid provisions, and diligence requirements);

(vi)
on or before June 15, 2015, distribute a confidential information memorandum ("Western Hemisphere CIM") to interested purchasers of the Western Hemisphere Remaining Business (with a copy of the Western Hemisphere CIM and any related materials to the Administrative Agent and its financial advisor);

(vii)
on or before July 25, 2015, complete any and all auctions relating to the Western Hemisphere Remaining Business in accordance with the Western Hemisphere Remaining Business Bid Procedures Order (the "Western Hemisphere Remaining Business Auctions");

(viii)
within seven (7) days of any Western Hemisphere Remaining Business Auction, obtain a sale order from the Bankruptcy Court relating to the sale of the Western Hemisphere Remaining Business (the "Western Hemisphere Remaining Business Sale Order"); and

(ix)
not later than the earlier of (i) thirty (30) days after entry of the Western Hemisphere Remaining Business Sale Order and (ii) August 31, 2015, consummate the sale of the Western Hemisphere Remaining Business and apply the Net Cash Proceeds from such Western Hemisphere Remaining Business sale in accordance with Sections 2.06(b), 2.06(e), 2.06(f) and 8.03.

(c)            Eastern Hemisphere Remaining Business.  The Borrower shall:

(i)
on or before July 31, 2015, deliver to the Administrative Agent and the Lenders vessel and equipment appraisals (including individual vessel appraisals) with respect to the Eastern Hemisphere Remaining Business;

(ii)
on or before July 31, 2015, deliver to the Administrative Agent and the Lenders historical financial statements for the previous three (3) years relating solely to the Eastern Hemisphere Remaining Business in form and detail reasonably satisfactory to the Administrative Agent;

(iii)
on or before July 31, 2015, deliver "teasers" relating to the sale of the Eastern Hemisphere Remaining Business to potential purchasers (with a copy of such "teaser" and any related materials to the Administrative Agent and its financial advisor);

(iv)
on or before July 31, 2015, file a bid procedures motion with respect to the Eastern Hemisphere Remaining Business with the Bankruptcy Court, which motion shall be in form and substance satisfactory to the Administrative Agent (which motion shall include a provision for a stalking horse bidder);

(v)
on or before August 31, 2015, obtain a bid procedures order from the Bankruptcy Court relating to the Eastern Hemisphere Remaining Business, in form and substance satisfactory to the Administrative Agent (the "Eastern Hemisphere Remaining Business Bid Procedures Order");

(vi)
on or before September 1, 2015, distribute a confidential information memorandum ("Eastern Hemisphere CIM") to interested purchasers of the Eastern Hemisphere Remaining Business (with a copy of the Eastern Hemisphere CIM and any related materials to the Administrative Agent and its financial advisor);

(vii)
on or before September 10, 2015, select a stalking horse bidder with respect to the Eastern Hemisphere Remaining Business and enter into an asset purchase agreement, or similar document, with such stalking horse bidder, in form and substance satisfactory to the Administrative Agent (including satisfactory breakup fees, overbid provisions, and diligence requirements);

(viii)
on or before September 25, 2015, complete any and all auctions relating to the Eastern Hemisphere Remaining Business in accordance with the Eastern Hemisphere Remaining Business Bid Procedures Order (the "Eastern Hemisphere Remaining Business Auctions");

(ix)
within seven (7) days of any Eastern Hemisphere Remaining Business Auction, obtain a sale order from the Bankruptcy Court relating to the sale of the Eastern  Hemisphere Remaining Business (the "Eastern Hemisphere Remaining Business Sale Order" and together with the Western Hemisphere Remaining Business Sale Order, the "Remaining Business Sale Orders"); and

(x)
not later than the earlier of (i) thirty (30) days after entry of the Eastern Hemisphere Remaining Business Sale Order and (ii) October 31, 2015, consummate the sale of the Eastern  Hemisphere Remaining Business and apply the Net Cash Proceeds from such Eastern Hemisphere Remaining Business sale in accordance with Sections 2.06(b), 2.06(e), 2.06(f) and 8.03.

(d)            The Borrower shall use best efforts provide the Administrative Agent with copies, for prompt distribution to all Lenders, of any motions, orders or agreements relating to any planned Disposition at least five (5) Business Days (or such shorter time period consented to by the Administrative Agent in its sole discretion) prior to execution thereof or filing with the Bankruptcy Court, as applicable.

(e)            No Disposition of assets referenced above shall be consummated without the prior written consent of the Administrative Agent and, to the extent the fair market value (determined by reference to the most recent appraisal available to the Administrative Agent or, if no such appraisal is available, as reasonably determined by the Administrative Agent) of the asset(s) to be disposed of in any transaction or series of related transactions exceeds $2,000,000, the Required Lenders (provided that, any Disposition of the Western Hemisphere Remaining Business shall be subject to the prior written approval of the Administrative Agent, the Required Term Lenders, and until indefeasible repayment in full, in cash, of the Revolving Credit Facility (other than Letters of Credit which have been Cash Collateralized) and termination of the Revolving Credit Commitments, the Required Revolving Credit Lenders).

(f)            Other than as set forth in this Agreement, the Interim Order (and, when applicable, the Final Order), the provisions of this Section 6.21, including, without limitation the sale milestones, will apply to processes under section 363 of the Bankruptcy Code, a plan of reorganization or otherwise, and the Borrower and each Guarantor that is a Debtor in either the Chapter 11 Case or the Subsidiary Chapter 11 Cases will not seek to amend, modify or waive the milestones in connection with the filing of any plan of reorganization or liquidation or disclosure statement in the Chapter 11 Case or the Subsidiary Chapter 11 Cases without the consent of the Required Lenders or the Supermajority Lenders (as required pursuant to Section 10.01).

6.22            Post Closing Agreements.

(a)            As soon as practicable and, in any event, within thirty (30) days after the Petition Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, with respect to all of the assets of the Borrower and its direct and indirect Subsidiaries (including any Foreign Subsidiary other than Permitted Joint Ventures and Permitted Liquidation Subsidiaries): (i) execute and deliver to the Administrative Agent such documents (including amendments or addendums to the Guaranty Agreement, the Security Agreement or any other Security Documents) or such other documents as the Administrative Agent reasonably deems necessary to guaranty, or ratify or affirm a previous guaranty of the Obligations, to grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected lien and security interest (or equivalent security status under applicable Law) in substantially all assets of the Borrower and each such Subsidiary, (ii) take all actions reasonably requested by the Administrative Agent in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority lien and security interest (or equivalent security status under applicable Law) in such property (subject only to applicable Permitted Liens), including without limitation, (A) the filing of Uniform Commercial Code financing statements, or similar documents, in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent's security interest in the assets of the Borrower and such Subsidiary, (B) the entry into a Vessel Mortgage and all related documents and instruments reasonably requested by the Administrative Agent with respect to each of the vessels owned by the Borrower and/or any of its Subsidiaries, (C) the entry into pledge agreements, Control Agreements, Assignments of Earnings and Insurances, Lien waivers, landlord agreements and bailee agreements, and (D) taking any additional action, including, without limitation, actions within the United States and in foreign jurisdictions with respect to all Collateral reasonably requested by the Administrative Agent in order to perfect (or the equivalent security status under applicable Law) the Administrative Agent's security interest in the Collateral, and to provide the Administrative Agent with "control" (or the equivalent security status under applicable Law) over such Collateral, (iii) with respect each Subsidiary (including each Foreign Subsidiary), promptly (A) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents or new security or pledge agreements as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or equivalent security status under applicable Law) in the Equity Interests of such Subsidiary that is owned by such Loan Party (subject only to applicable Permitted Liens) and (B) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and (iv) deliver to the Administrative Agent  such other documents, instruments, agreements, certificates, filings, and legal opinions relating to the matters described above, all of which shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, that, the Administrative Agent may, in its sole discretion, determine that the expense of certain of the above required actions outweighs the benefit to the Administrative Agent and the Lenders and accordingly may waive such requirements.

(b)            As soon as practicable and, in any event, on or before March 9, 2015 (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause to be delivered to the Administrative Agent each of the following:

(i)
an incumbency certificate executed by the Responsible Officer(s) (other than any chief restructuring officer) of each Post-Closing Foreign Subsidiary evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with each Loan Document to which such Post-Closing Foreign Subsidiary is a party;

(ii)
copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Post-Closing Foreign Subsidiary, of all resolutions and other appropriate authorizing actions taken or to be taken by or on behalf of each Post-Closing Foreign Subsidiary authorizing and approving the execution, delivery and performance of all Loan Documents to which such Post-Closing Foreign Subsidiary is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;

(iii)
such Organizational Documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Post-Closing Foreign Subsidiary, and/or certificates of good standing or similar certificates or instruments as the Administrative Agent may reasonably require to evidence that each Post-Closing Foreign Subsidiary is duly organized or formed, and that such Post-Closing Foreign Subsidiary is validly existing, in good standing and (if applicable) qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(iv)
a certificate of a Responsible Officer of each Post-Closing Foreign Subsidiary either (A) attaching copies of all material consents, licenses and approvals required to be obtained by any Loan Party in connection with the filing of the Chapter 11 Case and the execution, delivery and performance by such Post-Closing Foreign Subsidiary and the validity against such Post-Closing Foreign Subsidiary of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required, in each case, other than the Interim Order and Final Order.

(c)            As soon as practicable and, in any event, on or before March 13, 2015 (as such date may be extended up to March 23, 2015 by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause to be delivered to the Administrative Agent a fully executed copy of the Restricted Cash Collateral Account Control Agreement.

(d)            As soon as practicable, and, in any event on or before March 13, 2015 (as such date may be extended up to March 23, 2015 by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent undated stock powers executed in blank and instruments evidencing any indebtedness pledged thereunder, all indorsed in blank for all of the Equity Interests of Cal Dive International Pte. Limited and Cal Dive International (Australia) Pty Limited.

6.23            Appraisals; Enterprise Valuations.  The Administrative Agent shall be entitled to obtain, from time to time, at the expense of the Borrower, one or more appraisals with respect to any assets of, and/or enterprise valuation with respect to all or any portion of the business of, the Borrower and its subsidiaries.  The Borrower shall cooperate with, provide the information reasonably requested in connection with, and pay the fees and expenses of, such appraisals and valuations and provide any information reasonably requested by the Administrative Agent and/or its appraisers, investment bankers, or other professionals in connection therewith.

6.24            Permitted Liquidation Subsidiaries.  The Permitted Liquidation Subsidiaries shall not engage in any business other than actions necessary for their dissolution.  The dissolution of the Permitted Liquidation Subsidiaries shall be completed as promptly as possible and satisfactory evidence thereof shall be delivered to the Administrative Agent.

ARTICLE VII

 NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
7.01            Liens.  Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens created pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01;

(c)            Liens for taxes, assessments, other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendors', landlords', or other like Liens, including common law maritime Liens or Liens under the Federal Maritime Lien Act or similar state statutes, arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            [Intentionally left blank];

(k)            [Intentionally left blank];

(l)            [Intentionally left blank];

(m)            Liens on leasehold interests of the Borrower or any Subsidiary created by the lessor of the applicable leased premises in favor of a mortgagee of such premises;

(n)            [Intentionally left blank];

(o)            Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(p)            Liens incurred in the ordinary course of business of the Borrower or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii)  for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(q)            [Intentionally left blank];

(r)            [Intentionally left blank];

(s)            Liens in favor of a banking or brokerage institution arising by operation of law or otherwise encumbering deposits or securities (including the right of set-off) held by such institution, in each case which arise in the ordinary course of business in connection with the provision of deposit or security account services and are within the general parameters customary in the banking or brokerage industry;

(t)            Liens existing on the Closing Date securing the Pre-Petition Junior Debt or any Liens granted pursuant to the Interim Order or Final Order; and

(u)            to the extent not contemplated by the foregoing (a) through (t), the Permitted Prior Pre-Petition Liens.
Notwithstanding the foregoing, Liens permitted under this Section 7.01 shall at all times be junior and subordinate to the Liens under the Loan Documents and the Interim Order and Final Order, other than the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and the Permitted Prior Liens.  Notwithstanding the foregoing, upon payment of the claim secured by any Lien permitted under this Section 7.01, the applicable creditor shall release the Lien securing such claim to the extent of such payment within 15 days of such payment.
7.02            Investments.  Make any Investments, except:

(a)            Investments existing on the date hereof and listed on Schedule 7.02;

(b)            Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;

(c)            [intentionally omitted];

(d)            Investments of (i) the Borrower in any Subsidiary Guarantor or subject to the Approved Budget (subject to the Permitted Variance), any other Foreign Subsidiary and (ii) any Subsidiary in the Borrower or in a Subsidiary Guarantor;

(e)            Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled customers and suppliers to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers and suppliers;

(f)            (i) Guarantees permitted by Section 7.03, and (ii) Guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness;

(g)            [intentionally omitted];

(h)            [intentionally omitted];

(i)            cash Investments consisting of Capital Expenditures permitted pursuant to Section 7.12 in accordance with the Approved Budget (subject to the Permitted Variance);

(j)            [intentionally omitted]

(k)            any Investments received solely in exchange for Equity Interests consisting of common stock of the Borrower (excluding any Equity Interests that would constitute Indebtedness);

(l)            [intentionally omitted]; and

(m)            Investments consisting of intercompany Indebtedness permitted to be incurred under, and complying with the requirements of, Section 7.03.

7.03            Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness existing on the date hereof and listed on Schedule 7.03(b);

(c)            [intentionally omitted];

(d)            [intentionally omitted];

(e)            Indebtedness in respect of capital leases, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and in accordance with the Approved Budget (subject to the Permitted Variance);

(f)            unsecured Indebtedness that is subordinated to the Obligations in a manner satisfactory to the Administrative Agent in its sole discretion and subject to the Approved Budget (subject to the Permitted Variance);

(g)            Indebtedness of the Borrower outstanding under the Pre-Petition Junior Loan Documents in an aggregate principal amount of $100,000,000 plus accrued and unpaid interest thereon and fees and expenses payable thereunder;

(h)            [intentionally omitted];

(i)            Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any Subsidiary; provided that in each case such Indebtedness shall be (A) permitted by Section 7.02 and (B) subordinated to the Obligations on the terms set forth on Annex I to the Subsidiary Guaranty, or on other terms reasonably acceptable to the Administrative Agent;

(j)            [intentionally omitted];

(k)            unsecured Indebtedness in respect of letters of credit, bank guarantees, surety bonds, performance bonds, warranty bonds, bid bonds and similar obligations, in each case, supporting international operations of the Borrower and its Subsidiaries, as set forth in the Approved Budget (subject to the Permitted Variance);

(l)            [intentionally omitted];

(m)            [intentionally omitted];

(n)            [intentionally omitted];

(o)            Qualified Convertible Indebtedness in an aggregate principal amount not to exceed $86,250,000, plus accrued and unpaid interest thereon and fees and expenses payable thereunder;

(p)            [intentionally omitted]; and

(q)            Indebtedness incurred by Foreign Subsidiaries listed on Schedule 7.03(b).

No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than the Obligations and, solely to the extent consistent with the Approved Budget (subject to the Permitted Variance), pre-petition obligations payable pursuant to an order of the Bankruptcy Court.
Notwithstanding the foregoing, and except for the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount), no Indebtedness under this Section 7.03 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the Administrative Agent and the Lenders as set forth herein and in the Interim Order and Final Orders.
7.04            Fundamental Changes.  Other than (i) a merger of the Borrower or a Domestic Subsidiary to effectuate a reincorporation or statutory conversion in another state of the United States or (ii) a statutory conversion in any state of the United States, in either case upon at least 30 days' prior written notice to the Administrative Agent, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)            any Subsidiary may merge with or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with or dissolving into another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b)            any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor;

(c)            [intentionally omitted]; and

(d)            the Borrower or any Subsidiary may Dispose of all of the Equity Interests of any Subsidiary in accordance with Section 7.05(n).

7.05            Dispositions.  Make any Disposition or enter into any agreement to make any Disposition other than

(a)            in accordance with the Noncore Asset Sale Order or the Remaining Business Sale Orders, as applicable, so long as (i) such Disposition is made in accordance with the terms of Section 6.21, (ii) such Disposition has been approved in writing by (x) the Administrative Agent, (y) to the extent the fair market value (determined by reference to the most recent appraisal available to the Administrative Agent or, if no such appraisal is available, as reasonably determined by the Administrative Agent) of the asset(s) to be disposed of in any transaction or series of related transactions exceeds $2,000,000, the Required Lenders (provided that, any Disposition of the Western Hemisphere Remaining Business shall be subject to the prior written approval of the Administrative Agent, the Required Term Lenders, and until indefeasible repayment in full, in cash, of the Revolving Credit Facility (other than Letters of Credit which have been Cash Collateralized) and termination of the Revolving Credit Commitments, the Required Revolving Credit Lenders), and (iii) the Net Proceeds of each such Disposition shall be applied in accordance with Section 2.06(b), 2.06(e), 2.06(f) and 8.03, as applicable.

(b)            (i) Dispositions permitted by Section 7.04 and (ii) Restricted Payments permitted by Section 7.06.

(c)            any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority, in each case, so long as the Net proceeds of each such Disposition shall be applied in accordance with Section 2.06(b), 2.06(e), 2.06(f) and 8.03, as applicable.

7.06            Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Subsidiary may declare and make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.

7.07            Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the date hereof or any business reasonably related or incidental thereto other than any activities associated with a wind-down of the Loan Parties' business.

7.08            Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions as follows so long as such transactions are in accordance with the Approved Budget (subject to the Permitted Variance):  (i) transactions between the Borrower and any Subsidiary Guarantor or between and among any Subsidiary Guarantors; (ii) any Restricted Payment permitted by Section 7.06; (iii) Investments permitted under Section 7.02(d); (iv) loans and advances permitted under Section 7.02(c) and Guarantees permitted under Section 7.02(f); (v) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors; (vi) the performance of any agreement set forth under Schedule 7.08 and as in effect on the date hereof or as otherwise in a form as provided on such Schedule; and (vii) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary.

7.09            Burdensome Agreements.  Except for restrictions and conditions (1) imposed by Law, (2) existing on the date hereof (in the case of documents governing Indebtedness listed on Schedule 7.03), (3) of a customary nature contained in agreements relating to the Disposition of a Subsidiary otherwise permitted under this Agreement pending such Disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be Disposed of, or (4) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the Disposition or distribution of assets of such joint venture, enter into any Contractual Obligation (other than this Agreement or any other Loan Document, or any related document, instrument or agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or permit to exist Liens on its property to secure the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any such limitations contained in the Pre-Petition Junior Loan Documents as in effect on the Closing Date, and the foregoing clause (iii) shall not (A) prohibit any negative pledge incurred or provided in the Pre-Petition Junior Loan Documents as in effect on the Closing Date or in favor of any holder of a Lien permitted by Section 7.01(f), (i), or (t) and secured Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (B) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof; or (b) except for the Pre-Petition Junior Loan Documents as in effect on the Closing Date, requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.  In addition, no Loan Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, capital leases, or licenses which prohibit Liens upon the assets that are subject thereto.  The prohibition provided for in this Section 7.09 specifically includes, without limitation, any effort by the Borrower, any Committee, or any other party-in-interest in the Chapter 11 Case to prime or create pari passu to any claims, Liens or interests of the Administrative Agent and Lenders any Lien (other than the Carve-Out (including, with respect to Case Professionals, an amount not to exceed the Case Professionals Carve-Out Amount) and the Permitted Prior Liens) irrespective of whether such claims, Liens or interests may be "adequately protected".

7.10            Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11            Collateral Coverage Sublimit.  Permit the aggregate Outstanding Amount of all Loans plus the aggregate Outstanding Amount of all L/C Obligations at any time to exceed the Collateral Coverage Sublimit.

7.12            Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure in the ordinary course of business other than as set forth in the Approved Budget (subject to the Permitted Variance) other than any Capital Expenditure relating to the vessel the Uncle John which Capital Expenditure is covered by the Borrower's insurance policies.

7.13            Amendment of Organizational Documents, Pre-Petition Junior Loan Documents and Material Contracts.  (a) Amend any of its Organizational Documents, (b) amend, supplement, modify or restate any of the Pre-Petition Junior Loan Documents, or (c) amend, supplement, modify or restate any Material Contract in a manner adverse to the rights or interests of the Borrower or any of its Subsidiaries which is a party thereto or adverse to the rights or interests of Administrative Agent and the Lenders.

7.14            Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) as the Borrower reasonably deems necessary to comply with any Law, or (b) fiscal year.

7.15            Prepayments, Etc. of Indebtedness.  Except pursuant to the Approved Budget, Borrower shall not make any payment on account of, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Pre-Petition Indebtedness other than (i) the Pre-Petition Senior Loan Obligations and (ii) prior to the occurrence during the continuance of an Event of Default and solely in accordance with the Approved Budget (subject to Permitted Variance) payment of (A) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date, (B) Pre-Petition sales, use and real property taxes, (C) Pre-Petition amounts due in respect of insurance financings, (D) amounts approved in accordance with other "first day" orders reasonably satisfactory to the Administrative Agent (including the Critical Vendor Order and payment of fees and expenses (including fees and expenses of professionals) of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, and subject to the limitations set forth in the Approved Budget, payment of certain expenses (which expenses include fees and expenses of professionals) of the Pre-Petition Junior Agent and the Pre-Petition Junior Lenders), (E) cure amounts reasonably acceptable to Agent under assumed leases and executory contracts and (F) other Pre-Petition Indebtedness to the extent authorized by the Bankruptcy Court and set forth in the Approved Budget (subject to the Permitted Variance).

7.16            Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture after the Petition Date.

7.17            Off-Balance Sheet Liabilities.  Create, incur, assume or suffer to exist any Off-Balance Sheet Liabilities.

7.18            Sanctions.  Directly or indirectly, in violation of any applicable Laws use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, the Borrower knew to be the subject of Sanctions, or in any other manner that will knowingly result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

7.19            Budget Compliance Covenants.

(a)            Pay any expense or other disbursement other than those set forth in the Approved Budget (other than the Carve-Out after the Triggering Event Date) outside of the following variances (the "Permitted Variance");

(i)
permit Actual Collections to be less than 85% of Budgeted Collections for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date; provided, that, if Actual Collections are less than 85% of Budgeted Collections for any Trailing Four Week Period set forth in the Approved Budget solely as a result of a delay in receipt of one or more identifiable receivables(s) that were projected to be received during such Trailing Four Week Period in the Approved Budget, so long as such receivable(s) are received not more than 14 days after the end of such Trailing Four Week Period, such receivable(s) shall be treated as having being received during such Trailing Four Week Period solely for purposes of compliance with this Section 7.19(a);

(ii)
permit the shortfall of Actual Collections to Budgeted Collections for the periods commencing on the Petition Date and ending as of each of (i) the first full Week following the Petition Date, (ii) the second full Week following the Petition Date, and (iii) the third full Week following the Petition Date, to be more than $2,500,000;

(iii)
permit Actual Disbursements to be more than 115% of Budgeted Disbursements for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date; provided that, to the extent that, in any Trailing Four Week Period (the "Subject Period"), Actual Disbursements are less than Budgeted Disbursements (the amount of such difference, the "Variance"), the Budgeted Disbursements solely for the succeeding Trailing Four Week Period (but not, for the avoidance of doubt, any successive Trailing Four Week Period) shall be increased by an amount equal to (A) for the Subject Period that is the first four-week period after the Petition Date, the Variance, (B) for the Subject Period that is the second four-week period after the Petition Date, the lesser of (1) twenty percent (20%) of Budgeted Disbursements for the Subject Period and (2) the Variance, and (C) for each subsequent Subject Period, the lesser of (1) ten percent (10%) of Budgeted Disbursements for the Subject Period and (2) the Variance;

(iv)
permit the overage of Actual Disbursements to Budgeted Disbursements for the periods commencing on the Petition Date and ending as of each of (i) the first full Week following the Petition Date, (ii) the second full Week following the Petition Date, and (iii) the third full Week following the Petition Date, to be more than $3,000,000;

(v)
permit Actual Fee Disbursements to be more than 115% of Budgeted Fee Disbursements for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date; provided, that in addition to the variances set forth solely in this subclause (v), the Loan Parties shall be entitled to carry forward any excess of budgeted over actual disbursements for professional fees and expenses in any Period to the succeeding Periods set forth in the Approved Budget until such excess is reduced to zero dollars ($0)) and such carried forward amount shall be added to the Permitted Variance in this subclause (v);

(vi)	permit Actual Fee Disbursements to be more than 130% of Budgeted Fee Disbursements for the period commencing on the Petition Date and ending the first full Week after the Petition Date;
(vii)
permit Actual Fee Disbursements to be more than 120% of Budgeted Fee Disbursements for (i) the Second full Week following the Petition Date and (ii) the third full Week following the Petition Date; provided, that in addition to the variances set forth solely in this subclause (vii), the Loan Parties shall be entitled to carry forward any excess of budgeted over actual disbursements for professional fees and expenses in any Period to the succeeding Periods set forth in the Approved Budget until such excess is reduced to zero dollars ($0)) and such carried forward amount shall be added to the Permitted Variance in this subclause (vii);

(viii)	permit Actual Capital Expenditures to be more than 115% of Budgeted Capital Expenditures for any Cumulative Thirteen Week Period set forth in the Approved Budget; and
(ix)
permit billings to any customer of the Loan Parties, including, without limitation pursuant to the Pemex Contract, to be less than, as of the end of each time period set forth on Schedule 7.19, the applicable billings amount for such customer set forth under the heading "Minimum Billings"; provided, that the Borrower shall be entitled to the applicable cure periods as set forth therein.

7.20            Chapter 11 Claims.  No Loan Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Agent and Lenders against the Borrower, except as set forth in Section 2.18.

ARTICLE VIII

 EVENTS OF DEFAULT AND REMEDIES
8.01            Events of Default.  Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Loan Party, and subject to Section 8.02, any of the following shall constitute an Event of Default:

(a)            Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05, 6.10, 6.12, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or Article VII.

(c)            Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date on which the Borrower or such Loan Party obtains, or reasonably should have had, knowledge of such failure and (ii) the date on which the Borrower or such Loan Party receives notice thereof from the Administrative Agent; or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default.  Except for defaults occasioned by the filing of the Chapter 11 Case and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party from complying or permits any Loan Party not to comply, (i) the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Judgments.  There is entered against the Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(g)            ERISA.  (i) An ERISA Event occurs that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject the Borrower or any Subsidiary to liability individually or in the aggregate in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(h)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i)            [Intentionally Omitted];

(j)            [Intentionally Omitted];

(k)            Pre-Petition Junior Debt. (i) Any Loan Party makes any payment, whether in principal, interest, premiums or fees, in respect of any Pre-Petition Junior Debt, Qualified Convertible Indebtedness or Subordinated Debt, or makes any other payment thereon, in any such case, that is not allowed under the terms of this Agreement, the Interim Order or the Final Order, or (ii) any Loan Party amends, supplements or otherwise modifies any Pre-Petition Junior Loan Document or any document governing Qualified Convertible Indebtedness of Subordinated Debt that is not allowed under, or otherwise violates or breaches, the provisions of this Agreement.

(l)            Chapter 11 Defaults.  The occurrence of any of the following in the Chapter 11 Case:

(i)
the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any Loan Party in the Chapter 11 Case: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement without the prior written consent of the Required Lenders unless such financing is proposed to refinance the Obligations in full in cash; (B) to grant any Lien other than Permitted Liens upon or affecting any Collateral; (C) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of the Administrative Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and the Required Lenders; or (D) adverse to the Administrative Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral including challenging the priority and/or validity of the Pre-Petition Senior Liens;

(ii)
the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by a Loan Party (A) to which the Administrative Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims or (B) that does not provide for the payment in full of the Obligations on the effective date thereof;

(iii)
the entry of an order in the Chapter 11 Case confirming a plan of reorganization that (A) is not acceptable to the Administrative Agent in its sole discretion or (B) does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(iv)
the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order, the Final Order without the written consent of the Required Lenders, the filing of a motion for reconsideration by the Borrower or any Guarantor with respect to the Interim Order or the Final Order or the filing of a motion for reconsideration by any other Person (other than the Administrative Agent or any Lender) with respect to the Interim Order or the Final Order which motion is granted by the Court;

(v)
the Final Order is not entered within 30 days of the Petition Date (or such later date (that is not more than fifteen (15) days later) as the Administrative Agent may agree in writing in its sole discretion);

(vi)	the payment of, or application for authority to pay, any Pre-Petition Indebtedness unless otherwise set forth in the Approved Budget (subject to the Permitted Variance);
(vii)
the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against the Administrative Agent, any Lender or any of the Collateral or against the Pre-Petition Senior Agent, any Pre-Petition Senior Lender or any Collateral (as defined in the Pre-Petition Senior Loan Agreement) other than the Carve-Out and in respect of the Permitted Prior Liens;

(viii)
the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Borrower; or the sale without the Administrative Agent and Lenders' consent, of all or substantially all of the Borrower's assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case, or otherwise that does not provide for payment in full in cash of the Obligations and the Pre-Petition Senior Loan Obligations and termination of Lenders' commitment to make Loans;

(ix)
the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(x)
the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case involves a claim of $250,000 or more (other than (1) solely for the purpose of allowing such creditor to determine the liquidated amount of its claim or (2) to permit the commencement of or prosecution of a proceeding to collect solely against an insurance company);

(xi)
the commencement of a suit or action against Administrative Agent or any Lender relating to any Loan Party or any portion of the Collateral or to any Loan Document, and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for thirty (30) days after service thereof on Administrative Agent or such Lender, that asserts or seeks by or on behalf of Borrower, the Environmental Protection Agency, any state environmental protection or health and safety agency, any official committee in the Chapter 11 Case or any other party in interest in the Chapter 11 Case, (A) a claim in excess of $250,000, (B) any legal or equitable remedy that would have the effect of subordinating any or all of the Obligations or Liens of Administrative Agent or any Lender under the Loan Documents, the Pre-Petition Senior Loan Obligations or the Pre-Petition Senior Liens to any other claim other than the Carve Out, the Permitted Prior Liens or, with respect to the Pre-Petition Senior Loan Obligations or Pre-Petition Senior Liens, the Obligations and the Liens under the Loan Documents, (C) would otherwise have a Material Adverse Effect, or (D) have a material adverse effect on the rights and remedies of Administrative Agent or any Lender under any Loan Document or the collectability of all or any portion of the Obligations or the Pre-Petition Senior Loan Obligations;

(xii)
the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Pre-Petition Senior Loan Obligations owing under the Pre-Petition Senior Loan Agreement or the other Pre-Petition Senior Loan Documents;

(xiii)	the failure of Borrower to perform any of its obligations under the Interim Order, the Final Order or the Cash Management Order;
(xiv)
the entry of an order in the Chapter 11 Case granting any other super priority administrative claim or Lien equal or superior to that granted to Administrative Agent, on behalf of itself and Lenders, other than as expressly set forth in the Interim Order (or the Final Order, when applicable);

(xv)
absent the written consent of the Administrative Agent at the direction of the Required Lenders or as otherwise permitted hereunder, entry by the Bankruptcy Court of an order under Section 363 or 365 of the Bankruptcy Code authorizing or approving the sale or assignment of a material portion of any of any Loan Party's assets.

(xvi)	the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;
(xvii)
the Borrower shall have submitted a Loan Notice or a Request for use of cash collateral from the Restricted Cash Collateral Account pursuant to Section 4.03 at any time the conditions precedent set forth in Section 4.02 or Section 4.03, as applicable, are not met (if the Administrative Agent honored such Borrowing request) unless waived by the Administrative Agent and the Lenders in accordance with the terms hereof;

(xviii)
the failure of the Borrower to comply with any order of the Bankruptcy Court, including, without limitation any order instructing any Loan Party of any of their Subsidiaries to return a vessel to port;

(xix)	the Borrower shall be unable to pay any Post-Petition obligation, including without limitation, all administrative expense claims, in full in cash;
(xx)
the proposal of any sale of all or substantially all of the Borrower or any Subsidiary's assets (either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan or reorganization in the Case, or otherwise) that does not preserve the Lenders' rights to credit bid their claims;

(xxi)
any arrest, seizure, expropriation, attachment, sequestration, distress or execution that remains in effect for five (5) Business Days or longer and which affects (A) any vessel of the Borrower or Guarantors or (B) any other assets of the Borrower or Guarantors which has an aggregate fair market value greater than $250,000;

(xxii)	the termination or commencement of liquidation of the Borrower's or any material Guarantor's business other than asset sales in accordance with Section 6.21, 7.04 or 7.05 hereof;
(xxiii)
any non-monetary judgment or order with respect to a post-petition or post-filing event shall be rendered against Borrower or any Loan Party which does or would reasonably be expected to cause a Material Adverse Effect; or

(xxiv)	the expiration of the Interim Order unless the Final Order has been entered and is effective.
8.02            Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            subject to the Remedies Notice Period, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d)            subject to the Remedies Notice Period, exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

(e)            subject to the Remedies Notice Period, terminate, reduce or restrict any right or ability of the Borrower to use any cash collateral (other than as expressly set forth in the Interim Order or the Final Order, as applicable, during the Remedies Notice Period);

(f)            subject to the Remedies Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Administrative Agent and Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to Administrative Agent's designees in accordance with and subject to Section 365 of the Bankruptcy Code);

(g)            subject to the Remedies Notice Period, enter onto the premises of any Loan Party in connection with an orderly liquidation of the Collateral; or

(h)            subject to the Remedies Notice Period, exercise any rights and remedies provided to Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Lenders to exercise their remedies under this Agreement and the Loan Documents, without further notice, application or motion to, hearing before, or order from, the Bankruptcy Court.

Upon the occurrence of an Event of Default and the exercise by Administrative Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, Borrower shall assist Administrative Agent and Lenders in effecting a Disposition of the Collateral upon such terms as are acceptable to the Agent and Required Lenders and shall assist the Administrative Agent in obtaining, and shall provide the Administrative Agent with, access during normal business hours and the rights to use, at no cost or expense, all real property owned or leased by the Loan Parties to the extent necessary, appropriate or reasonably requested in order to sell, lease or otherwise dispose of any of the Collateral.
8.03            Application of Funds.  (a) After the occurrence of an Event of Default and upon the election of the Administrative Agent or the Required Lenders, (b) after the exercise of remedies provided for in Section 8.02, or (c) after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such, and then to payment of any outstanding Protective Advances;
Second, to establish and fund the Carve-Out Escrow;
Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Unused Line Fees and Letter of Credit Fees) payable to the Revolving Credit Lenders in connection with their Revolving Credit Commitments and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Unused Line Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Revolving Credit Lenders in connection with their Revolving Credit Commitments and the L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans (including any capitalized fees), L/C Borrowings, ratably among the Revolving Credit Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth held by them, with each payment of Revolving Credit Loans or L/C Borrowings accompanied by a corresponding automatic dollar-for-dollar reduction to such Lender's Revolving Credit Commitment;
Seventh, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Term Lenders in connection with their Term Commitments, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;
Eighth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Term Lenders in connection with their Term Commitments in proportion to the respective amounts described in this clause Eighth payable to them;
Ninth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Term Lenders, in proportion to the respective amounts described in this clause Ninth held by them accompanied by a corresponding automatic dollar-for-dollar reduction to such Lender's Term Loan Commitment;
Tenth, to all other Pre-Petition Senior Loan Obligations;
Eleventh, as provided in the Interim Order or the Final Order or otherwise in accordance with applicable Law; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Subject to Section 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.
ARTICLE IX

 ADMINISTRATIVE AGENT
9.01            Appointment and Authority.

(a)            Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the consultation rights expressly afforded the Borrower in Section 9.06.

(b)            The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

9.02            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the applicable L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08            No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Managers or Syndication or Documentation Agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender of the L/C Issuer in any such proceeding.
9.10            Collateral and Guaranty Matters.  The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments, payment in full of all Obligations (other than (i) contingent indemnification Obligations as to which no claim has been asserted and (ii) any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement as to which arrangements satisfactory to the holder thereof have been made), and expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)            to release any Subsidiary Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d)            to release any Liens, or to release any Subsidiary Guarantor from its obligations under the Loan Documents, in each case in accordance with Section 10.17.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the applicable Loan Documents pursuant to this Section 9.10.
ARTICLE X

 MISCELLANEOUS
10.01                          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless (i) such amendment, waiver or consent is permitted by the Interim Order or the Final Order, as applicable and (ii) in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01 or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender, or amend, modify or waive any condition precedent set forth in Section 4.02 to any Credit Extension under the Revolving Credit Facility (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such Credit Extension to be made) without the consent of the Required Revolving Credit Lenders;

(b)            extend or increase the Commitment  of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the proviso immediately following clause (i) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; and provided, further, that only the consent of the Required Revolving Credit Lenders or Required Term Lenders, as the case may be, shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate with respect to Loans or Letters of Credit under the applicable Facility;

(e)            change (i) Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(e) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term Facility, the Required Term Lenders, and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

(f)            change any provision of this Section or the definition of "Required Lenders," "Required Revolving Credit Lenders," "Required Term Lenders," "Supermajority Lenders", "Supermajority Revolving Credit Lenders", "Supermajority Term Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility;

(g)            release all or substantially all of the Collateral (other than as permitted by the Loan Documents or in connection with any disposition permitted hereunder) in any transaction or series of related transactions, without the written consent of each Lender;

(h)            release all or substantially all of the value of the Subsidiary Guaranty (other than as permitted by the Loan Documents) without the written consent of each Lender;

(i)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

(j)            amend Sections 6.21(a)(ii)(F), 6.21(b)(ix), or 6.21(c)(x), or waive any Event of Default as a result of the failure to comply with such Sections, without the written consent of the Supermajority Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) [intentionally omitted]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Document (and any amendment, waiver, consent or any other Loan Document which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), nor shall a Defaulting Lender's vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
10.02                          Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)
if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)            Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)            The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc.  Each of the Borrower, the Administrative Agent, each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each other L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)            Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent made pursuant to this Agreement may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                          No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                          Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses.  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, its Affiliates and the Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Lender, including any local or special counsel to the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the Interim Order and the Final Order, and the other Loan Documents, including its rights under this Section, (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (C) in obtaining of approval of the Loan Documents by the Bankruptcy Court, (D) in connection with any sale of the Collateral including pursuant to Section 6.21, and (E) the preparation and review of pleadings, documents and reports related to the Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; (iv) all reasonable fees, costs and expenses incurred by the Administrative Agent or its Affiliates in connection with engaging any financial consultants or appraisers by or at the request of the Administrative Agent or the Required Lenders; and (v) all fees, costs and expenses associated with the matters set forth in Section 6.22.

(b)            INDEMNIFICATION BY THE BORROWER.  THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE) INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE TRANSACTION, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY A L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)            Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender (but, with respect to the L/C Issuer, solely the Revolving Credit Lenders) severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.  If the Borrower fails to pay any costs or expenses within ten (10) Business Days after demand thereof by the Administrative Agent, the amount of such unpaid fees or expenses shall be added to the principal amount of the Revolving Credit Loans.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments, the termination of the Loan Documents and the repayment, satisfaction or discharge of all the other Obligations.

(g)            Approved Budget.  The fees and expenses of the Administrative Agent, the Issuing Bank and the Lenders, including counsel fees, financial advisor fees and appraiser fees of the Administrative Agent and the Lenders and any other fees under this Section 10.04 shall, notwithstanding anything to the contrary in the Approved Budget, not be subject to any cap or restriction and the payment thereof shall not constitute any Default, Event of Default or other violation of this Agreement.

10.05                          Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                          Successors and Assigns.

(a)            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and

(B)
in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, and $1,000,000, in the case of any assignment in respect of the Term Facility, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)	[intentionally omitted];
(B)
the consent of the Administrative Agent shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Revolving Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender (such consent not to be unreasonably withheld or delayed; provided that if an assignee has been approved in a prior assignment of any Loans, such assignee shall be deemed an Eligible Assignee hereunder); and

(C)
the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  For the avoidance of doubt, no part of any such processing and recordation fee shall be payable by or otherwise for the account of any Loan Party, directly or indirectly.  The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)
No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  The assignor shall, if its entire Commitment was assigned, return each cancelled original Note of such assignor to the Borrower following a request therefor.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)            Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a competitor of the Borrower (as defined below), or the Borrower or the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  As used above, a "competitor" of the Borrower shall mean any Person principally engaged in the business of providing contracting services to others with respect to oil and/or gas exploration and production.  The Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers a proposed Participant to be a competitor.  Any such determination shall be made by the Borrower promptly and in good faith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary for Tax purposes.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)            Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent, which consent shall constitute the express waiver by the Borrower of the foregoing limitation.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and all costs, fees and expenses related to any such pledge, including the release thereof, shall be for the sole account of such Lender (without, for the avoidance of doubt, direct or indirect reimbursement from any Loan Party).

(g)            Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)            Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to its Granting Lender and (ii) disclose on a confidential basis as provided herein any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) of this Section, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Required Lenders shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder (who shall be free to accept or decline such appointment); provided, however, that no failure by the Required Lenders to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Additionally, if at any time any other Lender serving as an L/C Issuer hereunder assigns all of its Commitment and Revolving Credit Loans pursuant to subsection (b) of this Section, such Lender shall, upon 30 days' notice to the Administrative Agent and the Borrower, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Required Lenders shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, however, that no failure by the Required Lenders to appoint any such successor shall affect the resignation of such Lender as L/C Issuer.  If such Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.
10.07                          Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (d)  to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08                          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized  (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court) at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest (including amounts not so denominated but deemed to be "interest" under applicable law) charged, paid, collected, taken, reserved, or agreed to be paid under any Loan Document shall not exceed the maximum amount or maximum rate of non-usurious interest permitted to be contracted for, charged, collected, reserved, taken or received by applicable Law (the "Maximum Amount and the "Maximum Rate", as the case may be).  If the Administrative Agent, any L/C Issuer or any Lender shall contract for, charge, collect, reserve, take or receive such interest in an amount that exceeds the Maximum Amount or calculated at the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall any Person ever be liable for the payment of unearned interest on, or in respect or as a part of, the Obligations.  In determining whether the interest contracted for, charged, collected, reserved, taken or received exceeds the Maximum Amount or an amount calculated at the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.

10.11                          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                          Replacement of Lenders.  If (i) any Lender (A) requests compensation under Section 3.04, (B) gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided in Section 3.06(a), or (C) is a Defaulting Lender, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto then in each case the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04, a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) not followed by the designation of a different Lending Office or assignment to another office, branch or affiliate as provided in Section 3.06(a), or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14                          Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm's-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                          Collateral and Guaranty Matters.

(a)            Liens granted to or held by the Administrative Agent under any Loan Document shall be released as follows:  (i) with respect to all such Liens, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit; (ii) with respect to any Lien on property that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, automatically upon such Disposition thereof; and (iii) with respect to any other Lien, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.

(b)            Subsidiary Guarantors shall be released from their respective Obligations under the Loan Documents as follows:  (i) with respect to all Subsidiary Guarantors, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit (provided that the foregoing release shall not apply to any obligations that expressly survive the termination of the applicable Loan Document, repayment of the Obligations or termination of the Aggregate Commitments); (ii) with respect to any Person that ceases to be a Subsidiary as a result of a transaction permitted hereunder, automatically upon such Person so ceasing to be a Subsidiary, and (iii) with respect to any other release of a Subsidiary Guarantor, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.

(c)            The Administrative Agent will, at the Borrower's expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of any Lien or Subsidiary Guarantor in accordance with this Section 10.17.

10.18                          USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19                          Keepwell.  The Borrower at the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower's obligations and undertakings under this Section 10.19 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.20                          [Intentionally Omitted].

10.21                          Entire Agreement. This Agreement and the other Loan Documents represent the Final Agreement among the Parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties.  There are no unwritten oral Agreements among the Parties.

10.22                          Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of Borrower, and any trustee, other estate representative or any successor in interest of Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Administrative Agent file financing statements or otherwise perfect its Liens under applicable law.  No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Administrative Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of Administrative Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CAL DIVE INTERNATIONAL, INC.
By:	/s/ Quinn J. Hebert
Name:	Quinn J. Hebert
Title:	Chairman, President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

BANK OF AMERICA, N.A., as Lender and L/C Issuer
By:	/s/ John M. Schuessler
Name:	John M. Schuessler
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender
By:	/s/ Trent J. Brendon
Name:	Trent J. Brendon
Title:	Vice President

BNP PARIBAS, as Co-Syndication Agent and Lender
By:	/s/ E. Dulcire
Name:	E. Dulcire
Title:	Director

By:	/s/ Louis-Valentin Neaud
Name:	Louis-Valentin Neaud
Title:	Director

DNB BANK ASA, as Co-Documentation Agent and DNB Capital LLC, as Lender
By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Colleen Durkin
Name:	Colleen Durkin
Title:	Senior Vice President

NATIXIS, NEW YORK BRANCH, as Co-Documentation Agent and Lender
By:	/s/ Kenyatta B. Gibbs
Name:	Kenyatta B. Gibbs
Title:	Director

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ Steven S. Kerr
Name:	Steven S. Kerr
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Patrick M. Hanley
Name:	Patrick M. Hanley
Title:	Senior Vice President

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Brian Duncan
Name:	Brian Duncan
Title:	Senior Vice President

CAPITAL ONE, N.A., as a Lender
By:	/s/ David L. Denbina
Name:	David L. Denbina, P.E.
Title:	Senior Vice President

COMPASS BANK, as a Lender
By:	/s/ Claude R. Markham
Name:	Claude R. Markham
Title:	Vice President

SCHEDULE 1.01(j)

PERMITTED JOINT VENTURES

1.	CDI Vessels Mexico, S. de R.L. de C.V.
2.	DeepCor Marine Inc.
3.	Cal Dive Arabia Company Limited
4.	Petrolog Cal Dive West Africa, Ltd.
5.	Petrolog Cal Dive Nigeria Limited

SCHEDULE 1.01(p)

PERMITTED LIQUIDATION SUBSIDIARIES

1.	Horizon C-Bay Costa Afuera, S. de R.L. de C.V.
2.	ECH Offshore, S. de R.L. de C.V.
3.	Cal Dive Vessels International, Ltd.
4.	Horizon Offshore Nigeria Limited

SCHEDULE 1.01(q)

POST-CLOSING FOREIGN SUBSIDIARIES

1.	CDI Offshore Construction Mexico, S. de R.L. de C.V.
2.	HOC Offshore, S. de R.L. de C.V.
3.	Mojarra Costa Afuera, S. de R.L. de C.V.
4.	PT Cal Dive Offshore Indonesia
5.	Tiburon lngenieria y Construccion, S. de R..L. de C. V.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Commitment Applicable Percentage	Term Commitment	Term Commitment Applicable Percentage
Bank of America, N.A.	$9,317,222.21	46.124862472%	$15,524,444.48	15.555555612%
Wells Fargo Bank, National Association	$3,925,000.00	19.430693068%	$15,524,444.43	15.555555541%
BNP Paribas	$0	0%	$14,415,555.57	14.444444459%
DNB Capital LLC	$2,244,444.45	11.111111138%	$11,088,888.90	11.111111094%
Natixis, New York Branch	$2,244,444.45	11.111111138%	$11,088,888.90	11.111111094%
The Bank of Nova Scotia	$0	0%	$8,871,111.10	8.888888894%
HSBC Bank USA, National Association	$0	0%	$5,544,444.43	5.555555541%
Amegy Bank National Association	$1,122,222.22	5.555555544%	$5,544,444.43	5.555555541%
Capital One, N.A.	$1,346,666.67	6.666666683%	$6,653,333.33	6.666666682%
Compass Bank	$0	0%	$5,44,444.43	5.555555541%

Total	$20,200,000.00	100.000000000%	$99,800,000.00	100.000000000%

SCHEDULE 4.01(j)
FIRST DAY ORDERS

As of the date of the Petition Date, the Debtors requested entry by the Court of the following Orders:
1.	Final Order pursuant the Debtors' Motion for Entry of an Order Directing Joint Administration of Chapter 11 Cases;
2.	Final Order pursuant the Debtors' Motion for Entry of an Order Confirming the Protections of Sections 362 and 365 of the Bankruptcy Code and Restraining Any Action in Contravention Thereof;
3.	Final Order pursuant the Debtors' Motion for Entry of an Order Authorizing Quinn Hébert to Act as Foreign Representative Pursuant to 11 U.S.C. § 1505;
4.
Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders (i) Authorizing Continued Use of Existing Cash Management System and Bank Accounts; (ii) Waiving Certain United States Trustee Requirements; (iii) Authorizing Continued Performance of Intercompany Transactions; and (iv) Granting Related Relief;

5.
Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders (I) Authorizing The Debtors to (a) Pay Certain Employee Compensation and Benefits, (b) Maintain and Continue Such Benefits and Other Employee-Related Programs, and (c) Pay Prepetition Claims of Independent Contractors and (ii) Authorizing Financial Institutions to Honor and Process All Related Checks and Transfers;

6.
Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders (i) Prohibiting Utilities from Altering, Refusing, or Discontinuing Service; (ii) Approving the Debtors' Proposed Form of Adequate Assurance of Payment to Utilities; and (iii) Establishing Procedures for Resolving Objections to the Debtors' Proposed Form of Adequate Assurance;

7.	Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders (i) Authorizing Payment of Certain Prepetition Taxes and (ii) Granting Related Relief;
8.
Interim Order pursuant the Debtors' Motion for the Entry of Interim and Final Orders Establishing (i) Notice and Hearing Procedures for Transferring, or Claiming a Worthless Stock Deduction for, Equity Securities of Cal Dive International, Inc. and (ii) An Effective Date for Notice and Sell-Down Procedures for Transferring Claims Against the Debtors;

9.
Interim Order pursuant the Debtors' Motion (i) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507 Authorizing the Debtors to (a) Obtain Postpetition Financing, (b) Grant Senior Liens and Superpriority Administrative Expense Status, and (c) Utilize Cash Collateral of Pre-Petition Secured Parties; (ii) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, and 364; (iii) Scheduling a Final Hearing; and (iv) Granting Related Relief;

10.	Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors and Granting Related Relief; and
11.
Interim Order pursuant the Debtors' Motion for Entry of Interim and Final Orders (i) Authorizing the Debtors to (a) Maintain, Continue, and Renew Their Prepetition Insurance Policies and Pay All Obligations in Respect Thereof and (b) Continue Their Premium Financing Program and Pay All Obligations in Respect Thereof; and (ii) Granting Related Relief

12.
Order pursuant to the Debtor's Application for Entry of an Order Authorizing Employment and Retention of Kurtzman Carson Consultants LLC as Claims and Noticing Agent, Nunc Pro Tunc to the Petition Date.

SCHEDULE 5.11

TAXES

Tax Sharing Agreements:

Tax Matters Agreement dated December 14, 2006 between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., a Minnesota corporation, a copy of which has been filed as an exhibit to the Cal Dive International, Inc. Form 10-K for the fiscal year ended December 31, 2006.

Tax Assessments

Company	Country	Tax	Assessment Period	Assessment Number	Local Currency	Estimated USD
Cal Dive International, Inc.	Trinidad	Value Added Tax	Feb. 2008 - Nov. 2009	125874	TT$4,815,157	USD$776,638

Accrued and Unpaid Taxes as of the Petition Date

Tax	Amount
Sales and Use Tax	$30,000
Property Taxes	$395,000
State Franchise Taxes; Business License, Reporting, and Regulatory Fees	$56,000
Expatriation Taxes	$250,000
Unemployment Taxes	$215,000
Payroll Taxes	$50,000

SCHEDULE 5.13
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS
(a)            Subsidiaries.
As of the date of the Credit Agreement, Cal Dive International, Inc. (Delaware) holds:
1.	100% of the shares of Cal Dive Offshore Contractors, Inc. (Delaware), which holds 100% of the shares or interests, unless otherwise indicated, in the following:
a.	CDI Renewables, LLC (Delaware);
b.	Affiliated Marine Contractors, Inc. (Delaware), which holds shares or interests in the indicated percentages in the following:
(i)	ECH Offshore S de RL de CV (Mexico) (51%, with the remaining 49% held by Cal Dive Offshore Contractors, Inc.);
c.	Fleet Pipeline Services, Inc. (Delaware);
d.	Gulf Offshore Construction, Inc. (Delaware);
e.	Cal Dive International Pte. Limited (Singapore), which holds shares or interests in the indicated percentages in the following:
(i)	Cal Dive International (Australia) Pty Limited (Australia) (100%);
(ii)	Cal Dive Arabia Company, Ltd (Saudi Arabia) (50%, with the remaining 50% owned by joint venture partner Khalid Ali Alturki & Sons);
f.	Horizon Marine Construction Ltd. (Cayman);
g.	Horizon Offshore Nigeria, Ltd. (Nigeria) (99%, with the remaining 1% held by Adeniji Kazeem in trust for Cal Dive Offshore Contractors, Inc.);
h.	HOC Offshore S de RL de CV (Mexico) (66%, with the remaining 34% held by Affiliated Marine Contractors, Inc.);
i.
Tiburon Ingenieria y Construccion, S de RL de CV (Mexico) (99% with the remaining 1% held by Affiliated Marine Contractors, Inc.), which holds shares or interests in the indicated percentages in the following:

(i)	Mojarra Costa Afuera S de RL de CV (Mexico) (97%, with the remaining 3% held by HOC Offshore S de RL de CV (Mexico));
j.	Horizon C-Bay-Costa Afuera S de RL de CV (Mexico) (52% with the remaining 48% held by joint venture partner Constructora Bay de Mexico, SA de CV);
k.	CDI Offshore Construction Mexico S de RL de CV (Mexico) (66% with the remaining 34% owned by Affiliated Marine Contractors, Inc.);
2.	Cal Dive Offshore International, Ltd. (Cayman), which holds shares or interests in the indicated percentages in the following:
(i)	Cal Dive Offshore Contractors (Mauritius), Ltd. (Mauritius) (100%);
(ii)	Cal Dive Offshore Contractors, Ltd. (Cayman) (100%);
(iii)	Cal Dive Vessels International, Ltd. (Cayman) (100%);
(iv)	Cal Dive Offshore Services, Ltd. (Cayman) (100%), which holds shares or interests in the indicated percentages in the following:
(a)	Marine Leasing (Labuan) Pte, Ltd. (Labuan) (95%, with the remaining 5% held by Cal Dive Offshore International, Ltd.);
(v)	Cal Dive Marine Construction (Mauritius) Ltd. (Mauritius) (100%), which holds shares or interests in the indicated percentages in the following:
(a)	Cal Dive Marine Contractors (Malaysia) Sdn. Bhd. (Malaysia) (100%);
(b)	PT Cal Dive Offshore Indonesia (Indonesia) (95%, with the remaining 5% held by Cal Dive Offshore International, Ltd.);
(vi)	Cal Dive West Africa, Ltd. (Cayman) (100%), which holds shares or interests in the indicated percentages in the following:
(a)	Petrolog Cal Dive West Africa, Ltd (Cayman) (60% with the remaining 40% interest held by joint venture partner Petrolog International Ltd.); and
(vii)	CDI Europe Limited (UK) (100%).
(b)          Other Equity Investments.
As of the date of the Credit Agreement,
3.	Cal Dive Offshore Contractors, Inc. holds shares or interests in the indicated percentages in the following:
a.	ECH Offshore S de RL de CV (Mexico) (49%, with the remaining 51% held by Affiliated Marine Contractors, Inc.);
b.	DeepCor Marine Inc. (U.S.) (19.9%, with the remaining 80.1% held by joint venture partners);
4.	Affiliated Marine Contractors, Inc. holds shares or interests in the indicated percentages in the following:
a.	CDI Vessels Mexico S de RL de CV (Mexico) (49%, with the remaining 51% owned by a Mexico employee);
b.	HOC Offshore S de RL de CV (Mexico) (34%, with the remaining 66% held by Cal Dive Offshore Contractors, Inc..);
c.	CDI Offshore Construction Mexico S de RL de CV (Mexico) (34%, with the remaining 66% held by Cal Dive Offshore Contractors, Inc.); and
d.	Tiburon Ingenieria y Construccion, S de RL de CV (Mexico) (1%, with the remaining 99% held by Cal Dive Offshore Contractors, Inc.).
5.	Petrolog Cal Dive West Africa, Ltd (Cayman) owns a 40% interest in Petrolog Cal Dive Nigeria, Ltd. (Nigeria), with the remaining 60% interest held by joint venture partner Petrolog International Ltd.

SCHEDULE 6.11
SOURCES AND USES OF FUNDS

Estimated DIP Sources and Uses at Closing (in thousands)

FLOW OF FUNDS
	Sources	Uses
DIP Revolving Credit Commitment	$20,200
DIP Term Commitment	$99,800
Current First Lien Outstanding		$99,800
Closing & Transaction Fees		$1,034
1st Lien Accrued Interest		$2,723
Availability on DIP Revolving Credit Commitment		$16,443
Total	120,000	$120,000

SCHEDULE 7.01
EXISTING LIENS

DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Cal Dive International, Inc.	Red-D-Arc Inc.	Notice filing of lease of specific equipment described therein
Cal Dive International, Inc.	Red-D-Arc Inc.	Notice filing of lease of specific equipment described therein
Cal Dive International, Inc.	U.S. Bancorp Equipment Finance, Inc.	Information purposes only filing covering delivery/installation of specific equipment
Affiliated Marine Contractors, Inc.	Bank of America, N.A., as Administrative Agent	All assets
Affiliated Marine Contractors, Inc.	ABC Funding, LLC	All assets
Cal Dive International, Inc.	Bank of America, N.A., as Administrative Agent	All assets
Cal Dive International, Inc.	U.S. Equipment Finance, Inc.	Equipment
Cal Dive International, Inc.	ABC Funding, LLC	All assets
Cal Dive Offshore Contractors, Inc.	Bank of America, N.A., as Administrative Agent
All assets

Amendment deleting from collateral package listed equipment

Amendment deleting from collateral package listed vessels and related assets pursuant to Asset Purchase Agreement dated June 2, 2014 between Debtor and Deepcor Marine, Inc.

Cal Dive Offshore Contractors, Inc.	ABC Funding, LLC	All assets Amendment deleting from collateral package listed vessels and related assets pursuant to Asset Purchase Agreement dated June 2, 2014 between Debtor and Deepcor Marine, Inc.
Cal Dive Offshore Contractors, Inc.	Marine Systems, Inc.	$120,628.91 maritime lien on the Rider (8768488)
Cal Dive Offshore Contractors, Inc.	Bollinger Shipyards, Inc.	$1,323,369.47 mechanic's lien on the Rider (8768488)
CDI Renewables, LLC	Bank of America, N.A., as Administrative Agent	All assets
CDI Renewables, LLC	ABC Funding, LLC	All assets
Deepcor Marine Inc.	McLarty Capital Partners SBIC, L.P., as agent	All assets
Fleet Pipeline Services, Inc.	Bank of America, N.A., as Administrative Agent	All assets
Fleet Pipeline Services, Inc.	ABC Funding, LLC	All assets

SCHEDULE 7.01(h)
LIENS SECURING JUDGMENTS FOR PAYMENT OF MONEY NOT CONSTITUTING AN EVENT OF DEFAULT

None.

SCHEDULE 7.02
EXISTING INVESTMENTS
See Investments listed on Schedule 5.13.
Net Intercompany A/R and A/P*1

(Positive numbers are amounts owed to the Debtor entity at the top.
Negative numbers are net amounts owed by the Debtor entity to the Non-Debtor.)

	Cal Dive International, Inc.	Cal Dive Offshore Contractors, Inc.	Affiliated Marine Contractors, Inc.	Fleet Pipeline Services, Inc.	Gulf Offshore Construction, Inc.
Cal Dive International, Inc.	0.00	(179,100,534.41)	0.00	(0.81)	1,281,148.14
CDI Vessels Holdings	1,790,995.46	33,214,916.74	0.00	0.00	0.00
Cal Dive HR Services	110,552.00	(47,269.00)	0.00	0.00	0.00
Cal Dive International Pte Ltd.	639.32	(326,308.49)	0.00	0.00	0.00
Cal Dive International - Egypt Branch	0.00	0.00	0.00	0.00	0.00
Cal Dive International - Dubai Branch	0.00	947.00	0.00	0.00	0.00
Cal Dive International - Vietnam Branch	0.00	0.00	0.00	0.00	0.00
Cal Dive International (Australia) Pty Ltd.	(14,892.56)	1,334,175.14	0.00	0.00	0.00
Cal Dive West Africa, Ltd.	0.00	116,218.69	0.00	0.00	0.00
Cal Dive West Africa, Ltd.	0.00	0.00	0.00	0.00	0.00
Cal Dive Nigeria, Ltd.	0.00	0.00	0.00	0.00	0.00
Cal Dive Offshore Contractors, Inc.	179,100,534.41	0.00	(29,048,334.18)	1,237,653.08	5,637,029.50
Affiliated Marine Contractors, Inc.	0.00	29,048,334.18	0.00	0.00	0.00
Fleet Pipeline Services, Inc.	0.81	(1,237,653.08)	0.00	0.00	0.00
Gulf Offshore Construction, Inc.	(1,281,148.14)	(5,637,029.50)	0.00	0.00	0.00
Horizon Offshore Nigeria Ltd.	480.00	5,290,304.42	0.00	0.00	0.00
Cal Dive Offshore Construction (Mauritius)	(0.06)	1,108,411.07	0.00	0.00	0.00
HOC Offshore S. de R.L. de C.V.	10,175.96	3,731,546.78	28,825,128.97	(661,106.09)	0.00
Horizon-C-Bay - Costa Afuera	0.00	0.00	0.00	0.00	0.00
Tiburon Ingenieria y Construccion	0.09	2.44	0.00	0.00	0.00
Mojarra Costa Afuera	(0.03)	0.00	0.00	0.00	0.00
Horizon Marine Construction Ltd.	0.06	43,537,442.43	0.00	0.00	0.00
Cal Dive Offshore International, Ltd.	1,598,384.12	3,855,441.97	0.00	0.00	0.00
Cal Dive Offshore Services, Ltd.	13,018.70	60,190.73	0.00	0.00	0.00
Marine Leasing (Labuan) Pte Ltd.	0.00	0.00	0.00	0.00	0.00
Cal Dive Offshore Contractors Ltd.	287,808.82	905,791.47	0.00	0.00	3,651.49
Cal Dive Construction (Mauritius) Ltd.	(3,941.09)	(6,266,963.67)	0.00	0.00	0.00
Cal Dive Marine Construction (Malaysia) Sdn Bhd	15,464.36	1,632.91	0.00	0.00	0.00
PT Cal Dive Offshore, Inc.	0.00	89,433.75	0.00	0.00	(2,356.46)
Cal Dive Vessels International Ltd.	(627,920.83)	4,805,293.23	0.00	0.00	(3,074.95)
CDI Europe, Ltd.	3,744.58	4,116,204.33	0.00	0.00	0.00
ECH Offshore, S de RL de CV	(0.07)	0.34	0.00	0.00	0.00
Sum of All Intercompany	181,003,895.91	(61,399,470.52)	(223,205.21)	576,546.18	6,916,397.72
Sum of intercompany (Non-Debtors)	3,184,508.83	95,527,412.29	28,825,128.97	(661,106.09)	(1,779.92)

1 Numbers are current as of December 31, 2014

SCHEDULE 7.03(b)
EXISTING INDEBTEDNESS

None.

SCHEDULE 7.08
EXISTING AGREEMENTS

None.

SCHEDULE 7.19
BILLING PERIOD

Period	Cure Period	Line 4/9	Kuil	Minimum Billing

3/1/15-3/31/15	4/25/15	$10,808	$4,424	$15,233
4/1/15-4/30/15	5/25/15	$8,549	$4,610	$13,159
5/1/15-5/31/15	6/25/15	$7,340	$3,421	$10,761
6/1/15-6/30/15	7/23/15	$7,567	$2,013	$9,580
7/1/15-7/31/15	8/25/15	$3,021	—	$ 3,021
Total		$37,284	$14,469	$51,754

SCHEDULE 10.02
AGENT'S OFFICE; CERTAIN ADDRESSES FOR NOTICES
If to Administrative Agent:
Bank of America, N.A.
Mail Code TX1-492-14-06, MAC Legal
901 Main Street, 14th Floor
Dallas, TX 75202
Attention:                          Don B. Pinzon
Telephone:                     (646) 556-3280
Facsimile:                          (212) 901-7843
E-mail:                                   maclegalinsmonitoring@baml.com

with a copy to:

Morgan, Lewis & Bockius LLP
 One Federal Street
Boston, MA 02110
Attention:                          Matthew F. Furlong
Telephone:                     (617) 341-7740
Facsimile:                         (617) 341-7701
E-mail:                                   mfurlong@morganlewis.com

If to Loan Parties:
Cal Dive International, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Attention:                          Lisa Buchanan, Executive Vice President and General Counsel
Telephone:                      (713) 586-7310
Facsimile:                          (713) 361-2690
Email:                                       lbuchanan@caldive.com
Website:            www.caldive.com

with a copy to:

O'Melveny & Myers LLP	and	O'Melveny & Myers LLP
Times Square Tower		Two Embarcadero Center
Seven Times Square		28th Floor
New York, NY 10036		San Francisco, CA 94111
Attention: George Davis		Attention: Suzzanne Uhland
Telephone: (212) 326-2000		Telephone: (415) 984-8700
Facsimile: (212) 326-2061		Facsimile: (415) 984-8701
Email: gdavis@omm.com		Email: suhland@omm.com

CAL DIVE INTERNATIONAL, INC. (FEIN 61-1500501)
CAL DIVE OFFSHORE CONTRACTORS, INC. (FEIN 76-0534878)
AFFILIATED MARINE CONTRACTORS, INC. (FEIN 73-1628678)
FLEET PIPELINE SERVICES, INC. (FEIN 71-0902104)
GULF OFFSHORE CONSTRUCTION, INC. (FEIN 71-0902106)
CDI RENEWABLES, LLC (FEIN 45-4894985)

EXHIBIT A

[Form of]
Loan Notice

TO:                          Bank of America, N.A., as Administrative Agent

RE:	Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:               [Date]

The undersigned hereby requests (select one):

1.            On                                          (the "Credit Extension Date").

2.            In the amount of [$]                                                                                    .

The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CAL DIVE INTERNATIONAL, INC.,
a Delaware Corporation

By:
Name:
Title:

EXHIBIT B

Initial Approved Budget

[See attached]

EXHIBIT B

$ in (000's)	2/27	3/6	3/13	3/20	3/27	4/3	4/10	4/17	4/24	5/1	5/8	5/15	5/22	5/29	6/5	6/12	6/19	6/26	7/3
Beginning balance	$ 228	$ 4,102	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Asset Sales & Miscellaneous Collections																			
Vessel Sales (Net of 2% Broker's Fee)	0				0				0					1,727					
Sat Systems Sales																			
Miscellaneous Equipment/Refunds /Prepaid (TBD)																			
Net Proceeds from Asset Sales & Miscellaneous Collection	0	0	0	0	0	0	0	0	0	0	0	0	0	1,727	0	0	0	0	0
Net Funding for Eastern Hemisphere Operations																			
Funding from / (to) SE Asia	2,650	(700)	(1,050)	(175)	(200)	(450)	(400)	(150)	(400)	0	850	0	0	2,000	0	0	0	0	500
Funding from / (to) Australia	1,600	0	0	(1,200)	0	0	0	(400)	(1,000)	1,500	0	(300)	(600)	1,100	(500)	0	(1,800)	(500)	900
Funding from / (to) UK	0	0	0	0	0	0	0	0	0	0	0	(800)	0	0	0	0	(200)	0	0
Net Funding for Eastern Hemisphere Operations	4,250	(700)	(1,050)	(1,375)	(200)	(450)	(400)	(550)	(1,400)	1,500	850	(1,100)	(600)	3,100	(500)	0	(2,000)	(500)	1,400
Western Hemisphere Operations																			
Collection of Domestic A/R	390	0	350	79	0	2,690	1,244	533	0	2,767	0	0	1,500	0	0	0	0	0	0
Mexico Transfers to Domestic	3,800	0	3,950	0	550	0	15,233	0	3,767	0	0	14,040	0	1,560	0	0	11,610	0	1,290
Domestic Payments to Mexico	(250)	(500)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(4,188)	(1,000)	(1,000)	(1,000)	(1,500)	(1,500)	(1,500)	(1,500)	(1,500)	(1,000)	(1,000)	0
Incremental Hourly Payroll for Mexico paid from US	(150)	(1,200)	(550)		(950)		(350)		(350)	(600)	(175)		(175)		(175)				
Peru Collections			863						1,725			431	431			1,725		4,312	
Peru Disbursements		(950)			(715)				(788)				(1,072)					(2,504)	
US GoM Operating Costs	(350)	(179)	(179)	(179)	0	0	0	0	0	0	0	0	0	0	(570)	(570)	(570)	(570)	(563)
Critical Vendor/Lienholder Payments	(910)		(500)	(1,000)		(1,000)	(500)		(500)										
Stacked Cost	(230)	(145)	(145)	(145)	(145)	(145)	(145)	(145)	(145)	(116)	(116)	(116)	(116)	(116)	(255)	(255)	(255)	(255)	(204)
Dry-Dock, Tow, Payroll & Other one time costs	(500)	(1,050)	(790)	(500)	(635)	(250)	(2,000)	(35)		(35)		(30)		(30)		0		0	
Facility Rent		(113)				(83)				(83)					(83)				(83)
Facility Labor (Included below in Corporate - Payroll)																			
Net Western Hemisphere Operations	1,800	(4,136)	2,000	(2,745)	(2,895)	213	12,482	(3,835)	2,709	933	(1,291)	12,825	(932)	(86)	(2,582)	(600)	9,785	(17)	441
Corporate																			
Rent, Utilities & Related Costs		(225)				(225)				(225)					(25)				(25)
Payroll and payroll taxes	(256)		(256)		(256)			(251)		(251)		(251)		(251)		(251)		(251)	
Incremental Overhead Related to Mexico/Peru Projects	(219)		(219)		(219)			(214)		(214)		(214)		(214)		(55)		(55)	
Incremental Overhead Related to US & Int'l Diving Ops	(145)		(134)		(134)			(134)		(134)		(138)		(138)		(165)		(165)	
KEIP/KERP (2% of asset proceeds) 2%					(700)									(17)				(700)	
Insurance (D&O, EL, etc.)		(525)				(665)				0					0				(100)
Insurance claims (health care/MEL disability related)	(143)	(378)	(208)	(53)	(208)	(53)	(208)	(53)	(208)	(53)	(208)	(3)	(138)	(3)	(138)	(3)	(138)	(3)	(138)
IT Systems (ASP,DC,etc.) & Phone	(35)	(35)	(35)	(35)	(35)	(35)	(35)	(35)	(35)	(28)	(28)	(28)	(28)	(28)	(8)	(8)	(8)	(8)	(6)
Severance (2 weeks)	(196)																		
Other Expenses (Pcard, Moving, Storage, Documents)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(30)	(30)	(30)	(30)	(30)	(13)	(13)	(13)	(13)	(5)
Corporate Expenses	(1,007)	(1,176)	(865)	(101)	(1,565)	(991)	(256)	(700)	(256)	(935)	(266)	(664)	(196)	(681)	(183)	(494)	(158)	(1,194)	(274)
Professional Fees	(1,170)	(2,041)	0	0	0	(600)	(1,275)	0	0	(1,380)	0	0	0	0	(1,330)	0	0	0	(880)
U.S. Trustee Fees	0	0	0	0	0	0	0	0	0	(20)	0	0	0	0	0	0	0	0	0
Interest	0	(3,438)	0	0	(942)	0	0	0	(1,005)	0	0	0	0	(967)	0	0	0	(919)	0
Cash Flow before Financing	3,874	(11,491)	85	(4,220)	(5,601)	(1,828)	10,551	(5,084)	49	98	(707)	11,061	(1,728)	3,093	(4,595)	(1,094)	7,627	(2,630)	687
DIP Loan (Borrowing) / Repayment	4,102	(7,389)	85	(4,220)	(5,601)	(1,828)	10,551	(5,084)	49	98	(707)	11,061	(1,728)	3,093	(4,595)	(1,094)	7,627	(2,630)	687
Ending Balance	$ 4,102	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
DIP Loan Balance																			
Beginning Balance	99,800	99,800	107,189	107,104	111,324	116,925	118,753	108,202	113,286	113,237	113,139	113,845	102,784	104,512	101,419	106,015	107,108	99,481	102,111
Borrowings	0	7,389	0	4,220	5,601	1,828	0	5,084	0	0	707	0	1,728	0	4,595	1,094	0	2,630	0
Paydown	0	0	(85)	0	0	0	(10,551)	0	(49)	(98)	0	(11,061)	0	(3,093)	0	0	(7,627)	0	(687)
Ending Balance	99,800	107,189	107,104	111,324	116,925	118,753	108,202	113,286	113,237	113,139	113,845	102,784	104,512	101,419	106,015	107,108	99,481	102,111	101,424

Max Borrowings $ 118,753

6/2/2015

*DRAFT - SETTLEMENT COMMUNICATION - SUBJECT TO RULE 408

Page 1 of 2

EXHIBIT B

$ in (000's)	7/10	7/17	7/24	7/31	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15	Jan-16	Feb-16	TOTAL
Beginning balance	$ -	$ -	$ -	$ -	$ -	$ -	$ 27,367	$ 43,511	$ 44,545	$ 43,654	$ 42,483	$ 4,102
Asset Sales & Miscellaneous Collections												
Vessel Sales (Net of 2% Broker's Fee)				61,182	0	61,193	4,337	0	0	0	0	128,438
Sat Systems Sales				7,980			2,600					10,580
Miscellaneous Equipment/Refunds /Prepaid (TBD)							5,000					5,000
Net Proceeds from Asset Sales & Miscellaneous Collection	**0**	**0**	**0**	**69,162**	**0**	**61,193**	**11,937**	**0**	**0**	**0**	**0**	**144,018**
Net Funding for Eastern Hemisphere Operations												
Funding from / (to) SE Asia	0	0	0	0	1,000							825
Funding from / (to) Australia	0	0	0	0	0	1,000	1,000	0	0	0	0	(800)
Funding from / (to) UK	0	0	0	0	0	500	500	0	0	0	0	0
Net Funding for Eastern Hemisphere Operations	**0**	**0**	**0**	**0**	**1,000**	**1,500**	**1,500**	**0**	**0**	**0**	**0**	**25**
Western Hemisphere Operations												
Collection of Domestic A/R	0	2,000	0	2,000	3,650	2,925	3,975	1,950	0	0	0	25,662
Mexico Transfers to Domestic	0	10,440	0	1,160	3,700	0	0	0	0	0		67,300
Domestic Payments to Mexico	0	(2,500)	0	0								(24,688)
Incremental Hourly Payroll for Mexico paid from US												(4,525)
Peru Collections	4,312				2,588	1,644						18,031
Peru Disbursements					(4,016)	(2,939)						(12,984)
US GoM Operating Costs	(555)	(555)	(555)	(555)	(2,499)	(2,414)	0	0	0	0	0	(10,514)
Critical Vendor/Lienholder Payments				(10,000)		(2,000)						(15,500)
Stacked Cost	(204)	(204)	(204)	(204)	(542)	(542)	0	0	0	0	0	(4,859)
Dry-Dock, Tow, Payroll & Other one time costs		0		0								(5,355)
Facility Rent					(83)	(83)	(83)	0	0	0	0	(690)
Facility Labor (Included below in Corporate - Payroll)												0
Net Western Hemisphere Operations	**3,553**	**9,181**	**(759)**	**(7,599)**	**2,798**	**(3,409)**	**3,893**	**1,950**	**0**	**0**	**0**	**31,879**
Corporate												
Rent, Utilities & Related Costs					(25)	(25)	(25)	(25)	0	0	0	(825)
Payroll and payroll taxes		(204)		(204)	(278)	(174)	(106)	(106)	(106)	(106)	0	(3,302)
Incremental Overhead Related to Mexico/Peru Projects		0		0	0	0	0	0	0	0	0	(1,404)
Incremental Overhead Related to US & Int'l Diving Ops		(165)		(165)	(330)	(144)	0	0	0	0	0	(1,946)
KEIP/KERP (2% of asset proceeds) 2%				(692)		(733)	(239)	0	0	0	0	(3,080)
Insurance (D&O, EL, etc.)					(100)	(100)	(100)	(100)	(100)	(100)	0	(1,890)
Insurance claims (health care/MEL disability related)	(3)	(138)	(3)	(138)	(100)	(75)	(75)	(75)	(75)	(75)	(75)	(3,026)
IT Systems (ASP,DC,etc.) & Phone	(6)	(6)	(6)	(6)	(30)	(30)	(30)	(30)	(30)	(30)	0	(660)
Severance (2 weeks)												0
Other Expenses (Pcard, Moving, Storage, Documents)	(5)	(5)	(5)	(5)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(500)
Corporate Expenses	**(14)**	**(518)**	**(14)**	**(1,210)**	**(888)**	**(1,306)**	**(600)**	**(361)**	**(336)**	**(336)**	**(100)**	**(16,633)**
Professional Fees	0	0	0	(1,155)	(605)	(555)	(555)	(555)	(555)	(805)	(305)	(12,596)
U.S. Trustee Fees	0	0	0	(30)	0	0	(30)	0	0	(30)	0	(110)
Interest	0	0	0	(949)	(351)	(335)	0	0	0	0	0	(8,806)
Cash Flow before Financing	3,539	8,663	(773)	58,319	1,954	57,088	16,144	1,034	(891)	(1,171)	(405)	137,776
DIP Loan (Borrowing) / Repayment	3,539	8,663	(773)	58,319	1,954	29,722	0	0	0	0	0	99,800
Ending Balance	$ -	$ -	$ -	$ -	$ -	$ 27,367	$ 43,511	$ 44,545	$ 43,654	$ 42,483	$ 42,078	$ 42,078
DIP Loan Balance												
Beginning Balance	101,424	97,885	89,222	89,995	31,676	29,722	0	0	0	0	0	99,800
Borrowings	0	0	773	0	0	0	0	0	0	0	0	35,649
Paydown	(3,539)	(8,663)	0	(58,319)	(1,954)	(29,722)	0	0	0	0	0	(135,449)
Ending Balance	97,885	89,222	89,995	31,676	29,722	0	0	0	0	0	0	0

Max Borrowings $ 118,763

6/2/2015

*DRAFT - SETTLEMENT COMMUNICATION - SUBJECT TO RULE 408

Page 2 of 2

Professional Fees Incurred		3/6	3/13	3/20	3/27	4/3	4/10	4/17
Debtor								
Legal	- O'Melveny & Myers[1]					750,000		
Legal	-Foreign professional(s)					75,000		
Legal	- Local Delaware Counsel					50,000		
Legal	- Jones Walker							
Financial	CRO					250,000		
Financial	Investment Banker					50,000		
Other								
Communications/Claims						50,000		
UCC - Trade*	***lead and local**							
Legal						25,000		
Financial Advisor						25,000		
Court Professional		$ -	$ -	$ -	$ -	$ 1,275,000	$ -	$ -
First Lien*	***lead and local**							
Legal	- Bracewell / Morgan Lewis[1]	721,629				150,000		
Financial	- Capstone[1]	614,042				150,000		
Legal	DLA Piper	44,660						
Legal	Phillips Lytle LLP	7,682						
Legal	ReedSmith	60,690						
Legal	Mayer Brown	45,812						
Second Lien*	***lead and local**							
Legal	- Kirkland	221,068				150,000		
Financial	- Conway	307,289				150,000		
Legal	Greenberg Traurig	18,228						
Converts								
Legal	- Akin Gump							
Financial	- Moelis							
Non-Court Professionals		$ 2,041,101	$ -	$ -	$ -	$ 600,000	$ -	$ -
Total Professionals		$ 2,041,101	$ -	$ -	$ -	$ 1,875,000	$ -	$ -

Disbursement of Fees	3/6	3/13	3/20	3/27	4/3	4/10	4/17
Fees (interim payment)	-	-	-	-		1,275,000	-
Fees (holdback)							
Legal Fees (non court professional)	1,119,770	-	-	-	300,000	-	-
Advisor Fees (non court professional)	921,331	-	-	-	300,000	-	-
Total Professional Fees	$ 2,041,101	$ -	$ -	$ -	$ 600,000	$ 1,275,000	$ -

Statutory US Trustee Fees	3/6	3/13	3/20	3/27	4/3	4/10	4/17
Quarterly Fee Total							

Total Professional and U.S. Trustee Fees	3/6	3/13	3/20	3/27	4/3	4/10	4/17
Total Professional and U.S. Trustee Fees	$ 2,041,101	$ -	$ -	$ -	$ 600,000	$ 1,275,000	$ -

Professional Fees Incurred		4/24	5/1	5/8	5/15	5/22	5/29	6/5	6/12	6/19
Debtor										
Legal	- O'Melveny & Myers[1]		400,000					400,000		
Legal	-Foreign professional(s)		50,000					50,000		
Legal	- Local Delaware Counsel		25,000					25,000		
Legal	- Jones Walker		50,000							
Financial	CRO		250,000					250,000		
Financial	Investment Banker		50,000					50,000		
Other										
Communications/Claims			25,000					25,000		
UCC - Trade*	***lead and local**									
Legal			15,000					15,000		
Financial Advisor			15,000					15,000		
Court Professional		$ -	$ 880,000	$ -	$ -	$ -	$ -	$ 830,000	$ -	$ -
First Lien*	***lead and local**									
Legal	- Bracewell / Morgan Lewis[1]		150,000					150,000		
Financial	- Capstone[1]		100,000					100,000		
Legal	DLA Piper									
Legal	Phillips Lytle LLP									
Legal	ReedSmith									
Legal	Mayer Brown									
Second Lien*	***lead and local**									
Legal	- Kirkland		150,000					150,000		
Financial	- Conway		100,000					100,000		
Legal	Greenberg Traurig									
Converts										
Legal	- Akin Gump									
Financial	- Moelis									
Non-Court Professionals		$ -	$ 500,000	$ -	$ -	$ -	$ -	$ 500,000	$ -	$ -
Total Professionals		$ -	$ 1,380,000	$ -	$ -	$ -	$ -	$ 1,330,000	$ -	$ -

Disbursement of Fees	4/24	5/1	5/8	5/15	5/22	5/29	6/5	6/12	6/19
Fees (interim payment)	-	880,000	-	-	-	-	830,000	-	-
Fees (holdback)									
Legal Fees (non court professional)	-	300,000	-	-	-	-	300,000	-	-
Advisor Fees (non court professional)	-	200,000	-	-	-	-	200,000	-	-
Total Professional Fees	$ -	$ 1,380,000	$ -	$ -	$ -	$ -	$ 1,330,000	$ -	$ -

Statutory US Trustee Fees	4/24	5/1	5/8	5/15	5/22	5/29	6/5	6/12	6/19
Quarterly Fee Total		$ 20,000							

Total Professional and U.S. Trustee Fees	4/24	5/1	5/8	5/15	5/22	5/29	6/5	6/12	6/19
Total Professional and U.S. Trustee Fees	$ -	$ 1,400,000	$ -	$ -	$ -	$ -	$ 1,330,000	$ -	$ -

Professional Fees Incurred		6/26	7/3	7/10	7/17	7/24	7/31	8/7	8/14	8/21
Debtor										
Legal	- O'Melveny & Myers[1]		200,000				400,000			
Legal	-Foreign professional(s)		50,000				50,000			
Legal	- Local Delaware Counsel		25,000				25,000			
Legal	- Jones Walker		50,000				125,000			
Financial	CRO		100,000				100,000			
Financial	Investment Banker		50,000				50,000			
Other										
Communications/Claims			25,000				25,000			
UCC - Trade*	***lead and local**									
Legal			15,000				15,000			
Financial Advisor			15,000				15,000			
Court Professional		$ -	$ 530,000	$ -	$ -	$ -	$ 805,000	$ -	$ -	$ -
First Lien*	***lead and local**									
Legal	- Bracewell / Morgan Lewis[1]		100,000				100,000			
Financial	- Capstone[1]		100,000				100,000			
Legal	DLA Piper									
Legal	Phillips Lytle LLP									
Legal	ReedSmith									
Legal	Mayer Brown									
Second Lien*	***lead and local**									
Legal	- Kirkland		100,000				100,000			
Financial	- Conway		50,000				50,000			
Legal	Greenberg Traurig									
Converts										
Legal	- Akin Gump									
Financial	- Moelis									
Non-Court Professionals		$ -	$ 350,000	$ -	$ -	$ -	$ 350,000	$ -	$ -	$ -
Total Professionals		$ -	$ 880,000	$ -	$ -	$ -	$ 1,155,000	$ -	$ -	$ -

Disbursement of Fees	6/26	7/3	7/10	7/17	7/24	7/31	8/7	8/14	8/21
Fees (interim payment)	-	530,000	-	-	-	805,000	-	-	-
Fees (holdback)									
Legal Fees (non court professional)	-	200,000	-	-	-	200,000	-	-	-
Advisor Fees (non court professional)	-	150,000	-	-	-	150,000	-	-	-
Total Professional Fees	$ -	$ 880,000	$ -	$ -	$ -	$ 1,155,000	$ -	$ -	$ -

Statutory US Trustee Fees	6/26	7/3	7/10	7/17	7/24	7/31	8/7	8/14	8/21
Quarterly Fee Total						$ 30,000			

Total Professional and U.S. Trustee Fees	6/26	7/3	7/10	7/17	7/24	7/31	8/7	8/14	8/21
Total Professional and U.S. Trustee Fees	$ -	$ 880,000	$ -	$ -	$ -	$ 1,185,000	$ -	$ -	$ -

Professional Fees Incurred		8/28	9/4	9/11	9/18	9/25	10/2	10/9	10/16	10/23
Debtor										
Legal	- O'Melveny & Myers[1]	100,000				100,000				100,000
Legal	-Foreign professional(s)	25,000				25,000				25,000
Legal	- Local Delaware Counsel	25,000				25,000				25,000
Legal	- Jones Walker									
Financial	CRO	100,000				100,000				100,000
Financial	Investment Banker									
Other										
Communications/Claims		25,000				25,000				25,000
UCC - Trade*	***lead and local**									
Legal		15,000				15,000				15,000
Financial Advisor		15,000				15,000				15,000
Court Professional		**$ 305,000**	**$ -**	**$ -**	**$ -**	**$ 305,000**	**$ -**	**$ -**	**$ -**	**$ 305,000**
First Lien*	***lead and local**									
Legal	- Bracewell / Morgan Lewis[1]	100,000				75,000				75,000
Financial	- Capstone[1]	50,000				50,000				50,000
Legal	DLA Piper									
Legal	Phillips Lytle LLP									
Legal	ReedSmith									
Legal	Mayer Brown									
Second Lien*	***lead and local**									
Legal	- Kirkland	100,000				75,000				75,000
Financial	- Conway	50,000				50,000				50,000
Legal	Greenberg Traurig									
Converts										
Legal	- Akin Gump									
Financial	- Moelis									
Non-Court Professionals		**$ 300,000**	**$ -**	**$ -**	**$ -**	**$ 250,000**	**$ -**	**$ -**	**$ -**	**$ 250,000**
Total Professionals		**$ 605,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**

Disbursement of Fees	8/28	9/4	9/11	9/18	9/25	10/2	10/9	10/16	10/23
Fees (interim payment)	305,000	-	-	-	305,000	-	-	-	305,000
Fees (holdback)									
Legal Fees (non court professional)	200,000	-	-	-	150,000	-	-	-	150,000
Advisor Fees (non court professional)	100,000	-	-	-	100,000	-	-	-	100,000
Total Professional Fees	**$ 605,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**

Statutory US Trustee Fees	8/28	9/4	9/11	9/18	9/25	10/2	10/9	10/16	10/23
Quarterly Fee Total									

Total Professional and U.S. Trustee Fees	8/28	9/4	9/11	9/18	9/25	10/2	10/9	10/16	10/23
Total Professional and U.S. Trustee Fees	**$ 605,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**	**$ -**	**$ -**	**$ -**	**$ 555,000**

Professional Fees Incurred		10/30	11/6	11/13	11/20	11/27	12/4	12/11	12/18
Debtor									
Legal	- O'Melveny & Myers[1]				100,000				100,000
Legal	-Foreign professional(s)				25,000				25,000
Legal	- Local Delaware Counsel				25,000				25,000
Legal	- Jones Walker								
Financial	CRO				100,000				100,000
Financial	Investment Banker								
Other									
Communications/Claims					25,000				25,000
UCC - Trade*	***lead and local**								
Legal					15,000				15,000
Financial Advisor					15,000				15,000
Court Professional		$ -	$ -	$ -	$ 305,000	$ -	$ -	$ -	$ 305,000
First Lien*	***lead and local**								
Legal	- Bracewell / Morgan Lewis[1]				75,000				75,000
Financial	- Capstone[1]				50,000				50,000
Legal	DLA Piper								
Legal	Phillips Lytle LLP								
Legal	ReedSmith								
Legal	Mayer Brown								
Second Lien*	***lead and local**								
Legal	- Kirkland				75,000				75,000
Financial	- Conway				50,000				50,000
Legal	Greenberg Traurig								
Converts									
Legal	- Akin Gump								
Financial	- Moelis								
Non-Court Professionals		$ -	$ -	$ -	$ 250,000	$ -	$ -	$ -	$ 250,000
Total Professionals		$ -	$ -	$ -	$ 555,000	$ -	$ -	$ -	$ 555,000

Disbursement of Fees	10/30	11/6	11/13	11/20	11/27	12/4	12/11	12/18
Fees (interim payment)	-	-	-	305,000	-	-	-	305,000
Fees (holdback)								
Legal Fees (non court professional)	-	-	-	150,000	-	-	-	150,000
Advisor Fees (non court professional)	-	-	-	100,000	-	-	-	100,000
Total Professional Fees	$ -	$ -	$ -	$ 555,000	$ -	$ -	$ -	$ 555,000

Statutory US Trustee Fees	10/30	11/6	11/13	11/20	11/27	12/4	12/11	12/18
Quarterly Fee Total	$ 30,000							

Total Professional and U.S. Trustee Fees	10/30	11/6	11/13	11/20	11/27	12/4	12/11	12/18
Total Professional and U.S. Trustee Fees	$ 30,000	$ -	$ -	$ 555,000	$ -	$ -	$ -	$ 555,000

Professional Fees Incurred		12/25	1/1	1/8	1/15	1/22	1/29	2/5	2/12	2/19
Debtor										
Legal	- O'Melveny & Myers[1]				100,000				100,000	
Legal	-Foreign professional(s)				25,000				25,000	
Legal	- Local Delaware Counsel				25,000				25,000	
Legal	- Jones Walker				50,000					
Financial	CRO				100,000				100,000	
Financial	Investment Banker									
Other										
Communications/Claims					25,000				25,000	
UCC - Trade*	***lead and local**									
Legal					15,000				15,000	
Financial Advisor					15,000				15,000	
Court Professional		$ -	$ -	$ -	$ 355,000	$ -	$ -	$ -	$ 305,000	$ -
First Lien*	***lead and local**									
Legal	- Bracewell / Morgan Lewis[1]				75,000					
Financial	- Capstone[1]				150,000					
Legal	DLA Piper									
Legal	Phillips Lytle LLP									
Legal	ReedSmith									
Legal	Mayer Brown									
Second Lien*	***lead and local**									
Legal	- Kirkland				75,000					
Financial	- Conway				150,000					
Legal	Greenberg Traurig									
Converts										
Legal	- Akin Gump									
Financial	- Moelis									
Non-Court Professionals		$ -	$ -	$ -	$ 450,000	$ -	$ -	$ -	$ -	$ -
Total Professionals		$ -	$ -	$ -	$ 805,000	$ -	$ -	$ -	$ 305,000	$ -

Disbursement of Fees	12/25	1/1	1/8	1/15	1/22	1/29	2/5	2/12	2/19
Fees (interim payment)	-	-	-	355,000	-	-	-	305,000	-
Fees (holdback)									
Legal Fees (non court professional)	-	-	-	150,000	-	-	-	-	-
Advisor Fees (non court professional)	-	-	-	300,000	-	-	-	-	-
Total Professional Fees	$ -	$ -	$ -	$ 805,000	$ -	$ -	$ -	$ 305,000	$ -

Statutory US Trustee Fees	12/25	1/1	1/8	1/15	1/22	1/29	2/5	2/12	2/19
Quarterly Fee Total						$ 30,000			

Total Professional and U.S. Trustee Fees	12/25	1/1	1/8	1/15	1/22	1/29	2/5	2/12	2/19
Total Professional and U.S. Trustee Fees	$ -	$ -	$ -	$ 805,000	$ -	$ 30,000	$ -	$ 305,000	$ -

Professional Fees Incurred		2/26	3/4	Total Fees
Debtor				
Legal	- O'Melveny & Myers[1]			2,850,000
Legal	-Foreign professional(s)			450,000
Legal	- Local Delaware Counsel			325,000
Legal	- Jones Walker			275,000
Financial	CRO			1,650,000
Financial	Investment Banker			250,000
Other				-
Communications/Claims				325,000
				-
UCC - Trade*	***lead and local**			-
Legal				190,000
Financial Advisor				190,000
Court Professional		**$ -**	**$ -**	**$ 6,505,000**
First Lien*	***lead and local**			
Legal	- Bracewell / Morgan Lewis[1]			1,846,629
Financial	- Capstone[1]			1,564,042
Legal	DLA Piper			
Legal	Phillips Lytle LLP			
Legal	ReedSmith			
Legal	Mayer Brown			
				-
Second Lien*	***lead and local**			
Legal	- Kirkland			1,346,068
Financial	- Conway			1,157,289
Legal	Greenberg Traurig			
				-
Converts				-
Legal	- Akin Gump			-
Financial	- Moelis			-
				-
Non-Court Professionals		**$ -**	**$ -**	**$ 5,914,029**
Total Professionals		**$ -**	**$ -**	**$ 12,419,029**

Disbursement of Fees	2/26	3/4 Total	
Fees (interim payment)	-	-	6,505,000
			-
Fees (holdback)			-
Legal Fees (non court professional)	-	-	3,369,770
Advisor Fees (non court professional)	-	-	2,721,331
Total Professional Fees	**$ -**	**$ -**	**$ 12,596,101**

Statutory US Trustee Fees	2/26	3/4 Total	
Quarterly Fee Total			**$ 110,000**

Total Professional and U.S. Trustee Fees	2/26	3/4 Total	
Total Professional and U.S. Trustee Fees	**$ -**	**$ -**	**$ 12,706,101**

EXHIBIT C-1

[Form of]
Revolving Credit Note
[___________, ____]

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to [_____________________] or its registered assigns (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Delivery of an executed counterpart of a signature page of this Revolving Credit Note by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CAL DIVE INTERNATIONAL, INC.,
a Delaware Corporation

By:
Name:
Title:

EXHIBIT C-2

[Form of]
Term Note
[___________, ____]

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to [_____________________] or its registered assigns (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrower under that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement and the holder is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page of this Term Note by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CAL DIVE INTERNATIONAL, INC.,
a Delaware Corporation

By:
Name:
Title:

EXHIBIT D

[Form of]
Compliance Certificate

Financial Statement Date:  [________, ____]

TO:                          Bank of America, N.A., as Administrative Agent

RE:	Senior Secured, Super-Priority Credit Agreement, dated as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).

DATE:                                        [Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.            The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.            A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.            The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.            The project completion report (including, if applicable, progress relative to milestones) for all Material Contracts in effect set forth on Schedule A attached hereto is true and accurate as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CAL DIVE INTERNATIONAL, INC.,
a Delaware Corporation

By:
Name:
Title:

Schedule A

Financial Statement Date:  [________, ____] ("Statement Date")

Schedule B

Project Completion Report for all Material Contracts

EXHIBIT E

[Form of]
Assignment and Assumption

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]2 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the [Letters of Credit] included in such facilities5) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.            Assignor[s]:

2.            Assignee[s]:

1            For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2            For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3            Select as appropriate.
4            Include bracketed language if there are either multiple Assignors or multiple Assignees.
5            Include all applicable subfacilities.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                       Borrower:    Cal Dive International, Inc., a Delaware Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 3, 2015, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation, as a debtor-in possession (the "Borrower"), each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement").

6.            Assigned Interest:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitment/ Loans for all Lenders[4]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[5]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.            Trade Date:                                        __________________]6

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1            List each Assignor, as appropriate.
2            List each Assignee, as appropriate.
3            Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Term Commitment", etc.).
4            Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5            Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6            To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
   Administrative Agent
By:
Name:
Title:

CAL DIVE INTERNATIONAL, INC.,
a Delaware Corporation
By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1.	Representations and Warranties.

1.1.            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has examined the list of Disqualified Assignees in Section 1.01 and the Assignee is not a Disqualified Assignee, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the [Borrower], any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the [Borrower], any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Credit Agreement (subject to such consents, if any, as may be required under the terms of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vii) it meets all the requirements to be an assignee under the terms of the Credit Agreement (subject to such consents, if any, as may be required under the terms of the Credit Agreement), and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York

EXHIBIT F

Interim Order

[See attached]

IN THE UNITED STATES BANKRUPTCY COURT
 FOR THE DISTRICT OF DELAWARE
---------------------------------------------------------	x
In re: CAL DIVE INTERNATIONAL, INC., et al.,[1] Debtors.	. . . . . . . .	Chapter 11 Case No. 15-10458 ( ) Joint Administration Requested Related Docket No. 17
---------------------------------------------------------	x

INTERIM ORDER (I) AUTHORIZING DEBTORS TO (A) OBTAIN
POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105, 361, 362,
364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e), (B) GRANT SENIOR LIENS AND SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS, AND (C) UTILIZE
CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363; (II) GRANTING ADEQUATE
PROTECTION TO PRE-PETITION SECURED PARTIES PURSUANT TO
11 U.S.C. §§ 361, 362, 363 AND 364; (III) SCHEDULING A FINAL HEARING, AND (IV) GRANTING RELATED RELIEF
THIS MATTER having come before the Court upon the motion (the "Motion") of Cal Dive International, Inc. (the "Borrower")2  and its affiliated debtors and debtors-in-possession, as guarantors (each, a "Domestic Guarantor" and together, the "Domestic Guarantors", and, collectively with the Borrower, the "Debtors") in the above-captioned chapter 11 cases (the "Cases"), pursuant to Bankruptcy Code sections 105, 361, 362, 363, 364 and 507, Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014, and Rule 2002-1, 4001-2 and 9013-1(m) of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the "Local Rules"), seeking entry of an interim order (this "Interim Order") and a final order (the "Final Order") inter alia:
(i)            authorizing the Borrower  to enter into that certain Senior Secured, Super Priority Debtor-In-Possession Credit Agreement, dated as of March 3, 2015, in the form of the agreement attached as Exhibit A hereto, consisting of the DIP Revolving Facility (as defined below) and the DIP Term Facility (as defined below) (as amended, supplemented or otherwise modified from time to time, the "DIP Facility Agreement"), among the Borrower and Bank of America, N.A. ("Bank of America"), as L/C Issuer (as defined in the DIP Facility Agreement, and in such capacity, the "L/C Issuer") and as administrative agent (in such capacity, the "DIP Agent"), and the Lenders (as defined in the DIP Facility Agreement) from time to time parties to the DIP Facility Agreement (the "DIP Lenders" and, together with the DIP Agent, and all other Secured Parties (as defined in the DIP Facility Agreement) the "DIP Secured Parties"), and authorizing the Borrower and the Domestic Guarantors3 to enter into all related documents, orders and agreements (together with the DIP Facility Agreement, the "DIP Facility Documents"); and to obtain senior secured, superpriority post-petition financing consisting of a senior secured credit facility in the aggregate amount of $120 million (as described herein, the "DIP Facility").  The DIP Facility will provide for, inter alia:
(a)            a senior revolving credit facility of $20.2 million (the "DIP Revolving Facility"), which shall consist of new post-petition loans to the Borrower, including a $5 million sublimit for letters of credit to be provided by the DIP Agent or any of its affiliates (as defined in the DIP Facility Agreement, the "Letter of Credit Sublimit") and which will be used, in part, to pay interest and fees accrued under the Pre-Petition Senior Loan Agreement (as defined below) through the Closing Date (as defined below); and
(b)            a subordinated term credit facility, representing rolled-up principal obligations of $99.8 million (the "DIP Term Facility") outstanding as of March 3, 2015, the petition date of the Debtors' chapter 11 cases (the "Petition Date") under that certain Credit Agreement, dated as of April 26, 2011 (as amended, waived, supplemented or modified from time to time, the "Pre-Petition Senior Loan Agreement"), by and among the Borrower, the other parties signatories thereto, the lenders party thereto from time to time (the "Pre-Petition Senior Lenders") and Bank of America, as administrative agent (in such capacity, the "Pre-Petition Senior Agent," and together with the Pre-Petition Senior Lenders, the "Pre-Petition Senior Secured Parties");
(ii)            authorizing and directing the Debtors to use the proceeds of the DIP Facility as expressly provided in the DIP Facility Documents and solely in accordance with the Approved Budget (as defined in the DIP Facility Agreement) (subject to the Permitted Variance (as defined below));
(iii)            authorizing the Debtors to execute and deliver the DIP Facility Agreement and the other DIP Facility Documents and to perform such other acts as may be necessary or desirable in connection with the DIP Facility Documents;
(iv)            in accordance with the relative priorities as set forth more fully below, and subject to the Carve-Out (as defined below), the following:
(a)            pursuant to section 364(c)(1) of the Bankruptcy Code, authorizing the Debtors to grant the DIP Secured Parties superpriority allowed administrative expense claim status in the Cases and any Successor Case (as defined herein) in respect of all obligations, joint and several, owing under the DIP Facility Documents to the DIP Secured Parties (including without limitation all "Obligations," as defined therein, the "DIP Obligations"),
(b)            pursuant to section 364(c)(2) of the Bankruptcy Code, authorizing the Debtors to grant to the DIP Secured Parties automatically perfected senior security interests in and liens on all of the DIP Collateral (as defined herein), in each case subject to the priorities set forth herein;
(c)            pursuant to section 364(d) of the Bankruptcy Code, authorizing the Debtors to grant a senior first-priority priming lien on and security interest in all of the DIP Collateral, in each case subject to the priorities set forth herein;
(v)            authorization for (a) the DIP Agent, at the direction or with the consent of the Required Lenders (as defined in the DIP Facility Agreement), to terminate the funding commitments under the DIP Facility Agreement, and (b) the DIP Agent, at the direction or with the consent of the Required Lenders, to terminate the Debtors' sale, use or lease of Cash Collateral (as defined below), each upon the occurrence and continuance of an "Event of Default" (as defined in the DIP Facility Agreement) on terms specified herein and in the DIP Facility Agreement);
(vi)            subject to entry of the Final Order, granting liens to the DIP Agent, on behalf of the DIP Secured Parties, on the proceeds ("Avoidance Action Proceeds") of the Debtors' claims and causes of action arising under sections 502(d), 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state law (each, an "Avoidance Action").
(vii)            authorizing the Debtors to use, among other things, solely in accordance with the Approved Budget (subject to the Permitted Variance), any cash collateral (as that term is defined in section 363(a) of the Bankruptcy Code, the "Cash Collateral") in which the Pre-Petition Secured Parties (as defined below) may have an interest and the granting of adequate protection to the Pre-Petition Secured Parties with respect to any post-petition diminution in value of their interests in the Pre-Petition Collateral (as defined below) arising from, inter alia, the Debtors' sale, use, or lease of the Pre-Petition Collateral (including the Cash Collateral) and the priming of the liens of the Pre-Petition Secured Parties by the DIP Liens (as defined below);
(viii)            subject to the entry of the Final Order, authorization of the waiver of the Debtors' right to assert (a) any claims to surcharge against the DIP Collateral (defined below) pursuant to section 506(c) of the Bankruptcy Code and (b) any "equities of the case" claims under section 552(b) of the Bankruptcy Code, to the extent set forth in paragraphs 39 and 40 below;
(ix)            modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Facility Documents, this Interim Order, and as later applicable, the Final Order;
(x)            the waiver of any applicable stay (including under Rule 6004 of the Bankruptcy Rules) and the provision of immediate effectiveness of this Interim Order, and as later applicable, the Final Order;
(xi)            pursuant to Bankruptcy Rule 4001, that an interim hearing (the "Interim Hearing") on the Motion be held before this Court to consider entry of this Interim Order to (a)(I) authorize the Borrower to borrow or obtain letters of credit under the DIP Facility Documents, on an interim basis, under the DIP Revolving Facility (which amount is inclusive of the Letter of Credit Sublimit) and (II) authorize the Borrower to borrow under the DIP Term Facility, on or after the date of the entry of this Interim Order but before the date of the entry of the Final Order, which such Final Order must be entered within thirty (30) days after the Petition Date (the "Interim Period"); (b) authorize the Debtors' use of Cash Collateral; and (c) grant the liens, priority claims and adequate protection described herein; and
(xii)            the scheduling of a final hearing (the "Final Hearing") to consider entry of the Final Order granting the relief requested in the Motion on a final basis, authorizing the borrowings under the DIP Facility Documents, including the Roll-Up (as defined below) and the balance of such borrowings, on a final basis as set forth in the Motion and the DIP Facility Documents, and approving the Debtors' notice procedures with respect thereto; and the Court having considered the Motion, the exhibits attached thereto, the DIP Facility Documents, and the evidence submitted or adduced and the arguments of counsel made at the Interim Hearing held on the Motion on March 3, 2015; and Quinn Hébert's Declaration in Support of the Debtors' Chapter 11 Petitions and First-Day Pleadings and the Declaration of John D. Bittner in Support of Debtors' Motion (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507, Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Liens and Superpriority Administrative Expense Status, and (C) Utilize Cash Collateral of Pre-Petition Secured Parties; (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief; and including the Motion; and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 4001(b), (c) and (d), 9014, and Local Rule 2002-1, 4001-1(a), 5005-1 and 9013-1(m); and the Interim Hearing to consider the relief requested in the Motion having been held and concluded; and all objections, if any, to the relief requested in the Motion having been withdrawn, resolved or overruled by the Court; and it appearing to the Court that granting the interim relief requested is necessary to avoid immediate and irreparable harm to the Debtors and their estates, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, and their creditors and equity holders, and is essential for the continued operation of the Debtors' business; and after due deliberation and consideration, and good and sufficient cause appearing therefor;
BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING BY THE DEBTORS, INCLUDING THE SUBMISSIONS OF DECLARATIONS AND THE REPRESENTATIONS OF COUNSEL, THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:
A.            Petition Date.  On March 3, 2015, each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Court") commencing the Cases.4
B.            Debtor in Possession.  The Debtors are continuing in the management and operation of their businesses and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Cases.
C.            Jurisdiction and Venue.  The Court has jurisdiction, pursuant to 28 U.S.C. §§ 157(b) and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012, over these proceedings, and over the persons and property affected hereby. Consideration of the Motion constitutes a core proceeding under 28 U.S.C. § 157(b)(2).  Venue for the Cases and proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.  The statutory bases for the relief sought herein are sections 105, 361, 362, 363, 364, 503 and 507 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014 and the applicable Local Rules.
D.            Committee Formation.  As of the date hereof, the Office of the United States Trustee (the "U.S. Trustee") has not appointed any statutory committee (each, a "Statutory Committee") in the Cases.
E.            Debtors' Stipulations.  After consultation with their attorneys and financial advisors, and without prejudice to the rights of parties in interest as set forth in paragraphs 36 and 43 herein, the Debtors admit, stipulate, acknowledge and agree that (collectively, paragraphs E(i) through E(x) below are referred to herein as the "Debtors' Stipulations"):
(i)            Pre-Petition Senior Loan Documents.  As of the Petition Date, the Debtors were parties to the Pre-Petition Senior Loan Agreement (together with all related documents, guaranties and agreements, as the same may be amended, waived, supplemented or modified from time to time, and as further defined in the DIP Facility Agreement, the "Pre-Petition Senior Loan Documents").
(ii)            Pre-Petition Senior Loan Obligations.  As of the Petition Date, the aggregate amount owed by the Debtors under the Pre-Petition Senior Loan Documents was not less than $99.8 million in principal amount of revolving credit obligations thereunder (the "Pre-Petition Senior Revolver," and, collectively, with any amounts paid or incurred or accrued but unpaid, prior to the Petition Date in accordance with the Pre-Petition Senior Loan Documents, including all "Obligations" (as defined in the Pre-Petition Senior Loan Documents) related to the pre-petition revolving credit obligations as described in the Pre-Petition Senior Loan Agreement, as further defined in the DIP Facility Agreement, the "Pre-Petition Senior Loan Obligations").
(iii)            Pre-Petition Junior Loan Documents.  As of the Petition Date, the Debtors were parties to that certain Amended and Restated Loan Agreement, dated as of May 9, 2014 (as amended, waived, supplemented or modified from time to time, the "Pre-Petition Junior Loan Agreement," together with all related documents, guaranties and agreements, as the same may be amended, waived, supplemented or modified from time to time, and as further defined in the DIP Credit Agreement, the "Pre-Petition Junior Loan Documents" and, together with the Pre-Petition Senior Loan Documents, as the same may be amended, waived, supplemented or modified from time to time, the "Pre-Petition Loan Documents"), by and among the Debtors, the lenders from time to time parties thereto (the "Pre-Petition Junior Lenders," and, together with the Pre-Petition Senior Lenders, the "Pre-Petition Lenders") and ABC Funding, LLC, as administrative agent (in such capacity, the "Pre-Petition Junior Agent," together with the Pre-Petition Senior Agent the "Pre-Petition Agents," the Pre-Petition Junior Agent, together with the Pre-Petition Junior Lenders, the "Pre-Petition Junior Secured Parties," and the Prepetition Junior Secured Parties, together with the Pre-Petition Senior Secured Parties, the "Pre-Petition Secured Parties."
(iv)            Pre-Petition Junior Loan Obligations.  As of the Petition Date, the outstanding principal amount owed by the Debtors under the Pre-Petition Junior Loan Documents was not less than $100 million (together with any amounts paid or incurred or accrued but unpaid prior to the Petition Date in accordance with the Pre-Petition Junior Loan Documents, including all "Obligations" and the amount of interest at the Default Rate (as such terms are defined in the Pre-Petition Junior Loan Documents), as further defined in the DIP Facility Agreement, the "Pre-Petition Junior Loan Obligations," and, together with the Pre-Petition Senior Loan Obligations, the "Pre-Petition Obligations").
(v)            Pre-Petition Convertible Senior Notes.  As of the Petition Date, the Debtors were parties to that certain Indenture, dated as of July 18, 2012 (as amended, waived, modified or supplemented from time to time), with Bank of New York Mellon Trust Company (the "Indenture Trustee"), pursuant to which the Debtors issued those certain 5% Convertible Senior Notes due 2017 (the "Convertible Notes").  As of the Petition Date, the Debtors had outstanding Convertible Notes with a face amount of not less than $86.25 million.  The Convertible Notes are not secured.
(vi)            Intercreditor Agreement.  The Debtors, the Pre-Petition Senior Agent and the Pre-Petition Junior Agent are parties to that certain Intercreditor Agreement, dated as of May 9, 2014 (as the same may be amended, waived, supplemented or modified from time to time, the "Existing Intercreditor Agreement").
(vii)            Pre-Petition Collateral and Pre-Petition Liens.  As more fully set forth in the Pre-Petition Senior Loan Documents, prior to the Petition Date, the Debtors granted first-priority security interests in and liens (collectively, the "Pre-Petition Senior Liens") on substantially all of the property of the Debtors (collectively, the "Pre-Petition Collateral") to the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Secured Parties to secure repayment of the Pre-Petition Senior Loan Obligations.  As more fully set forth in the Pre-Petition Junior Loan Documents, prior to the Petition Date, the Debtors granted junior security interests in and liens (the "Pre-Petition Junior Liens" and, together with the Pre-Petition Senior Liens, the "Pre-Petition Liens") on the Pre-Petition Collateral to the Pre-Petition Junior Secured Parties to secure payment of the Pre-Petition Junior Loan Obligations.  The priority of the Pre-Petition Liens is subject to the terms of the Existing Intercreditor Agreement.
(viii)            Pre-Petition Secured Indebtedness and Pre-Petition Liens.  The Debtors acknowledge and agree that:
(i)	the Pre-Petition Senior Loan Obligations constitute legal, valid, binding, and non-avoidable obligations of the Debtors;
(ii)	the Pre-Petition Senior Liens on the Pre-Petition Collateral are valid, binding, enforceable, non-avoidable and properly perfected;
(iii)
as of the Petition Date, the Pre-Petition Senior Liens have priority over any and all other liens, if any, on the Pre-Petition Collateral, subject only to certain liens otherwise permitted by the Pre-Petition Senior Loan Documents (to the extent any such permitted liens were valid, binding, enforceable, properly perfected, non avoidable and senior in priority to the Pre-Petition Senior Liens as of the Petition Date), and Liens (as defined in the DIP Facility Agreement) on Cash Collateral securing Cash Management Agreements (as defined in the DIP Facility Agreement) with a Cash Management Bank (as defined in the DIP Facility Agreement) (the "Permitted Prior Senior Pre-Petition Liens") and otherwise had priority over any and all other liens on the Pre-Petition Collateral including, without limitation, the Pre-Petition Junior Liens, except to the extent provided in the Existing Intercreditor Agreement;

(iv)	the Pre-Petition Junior Liens on the Pre-Petition Collateral are valid, binding, enforceable, non-avoidable and properly perfected;
(v)
the Pre-Petition Junior Loan Obligations (together with the Pre-Petition Senior Loan Obligations, the "Pre-Petition Secured Indebtedness") constitute legal, valid, binding and non-avoidable obligations of the Debtors;

(vi)
as of the Petition Date, the Pre-Petition Junior Liens were junior to the Pre-Petition Senior Liens, the Permitted Prior Senior Pre-Petition Liens and to certain other liens otherwise permitted by the Pre-Petition Junior Loan Documents, including without limitation the Liens on Cash Collateral securing Cash Management Agreements (as defined in the DIP Facility Agreement) with a Cash Management Bank (as defined in the DIP Facility Agreement) (to the extent any such liens were valid, binding, enforceable, properly perfected, non-avoidable and senior in priority to the Pre-Petition Junior Liens as of the Petition Date) and Liens on Cash Collateral securing Cash Management Agreements with a Cash Management Bank, the "Permitted Prior Junior Pre-Petition Liens," and, together with the Permitted Prior Senior Pre-Petition Liens, the "Permitted Prior Pre-Petition Liens"),[5] except to the extent provided in the Existing Intercreditor Agreement; and

(vii)
as of the Petition Date, the value of the Pre-Petition Collateral securing the Pre-Petition Senior Loan Obligations exceeded the amount of those obligations, and, accordingly, the Pre-Petition Senior Loan Obligations are allowed secured claims within the meaning of section 506 of the Bankruptcy Code, in a principal amount of not less than $99.8 million, together with accrued and unpaid interest and costs and expenses (including, without limitation, attorneys' fees and related expenses).

(ix)            No Offsets or Claims.  The Debtors acknowledge and agree that:
(i)
No offsets, challenges, objections, defenses, claims or counterclaims of any kind or nature to, and no entitlements to equitable relief with respect to any of the Pre-Petition Senior Liens or the Pre-Petition Senior Loan Obligations exist, and no portion of the Pre-Petition Senior Liens or the Pre-Petition Senior Loan Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law;

(ii)
the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including without limitation, avoidance claims under chapter 5 of the Bankruptcy Code and applicable non-bankruptcy law, against any of the Pre-Petition Senior Secured Parties or any of their affiliates, agents, attorneys, advisors, professionals, officers, directors or employees arising out of, based upon or related to the Pre-Petition Senior Loan Documents or Pre-Petition Senior Loan Obligations;

(iii)
no offsets, challenges, objections, defenses, claims or counterclaims of any kind or nature to, and no entitlements to equitable relief with respect to any of the Pre-Petition Junior Liens or the Pre-Petition Junior Loan Obligations exist, and no portion of the Pre-Petition Junior Liens or the Pre-Petition Junior Loan Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; and

(iv)
the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under chapter 5 of the Bankruptcy Code and applicable non-bankruptcy law, against any of the Pre-Petition Junior Secured Parties or any of their affiliates, agents, attorneys, advisors, professionals, officers, directors or employees arising out of or based upon or related to the Pre-Petition Junior Loan Documents or Pre-Petition Junior Loan Obligations.

(x)            Cash Collateral.  The Debtors represent that all of the Debtors' cash, including the cash in their deposit accounts, wherever located, whether as original collateral or proceeds of other Pre-Petition Collateral, constitutes Cash Collateral and is Pre-Petition Collateral of the Pre-Petition Secured Parties.
F.            Findings Regarding Post-Petition Financing and the Use of Cash Collateral.
(i)            Good cause. Good cause has been shown for the entry of this Interim Order.
(ii)            Request for Post-Petition Financing and Use of Cash Collateral.  The Debtors seek authority to enter into the DIP Facility Agreement.  The DIP Secured Parties shall have no obligation to make loans or advances under the DIP Facility except to the extent required under the DIP Facility Agreement and no obligation to waive any conditions required thereunder.  The Debtors also seek authority to use Cash Collateral on the terms described herein, and in accordance with the Approved Budget (subject to the Permitted Variance), to administer their Cases and fund their operations.
(iii)            Need for Post-Petition Financing and Use of Cash Collateral.  The Debtors' need to use Cash Collateral and to obtain credit as set forth in the DIP Facility Agreement is immediate and critical in order to enable the Debtors to continue operations and to administer and preserve the value of their estates.  The ability of the Debtors to finance their operations, maintain business relationships, pay employees, protect the value of their assets and otherwise finance their operations requires the availability of working capital from the DIP Facility and the use of Cash Collateral, the absence of either of which would immediately and irreparably harm the Debtors, their estates, creditors and equity holders, and the possibility for maximizing the value of their businesses, whether through a going concern sale or an orderly liquidation.  The Debtors do not have sufficient available sources of working capital and financing to operate their business or to maintain their properties in the ordinary course of business without the DIP Facility and continued use of Cash Collateral.  Consummation of the financing contemplated by the DIP Facility Documents and the use of the Pre-Petition Collateral, including without limitation, the Cash Collateral, pursuant to the terms of this Interim Order therefore are in the best interests of the Debtors' estates.
(iv)            No Credit Available on More Favorable Terms.  Given their current financial condition, financing arrangements, and capital structure, the Debtors are unable to reasonably obtain post-petition financing from sources other than the DIP Secured Parties on terms more favorable than those set forth in the DIP Facility Documents.  The Debtors have been unable to reasonably obtain unsecured credit allowable under Bankruptcy Code section 503(b)(1) as an administrative expense.  The Debtors have also been unable to obtain secured credit from other sources: (a) having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a) and 507(b) of the Bankruptcy Code; (b) secured only by a lien on property of the Debtors and their estates that is not otherwise subject to a lien; or (c) secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien.  Further, the Pre-Petition Secured Parties have not consented to the priming of their pre-petition liens by lenders (except to the extent provided herein and under the DIP Facility Documents).  Financing on a post-petition basis is not otherwise available without granting the DIP Agent (for the benefit of the DIP Secured Parties): (1) perfected security interests in and liens on (each as provided herein) all of the Debtors' existing and after-acquired assets with the priorities set forth herein, (2) superpriority claims, and (3) the other protections set forth in this Interim Order.
(v)            Use of Proceeds.
(i)
As a condition to entry into the DIP Facility Agreement, the extensions of credit under the DIP Facility and the authorization to use Cash Collateral, the DIP Secured Parties require, and the Debtors have agreed, that proceeds of the DIP Facility and Cash Collateral shall be used in accordance with the terms of the DIP Facility Documents, including the Approved Budget, which shall be subject to (x) such variances as may be permitted by the DIP Facility Agreement (including without limitation the Permitted Variance), (y) this Interim Order (or the Final Order as applicable), and (z) the Carve-Out.

(ii)
The Debtors shall not, and shall not permit any of the Guarantors to, directly or indirectly Pay (as defined in the DIP Facility Agreement) any expense or other disbursement other than those set forth in the Approved Budget (other than the post-Triggering Event Date portion of the Carve-Out) outside of the Permitted Variance.

(iii)
The proceeds of the DIP Facility and Cash Collateral shall be used solely as provided in the DIP Facility Agreement, including, to the extent provided therein, for (a) with respect to the DIP Revolving Facility, (i) to pay all interest and fees accrued under the Pre-Petition Senior Loan Agreement (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility), (ii) to provide working capital and letters of credit from time to time to the extent set forth in the Approved Budget (subject to the Permitted Variance), (iii) for other general corporate purposes of the Debtors to the extent set forth in the Approved Budget (subject to the Permitted Variance) (including without limitation the marketing and sale of certain of the Debtors' assets, as well as the payment of professional fees), (iv) subject to the Approved Budget (subject to the Permitted Variance) (other than with respect to the post-Triggering Event Date portion of the Carve-Out) or any order governing the compensation of professionals retained in these Cases, for payment of costs and administration of the Cases including the Carve-Out, and (v) for the payment of such other pre-petition obligations in accordance with "first day" orders, which orders shall be in form and substance reasonably satisfactory to the DIP Agent and approved by the Court, in each case in a manner consistent with the Approved Budget (subject to the Permitted Variance), the DIP Facility Agreement, including without limitation subject to section 6.11 thereof, and the terms and conditions contained herein; and (b) with respect to the DIP Term Facility, for the refinancing in full, on the Closing Date (as defined in the DIP Facility Agreement), of the Pre-Petition Senior Revolver (the "Roll-Up").

(vi)            Willingness to Provide Financing.  The DIP Secured Parties have indicated a willingness to provide financing to the Debtors subject to the entry of this Interim Order, and conditioned upon the entry of the Final Order, including findings that such financing is essential to the Debtors' estates, that the DIP Secured Parties are extending credit to the Debtors as set forth in the DIP Facility Agreement in good faith, and that the DIP Secured Parties' claims, superpriority claims, security interests, liens, rights, and other protections will have the protections provided in section 364(e) of the Bankruptcy Code and will not be affected by any subsequent reversal, modification, vacatur, amendment, reargument or reconsideration of this Interim Order, the Final Order or any other order.   As a condition to the entry into the DIP Facility Documents, the extension of credit under the DIP Facility and the authorization to use Cash Collateral, the Debtors, the DIP Agent and the DIP Secured Parties under each of the DIP Revolving Facility and the DIP Term Facility, have agreed that proceeds of DIP Collateral and all payments and collections received by the Debtors shall be applied solely as set forth in the DIP Facility Documents, and that, other than as set forth therein, the DIP Term Facility shall be subject and subordinate in right of payment to the DIP Revolving Facility.
(vii)            Business Judgment and Good Faith Pursuant to Section 364(e).  The extension of credit under the DIP Facility and the DIP Facility Documents is fair, reasonable, and the best available to the Debtors under the circumstances, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and consideration, and were entered into at arm's-length, under no duress, and without undue influence, negligence or violation of public policy or law.  The DIP Facility Documents, the DIP Facility and the provisions regarding the use of Cash Collateral were negotiated in good faith and at arm's length among the Debtors and the DIP Secured Parties,  under no duress, and without undue influence, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining the requisite approvals of the DIP Facility, and the use of Cash Collateral, including in respect of the granting of the DIP Liens and the Adequate Protection Liens (as defined below), any challenges or objections to the DIP Facility or the use of Cash Collateral, and all documents related to any and all transactions contemplated by the foregoing.  Use of Cash Collateral and any credit to be extended as set forth in the DIP Facility Documents shall be deemed to have been so allowed, advanced, made, used or extended in good faith, and for valid business purposes and uses, within the meaning of section 364(e) of the Bankruptcy Code, and the DIP Secured Parties are therefore entitled to the protections and benefits of section 364(e) of the Bankruptcy Code and this Interim Order.
(viii)            Priming of Pre-Petition Liens.  The priming of the Pre-Petition Liens on the Pre-Petition Collateral by the DIP Liens will enable the Debtors to obtain the DIP Facility and to continue to operate their businesses for the benefit of their estates and creditors.  The Pre-Petition Secured Parties consent to such priming liens, subject to receipt of adequate protection of their respective interests in the Pre-Petition Collateral as set forth herein.  The Pre-Petition Secured Parties have acted in good faith in consenting (including under the Existing Intercreditor Agreement) to the (i) Debtors' use of the Pre-Petition Collateral, including, without limitation, the Cash Collateral, pursuant to the terms of this Interim Order, (ii) priming of their Pre-Petition Liens by the DIP Liens on all Pre-Petition Collateral, and (iii) entry of this Interim Order and the granting of the relief set forth herein, and their reliance on the assurances referred to herein is in good faith.  The Pre-Petition Junior Secured Parties have consented to any sale of assets contemplated by the DIP Facility Documents, provided that the proceeds of any such sale are applied in accordance with the DIP Facility Documents and this Interim Order, and to the extent there at any time remain outstanding and unpaid Pre-Petition Senior Loan Obligations, the Existing Intercreditor Agreement, as amended, modified or waived (or deemed amended, modified or waived) hereby and by the DIP Facility Documents.
(ix)            Adequate Protection.  The Pre-Petition Senior Agent is entitled to and shall receive, on behalf of the Pre-Petition Senior Secured Parties, adequate protection in the form of (I) during the Interim Period, solely to the extent any portion of the Pre-Petition Senior Loan Obligations remain outstanding, ongoing payment of interest, fees and other amounts due under the Pre-Petition Senior Loan Documents (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility), (II) ongoing payment of the reasonable costs and expenses, including without limitation, the fees and expenses of the legal and other professionals, of the Pre-Petition Senior Secured Parties under the Pre-Petition Senior Loan Documents, and (III) subject to the priorities set forth in paragraphs 15 and 16 below, the Senior Adequate Protection Lien and the Senior Adequate Protection Superpriority Claim (each as defined below).  The Pre-Petition Junior Secured Parties are entitled to and shall receive adequate protection in the form of (I) ongoing payment of the reasonable costs and expenses, including without limitation, the fees and expenses of the legal and other professionals, of the Pre-Petition Junior Secured Parties under the Pre-Petition Junior Loan Documents, not to exceed, in the aggregate, the amounts set forth with respect to such fees and expenses in the Approved Budget (subject to the Permitted Variance) (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility) and (II) subject to the priorities set forth in paragraphs 15 and 16 below, the Junior Adequate Protection Lien (as defined below, and together with the Senior Adequate Protection Lien, the "Adequate Protection Liens") and the Junior Adequate Protection Superpriority Claim (as defined below, and together with the Senior Adequate Protection Claim, the "Adequate Protection Claims").  This Court concludes that the adequate protection provided to the Pre-Petition Secured Parties hereunder for any post-petition diminution in value of the Pre-Petition Liens on the Pre-Petition Collateral due to, inter alia, the Debtors' sale, use or lease of the Pre-Petition Collateral, including the Cash Collateral, the imposition of the automatic stay, and the priming of the Pre-Petition Liens by the DIP Liens, is authorized by sections 361, 362, 363, 364, 503, and 507 of the Bankruptcy Code.
(x)            Sections 506(c) and 552(b). Subject to the entry of the Final Order, in light of (i) the agreement of the DIP Secured Parties and the Pre-Petition Secured Parties to subordinate their liens and superpriority claims, as applicable, to the Carve-Out, and (ii) the Pre- Petition Secured Parties' agreement to consent to the use of Cash Collateral and to subordinate their Adequate Protection Superpriority Claims and Adequate Protection Liens to the Carve-Out, the DIP Liens and the DIP Superpriority Claim, and (iii) the Approved Budget (subject to the Permitted Variance) covering all administrative costs projected by the Debtors, the DIP Secured Parties and the Pre-Petition Secured Parties are entitled to a waiver of (a) the provisions of section 506(c) of the Bankruptcy Code, and (b) any "equities of the case" claims under section 552(b) of the Bankruptcy Code.
(xi)            Final Hearing.  At the Final Hearing, the Debtors will seek final approval of the proposed post-petition financing arrangements, including the Roll-Up, and use of Cash Collateral pursuant to the Final Order, which shall be in form and substance acceptable to the DIP Agent and, without expanding or altering the rights of the parties to the Existing Intercreditor Agreement, except as otherwise contemplated under the DIP Facility Documents and this Interim Order, the Pre-Petition Junior Agent, but, with respect to the Pre-Petition Junior Agent, solely with respect to those provisions of such Final Order which directly affect the Pre-Petition Junior Secured Parties, the Pre-Petition Junior Loan Obligations or the Pre-Petition Junior Loan Documents.  Notice of the Final Hearing and Final Order will be provided in accordance with this Interim Order and no further notice, except as provided by this Interim Order, shall be required.
(xii)            Immediate Entry. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2) and Local Bankruptcy Rule 4001-2(b).  The authorization granted herein on an interim basis to use the Pre-Petition Collateral, including without limitation, the Cash Collateral, to enter into the DIP Facility Documents, and to borrow under the DIP Revolving Facility and the DIP Term Facility is necessary to avoid immediate and irreparable harm to the Debtors and their estates during the period (the "Interim Period") beginning on the date hereof through and including the earliest to occur of (i) the date of the entry of the Final Order by this Court and (y) the Termination Date (as defined below).  This Court concludes that the entry of this Interim Order is in the best interests of the Debtors and their estates and creditors because it will, among other things, allow the Debtors to maximize the value of their assets.
(xiii)            Notice.  Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors, whether by facsimile, email, overnight courier or hand delivery, to certain parties in interest, including:  (i) the U.S. Trustee; (ii) the Securities and Exchange Commission; (iii) the Internal Revenue Service; (iv) the parties included on the Debtors' consolidated list of thirty (30) largest unsecured creditors; (v) counsel to the Pre-Petition Junior Agent; (vi) counsel to the DIP Agent and the Pre-Petition Senior Agent; and (vii) counsel to the Indenture Trustee.  Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein, and the Interim Hearing constitutes appropriate notice thereof and complies with Bankruptcy Rules 4001(b) and (c) and the Local Rules, and no further notice of the relief granted herein is necessary or required.
Based upon the foregoing findings and conclusions, the Motion and the record before the Court with respect to the Motion, and good and sufficient cause appearing therefor,
IT IS HEREBY ORDERED that:
1.            Motion Approved.  The Motion is granted on an interim basis in accordance with the terms of this Interim Order.
2.            Use of Pre-Petition Collateral Approved.  Subject to the terms of the DIP Facility Documents, this Interim Order, and the Approved Budget (subject to the Permitted Variance), the Debtors are hereby authorized to use the Pre-Petition Collateral (including Cash Collateral in which any of the Pre-Petition Secured Parties has a perfected security interest as of the Petition Date or at any time thereafter, including any cash on deposit in any deposit account or other account over which any Pre-Petition Secured Party has control, and including any cash proceeds of the Pre-Petition Collateral).
3.            Objections Overruled.  All objections to and reservations of rights with respect to  the Motion and to the entry of this Interim Order to the extent not withdrawn or resolved are hereby overruled on the merits in their entirety.
DIP Facility Authorization
4.            Authorization of the DIP Facility Documents.  The Debtors are hereby authorized to execute, issue, deliver, enter into, and adopt, as the case may be, the DIP Facility Agreement and the other DIP Facility Documents to be delivered pursuant hereto or thereto or in connection herewith or therewith, and borrow money and obtain letters of credit under the DIP Facility, on an interim basis, and request extensions of credit under (a) the DIP Revolving Facility and (b) the DIP Term Facility (collectively, the "Interim Financing"), in accordance with the terms of this Interim Order and the DIP Facility Documents.
5.            Authorized Action.  In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized to perform all acts, to make, execute and deliver all instruments and documents that may be necessary or required for performance by the Debtors under the DIP Facility Agreement and the creation and perfection of the DIP Liens described in and provided for by this Interim Order and the DIP Facility Documents.  Subject to paragraph 17, the Debtors are hereby authorized to pay, in accordance with this Interim Order, the principal, interest, fees, expenses and other amounts described in the DIP Facility Documents as such become due and without need to obtain further Court approval, including, without limitation, origination fees, collateral monitoring fees, commitment fees, maintenance fees, success fees, letter of credit fees, and the fees and disbursements of the DIP Secured Parties' attorneys, advisers, accountants and other consultants.  All fees shall be fully earned upon entry of this Interim Order and payable in accordance with the DIP Facility Documents.
6.            Validity of DIP Obligations.  Upon execution and delivery, the DIP Facility Documents shall represent valid and binding obligations of the Debtors, enforceable against the Debtors and their estates in accordance with their terms, and subject to the terms of this Interim Order.  The DIP Facility Documents and this Interim Order constitute and evidence the validity and binding effect of the DIP Obligations of the Debtors, which DIP Obligations shall be enforceable, jointly and severally, against the Debtors, their estates and any successors thereto, including, without limitation, any trustee or other estate representative appointed in the Cases or any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases (each, a "Successor Case").  No obligation, payment, transfer, or grant of a security or other interest to the DIP Secured Parties under the DIP Facility Documents or this Interim Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or any applicable law (including, without limitation, under section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, set-off, recoupment, or counterclaim; provided that, with respect to the Roll-Up, during the Challenge Period, the foregoing shall be subject to the reservations of rights of parties in interest in paragraphs 36 and 43 of this Interim Order. The DIP Obligations include all loans and any other indebtedness or obligations, contingent or absolute, now existing or hereafter arising, which may from time to time be or become owing by the Debtors to the DIP Secured Parties under the DIP Facility Documents, including without limitation all principal, interest, costs, fees, expenses and other amounts owed pursuant to the DIP Facility Documents.
7.            Reserved.
8.            No Obligation to Extend Credit.  The DIP Secured Parties shall have no obligation to make loans or advances under the DIP Facility until the conditions precedent to the closing and the making of such extensions of credit under the DIP Facility Documents have been satisfied in full.
9.            Use of DIP Facility Proceeds.  From and after the Petition Date, the Debtors are authorized to use extensions of credit under the DIP Facility only for the purposes specifically set forth in this Interim Order, the DIP Facility Documents and in compliance with the Approved Budget (subject to the Permitted Variance).  The Debtors are authorized, subject to the satisfaction of the conditions set forth in the DIP Facility Documents, to use proceeds of the DIP Collateral and the Pre-Petition Collateral and to draw upon the DIP Facility to repay the Pre-Petition Senior Revolver and all remaining outstanding Pre-Petition Senior Loan Obligations under the Pre-Petition Senior Loan Documents (including, without limitation, accrued and unpaid interest, (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility), and any amounts owing under the Pre-Petition Senior Loan Documents which are contingent and unliquidated and subsequently become liquidated and mature.  The Roll-Up of the Pre-Petition Senior Revolver shall be subject to the Permitted Prior Liens, the Carve-Out, and the reservation of rights of parties in interest in paragraph 36 and 43 of this Interim Order, and upon expiration of the Challenge Period (as defined below) without a Challenge Proceeding (as defined below) having been brought, or the final resolution of a Challenge Proceeding brought in compliance with the provisions of this Interim Order (where such Challenge Proceeding did not have the effect of successfully impairing any of the Pre-Petition Senior Loan Obligations or Pre-Petition Senior Liens), the Debtors' Roll-Up of the Pre-Petition Senior Revolver shall be deemed to be indefeasible, final and not subject to any challenge, including without limitation any Challenge Proceeding.  Notwithstanding the foregoing, in the event that a Challenge Proceeding is initiated within the Challenge Period, only that portion of the Pre-Petition Senior Loan Obligations that are challenged shall be excluded from the Debtors' Roll-Up of the Pre-Petition Senior Revolver (the "Roll-Up Exclusion Amount"), and further provided that, upon the settlement or final adjudication of any such Challenge Proceeding, the Roll-Up Exclusion Amount shall become part of the Roll-Up of the Pre-Petition Senior Revolver to the extent that such Roll-Up Exclusion Amount is found or agreed to be secured by Pre-Petition Senior Liens.
10.            DIP Superpriority Claim.  Subject to the Challenge Period with respect to the Roll-Up, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed claims against the Debtors, jointly and severally, with priority over any and all administrative expenses, including, without limitation, any administrative expense claims on account of any postpetition Intercompany Transactions (as defined in the Cash Management Order (as defined in the DIP Facility Agreement)), diminution claims (including all Adequate Protection Superpriority Claims) and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c) (subject to entry of the Final Order; provided, however, with respect to expenses incurred in the Interim Period, the Debtors waive any right to assert any claims to surcharge against the DIP Collateral pursuant to Bankruptcy Code section 506(c) on an interim basis), 507(a), 507(b), 552(b), 726, 1113, or 1114 of the Bankruptcy Code (the "DIP Superpriority Claims"), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy, or attachment, which DIP Superpriority Claims shall be payable from and have recourse to all pre-petition and post-petition property of the Debtors and their estates and all proceeds thereof, subject only to liens secured thereby and the Carve-Out; provided, however, that the DIP Superpriority Claims shall be payable out of the Avoidance Action Proceeds only upon entry of the Final Order.
DIP Liens and Collateral.
11.            Effective immediately upon entry of this Interim Order, pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, and without the necessity of the execution by the Debtors (or recordation or other filing or notice) of security agreements, control agreements, pledge agreements, financing statements, mortgages, schedules or other similar documents, or the possession or control by the DIP Agent or any other DIP Secured Party of any DIP Collateral, the DIP Agent is hereby granted, as collateral agent for the DIP Secured Parties, continuing valid, binding, enforceable, non-avoidable, priming and automatically and properly perfected, nunc pro tunc to the Petition Date, post-petition security interests in and liens (collectively, the "DIP Liens") on any and all property owned and hereafter acquired assets and real and personal property of the Debtors, including, without limitation, the following (the "DIP Collateral") (and the Debtors shall, consistent with the DIP Facility Documents, cause the Foreign Guarantors to grant similar security interests in and liens on the Collateral (as defined in the DIP Facility Documents) owned by such Foreign Guarantors):
(i)            all Accounts and  Receivables;6
(ii)            all Documents (including, if applicable, electronic documents), Instruments and Chattel Paper (whether tangible or intangible);
(iii)            all General Intangibles (including, without limitation, all Payment Intangibles, software, and Intellectual Property Collateral);
(iv)            all Goods (including, without limitation Inventory, Equipment and Fixtures);
(v)            all Investment Property, Securities Collateral, Securities Accounts, Securities, Pledged Securities and other equity interests of any type or nature whatsoever;
(vi)            all Deposit Accounts (including, without limitation all Collateral Accounts) and all other bank accounts and all deposits therein;
(vii)            all money, cash and cash equivalents;
(viii)            any and all other Liquid Assets;
(ix)            all credit balances, deposits and other property now or hereafter held or received by or in transit to the Pre-Petition Secured Parties or at any other depository or other institution from or for the account of the Debtors, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
(x)            all Supporting Obligations, Letters of Credit (whether or not any such Letter of Credit is in writing), and Letter of Credit Rights (whether or not any such Letter of Credit is in writing) of the Debtors;
(xi)            all Commercial Tort Claims (whether or not separately scheduled, indexed, listed, specified, described or otherwise indentified and including, without limitation, that certain claim for damages arising as a result of the explosion of the Macondo well on April 20, 2010 and the ensuing oil spill, including under the Oil Pollution Act of 1990 and general maritime law and owing by any of BP p.l.c., Transocean Ltd., and/or Halliburton Corporation and/or any of their respective affiliates);
(xii)            all corporate claims of the Debtors including claims for breach of fiduciary duty, negligence and other claims for tortious actions;
(xiii)            all owned real property, leases, leaseholds, and all proceeds of leases of real property;7
(xiv)            all vessels, rigs, rolling stock, diving systems (including, without limitation, saturation diving systems), and aircraft;
(xv)            effective upon the entry of the Final Order, all Avoidance Action Proceeds, and recoveries under section 551 of the Bankruptcy Code;
(xvi)            to the extent not otherwise described above, all receivables and all present and future claims, rights, interests, assets and properties recovered by or on behalf of the Debtors;
(xvii)                          all books, records, and information relating to any of the DIP Collateral and/or to the operation of the Debtors' business, and all rights of access to such books, records, and information, and all property in which such books, records and information are stored, recorded and maintained;
(xviii)                          to the extent not otherwise included, the property, if any, of the Debtors listed on Schedules 1.01(d), 1.01(e) and 1.01(n) to the DIP Facility Agreement;
(xix)            to the extent not otherwise included, all other property of the Debtors, whether tangible or intangible, all Proceeds, tort claims, insurance claims, contract rights, rights to the payment of money, and other rights to payment not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing and any and all proceeds of any insurance, indemnity, tax return, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing;
(xx)            any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing; and
(xxi)            all Proceeds of the foregoing (i) through (xx).
12.            Notwithstanding anything herein to the contrary, in no event shall the DIP Collateral include, and no Debtor shall be deemed to have granted a security interest in, any of such Debtor's rights or interests in or under (a) any intent-to-use trademarks to the extent that, and solely during the period in which, the grant of a security interest therein or assignment thereof would impair or eliminate the validity or enforceability of such intent-to-use trademark applications or any trademarks related thereto under applicable U.S. federal law, provided that upon submission and acceptance by the Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use application shall be considered DIP Collateral; (b) any amounts, securities, or surety bonds that the Debtors' banks obtain or pledge pursuant to a Uniform Depositary Agreement with the U.S. Trustee; or (c) any license, contract, permit, instrument, security or franchise or any rights or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity including the provisions of the Bankruptcy Code); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the DIP Collateral shall include all such rights and interests as if such provision had never been in effect; and provided, further, that, the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect DIP Agent's unconditional continuing security interest in and Lien (as defined in the DIP Facility Agreement) upon any rights or interests of the Debtors in or to monies due or to become due under any such license, contract, permit, instrument, security or franchise.
13.            Upon the indefeasible and irrevocable repayment of the Pre-Petition Senior Loan Obligations, the Pre-Petition Senior Liens shall be deemed continuing liens for the benefit of and deemed assigned to the DIP Agent for the benefit of the DIP Secured Parties to secure the DIP Obligations.  All of the following agreements and other items related to the Pre-Petition Senior Liens remain in full force and effect and shall inure to the benefit of the DIP Agent for the benefit of the DIP Secured Parties and the Pre-Petition Senior Secured Parties: any blocked account agreements, deposit account agreements, securities account agreements, credit card acknowledgments or notifications, credit card agreements, landlord agreements, collateral access agreements, warehouse agreements, bailee agreements, customs broker agreements, carrier, consolidator or freight forwarder agreements or filings with the United States Patent and Trademark Office or the Library of Congress with respect to the recordation of an interest in intellectual property that were issued or filed by the Pre-Petition Senior Secured Parties on any Debtor's assets (real or personal) in connection with the Pre-Petition Senior Loan Obligations.  Each of the Security Documents under the Pre-Petition Senior Loan Documents (including, without limitation vessel mortgages) shall secure the DIP Obligations mutatis mutandis.  Any liens, claims or interests subordinated to the Pre-Petition Senior Liens as of the Petition Date shall likewise be deemed subordinate to the DIP Liens.
14.            DIP Lien Priority.
(a)            DIP Liens.  The DIP Liens shall be junior only to the (i) Permitted Prior Senior Pre-Petition Liens, (ii) valid, perfected and not avoidable maritime liens under applicable law that are entitled to preferred maritime status for "necessaries" to the extent not in excess of $18.7 million (provided, that with respect to this clause (ii), such liens shall only be Permitted Prior Liens (as defined below) with respect to the value of the vessel they attach to) (clauses (i) and (ii) collectively, the "Permitted Prior Liens") and the (iii) Carve-Out (as applicable), and shall otherwise be senior in priority and superior to the Pre-Petition Liens, the Permitted Prior Junior Pre-Petition Liens, the Adequate Protection Liens, and Adequate Protection Superpriority Claims (each as defined herein) and any other security, mortgage, collateral interest, lien or claim on or to any of the DIP Collateral.
(b)            Treatment of DIP Liens.  Other than as set forth herein, the DIP Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereafter granted in the Cases or any Successor Case.  The DIP Liens shall be valid and enforceable against any trustee or other estate representative appointed in the Cases or any Successor Case, upon the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code (or in any other Successor Case), and/or upon the dismissal of any of the Cases or any Successor Case.  Except during the Challenge Period with respect to the Roll-Up, the DIP Liens shall not be subject to challenge under sections 510, 549, or 550 of the Bankruptcy Code.  No lien or interest avoided and preserved for the benefit of the Debtors' estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Liens.
Adequate Protection
15.            Adequate Protection Liens.
(a)            Pre-Petition Senior Secured Parties – Senior Adequate Protection Lien.  Pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, as adequate protection of the interests of the Pre-Petition Senior Secured Parties in the Pre-Petition Collateral, including Cash Collateral, against any diminution in value resulting from the Debtors' use, sale or lease (or other decline in value) of such collateral, the imposition of the automatic stay, the priming of the Pre-Petition Liens and the subordination to the Carve-Out (collectively, "Diminution in Value"), the Debtors hereby grant to the Pre-Petition Senior Agent, on behalf of itself and the Pre-Petition Senior Secured Lenders, a valid and perfected replacement and additional security interest in, and lien on (the "Senior Adequate Protection Lien") any and all DIP Collateral.  The Senior Adequate Protection Lien is and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date (without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements, or other agreements) and shall (i) be subject and subordinate only to the DIP Liens, the Permitted Prior Liens, and the Carve-Out; and (ii) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP Collateral; provided that the Senior Adequate Protection Lien is subject to disgorgement in connection with any successful challenge brought during the Challenge Period.
(b)            Pre-Petition Junior Secured Parties - Junior Adequate Protection Lien.  Pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, as adequate protection of the interests of the Pre-Petition Junior Secured Parties in the Pre-Petition Collateral against any Diminution in Value, the Debtors hereby grant to the Pre-Petition Junior Agent, on behalf of itself and the Pre-Petition Junior Lenders, a valid and perfected replacement and additional security interest in, and lien on (the "Junior Adequate Protection Lien" and, together with the Senior Adequate Protection Lien, the "Adequate Protection Liens") any and all DIP Collateral.  The Junior Adequate Protection Lien is and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date and shall (i) be subject and subordinate only to the DIP Liens, the Permitted Prior Liens, the Carve-Out, the Senior Adequate Protection Lien, the Pre-Petition Senior Liens, and the Permitted Prior Junior Pre-Petition Liens; (ii) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP Collateral; and (iii) to the extent there at any time remain outstanding and unpaid Pre-Petition Senior Loan Obligations, be subject in all respects to the Existing Intercreditor Agreement, as amended, modified or waived (or deemed amended, modified or waived) hereby and by the DIP Facility Documents; provided that the Junior Adequate Protection Lien is subject to disgorgement in connection with any successful challenge brought during the Challenge Period.
(c)            Treatment of Adequate Protection Liens.  Other than as set forth herein, the Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Cases or any Successor Case.  The Adequate Protection Liens shall be valid and enforceable against any trustee or other estate representative appointed in the Cases or any Successor Case, upon the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code (or in any other Successor Case), and/or upon the dismissal of any of the Cases or any Successor Case.
16.            Adequate Protection Superpriority Claim.
(a)            Superpriority Claim of Pre-Petition Senior Agent.  As further adequate protection of the interests of the Pre-Petition Senior Secured Parties, the Pre-Petition Senior Agent, on behalf of itself and the Pre-Petition Senior Secured Lenders, is hereby granted an allowed administrative claim against the Debtors' estates under section 503(b) of the Bankruptcy Code with superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the "Senior Adequate Protection Superpriority Claim") to the extent that the Senior Adequate Protection Lien is insufficient to protect the Pre-Petition Senior Secured Parties' interests in the Pre-Petition Collateral.
(b)            Priority of Senior Adequate Protection Superpriority Claim.  Except as set forth herein, the Senior Adequate Protection Superpriority Claim shall have priority over all administrative expense claims and priority general unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 507(a), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code (including, without limitation, any administrative expense claims on account of any postpetition Intercompany Transactions); provided, however, that the Senior Adequate Protection Superpriority Claim shall be junior to (i) the DIP Superpriority Claim and (ii) the Carve-Out.
(c)            Superpriority Claim of Pre-Petition Junior Secured Parties.  As further adequate protection of the interests of the Pre-Petition Junior Secured Parties, the Pre-Petition Junior Agent, on behalf of itself and the Pre-Petition Junior Lenders, is hereby granted or allowed administrative claim against the Debtors' estates under section 503(b) of the Bankruptcy Code with Superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the "Junior Adequate Protection Superpriority Claim" and, together with the Senior Adequate Protection Superpriority Claim, the "Adequate Protection Superpriority Claims") to the extent that the Junior Adequate Protection Lien is insufficient to protect the Pre-Petition Junior Secured Parties' interests in the Pre-Petition Collateral.
(d)            Priority of Junior Adequate Protection Superpriority Claim.  Except as set forth herein, the Junior Adequate Protection Superpriority Claim shall have priority over all administrative expense claims and priority general unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 330, 331, 365, 503(a), 507(a), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code (including, without limitation, any administrative expense claims on account of any postpetition Intercompany Transactions); provided, however, that the Junior Adequate Protection Superpriority Claim shall be junior to (i) the DIP Superpriority Claim, (ii) the Carve-Out, and  (iii) the Senior Adequate Protection Superpriority Claim.
17.            Costs, Fees, Expenses, and Indemnification.
(a)            DIP Secured Parties.  The Debtors are authorized to pay any and all reasonable out-of-pocket expenses of each DIP Secured Party in connection with the DIP Facility, as provided in the DIP Facility Documents, whether or not the transactions contemplated hereby are consummated, including, without limitation, legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and indemnification and reimbursement of fees and expenses, and, notwithstanding anything herein or in the DIP Facility Agreement to the contrary, whether or not set forth in the Approved Budget.  Notwithstanding the foregoing, at the same time such invoices are delivered to the Debtors, the professionals for the DIP Secured Parties shall deliver a copy of their respective invoices to counsel for any Statutory Committee and the U.S. Trustee, redacted as necessary with respect to any privileged or confidential information contained therein.  Any objections raised by the Debtors, the U.S. Trustee or any Statutory Committee with respect to such invoices within ten (10) business days of the receipt thereof will be resolved by the Court (absent prior consensual resolution thereof).  Pending such resolution, the undisputed portion of any such invoice shall be promptly paid by the Debtors.  In addition to the foregoing, to the extent that any DIP Obligations remain outstanding, the Debtors shall also disclose to the DIP Secured Parties the terms of any potential or actual employment offer, agreement, or other arrangements related to any employee of the Debtors, on one hand, and any entity that proposes to acquire some or all of the assets of or equity interests in the Debtors, on the other hand, whether or not such transaction will be contemplated during or after the pendency of the Cases.
(b)            Indemnification of DIP Secured Parties.  The Debtors shall indemnify and hold harmless the DIP Agent, the other DIP Secured Parties, and each Related Party (as defined in the DIP Facility Agreement) (collectively, the "Indemnified Parties" and each, an "Indemnified Party") of any of the foregoing on the terms set forth in the DIP Facility Documents.  In all such litigation, or the preparation therefore, each Indemnified Party shall be entitled to its own counsel and, in addition to the foregoing indemnity, the Debtors agree to pay promptly the reasonable fees and expenses of such counsel.
(c)            Pre-Petition Senior Secured Parties.  As additional adequate protection of the Pre-Petition Senior Secured Parties' security interests in the Pre-Petition Collateral, the Debtors are authorized to provide adequate protection in the form of (i)  periodic cash payments in an amount equal to all reasonable out-of-pocket costs and expenses of each Pre-Petition Senior Secured Party, including, without limitation, legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and indemnification and reimbursement of costs and expenses and any such other amounts as provided in the Pre-Petition Senior Loan Documents, and, notwithstanding anything herein or in the DIP Facility Agreement to the contrary, whether or not set forth in the Approved Budget (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility); (ii) continued maintenance and insurance of the Pre-Petition Collateral and the DIP Collateral in amounts and for the risks, and by the entities, as required under the Pre-Petition Senior Loan Documents, the DIP Facility Agreement and this Interim Order; and (iii) disclosure of the terms of any potential or actual employment offer, agreement, or other arrangements related to any employee of the Debtors, on one hand, and any entity that proposes to acquire some or all of the assets of or equity interests in the Debtors, on the other hand, whether or not such transaction will be contemplated during or after the pendency of the Cases.  Payment of all such professional fees and expenses shall not be subject to allowance by the Court.  Notwithstanding the foregoing, at the same time such invoices are delivered to the Debtors, the professionals for the Pre-Petition Senior Secured Parties shall deliver a copy of their respective invoices to counsel for any Statutory Committee and the U.S. Trustee, redacted as necessary with respect to any privileged or confidential information contained therein.  Any objections raised by the Debtors, the U.S. Trustee or any Statutory Committee with respect to such invoices within ten (10) business days of the receipt thereof will be resolved by the Court (absent prior consensual resolution thereof).  Pending such resolution, the undisputed portion of any such invoice shall be promptly paid by the Debtors.
(d)            Pre-Petition Junior Secured Parties.  As additional adequate protection of the Pre-Petition Junior Secured Parties' security interests in the Pre-Petition Collateral, the Debtors are authorized to provide adequate protection in the form of (i) periodic cash payments in an amount equal to all reasonable out-of-pocket costs and expenses of each Pre-Petition Junior Secured Party, including, without limitation, legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and indemnification and reimbursement of costs and expenses and any such other amounts as provided in the Pre-Petition Junior Loan Documents, not to exceed, in the aggregate, the amounts set forth with respect to such costs, professional fees, and expenses in the Approved Budget (subject to the Permitted Variance) (provided that pre-petition costs and expenses (including fees and expenses of legal, financial and other professionals) shall be paid at Closing from the Debtors' operating cash rather than proceeds of the DIP Facility); (ii) continued maintenance and insurance of the Pre-Petition Collateral and the DIP Collateral in amounts and for the risks, and by the entities, as required under the Pre-Petition Junior Loan Documents, the DIP Facility Agreement and this Interim Order; (iii) solely to the extent the DIP Obligations and the Pre-Petition Senior Loan Obligations have been irrevocably and indefeasibly paid in full, in cash, and all commitments terminated thereunder, any disposition of the DIP Collateral previously requiring the prior written approval of the DIP Agent and/or the applicable Required Lenders pursuant to section 7.05 of the DIP Facility Agreement shall instead be subject to the prior written approval of the Pre-Petition Junior Lenders; (iv) access by the Pre-Petition Junior Agent to access any virtual data room or other sale materials provided to potentially interested parties, prompt responses to any and all reasonable inquiries from the Pre-Petition Junior Agent regarding the Debtors' sale processes, and the opportunity, during business hours and on reasonable prior notice, to discuss any sale or other strategic process with any investment banker, financial advisor, and/or sale broker engaged by the Debtors to sell any assets of the Debtors; and (v) solely to the extent the DIP Obligations and the Pre-Petition Senior Loan Obligations have been irrevocably and indefeasibly paid in full, in cash, and all commitments terminated thereunder, any Management Incentive Payment with respect to Net Cash Proceeds in excess of $120,000,000, solely to the extent paid in a form other than cash, shall be subject to the consent of the Pre-Petition Junior Agents; and (vi) disclosure of the terms of any potential or actual employment offer, agreement, or other arrangements related to any employee of the Debtors, on one hand, and any entity that proposes to acquire some or all of the assets of or equity interests in the Debtors, on the other hand, whether or not such transaction will be contemplated during or after the pendency of the Chapter 11 Cases.  Nothing herein authorizes or approves any Management Incentive Payment.  Payment of the professional fees and expenses described in the aforementioned subsection (i) shall not be subject to allowance by the Court.  Notwithstanding the foregoing, at the same time such invoices are delivered to the Debtors, the professionals for the Pre-Petition Junior Secured Parties shall deliver a copy of their respective invoices to counsel for any Statutory Committee and the U.S. Trustee, redacted as necessary with respect to any privileged or confidential information contained therein.  Any objections raised by the Debtors, the U.S. Trustee or any Statutory Committee with respect to such invoices within ten (10) business days of the receipt thereof will be resolved by the Court (absent prior consensual resolution thereof).  Pending such resolution, the undisputed portion of any such invoice shall be promptly paid by the Debtors.
Provisions Common to DIP Financing and Use of Cash Collateral Authorizations
18.            Carve-Out.
(a)            Carve-Out.  As used in this Interim Order and the DIP Facility Documents, the term "Carve-Out" shall mean the sum of (I) quarterly fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6), in such amounts as agreed to by the United States Trustee or as determined by order of this Court; (II) any fees payable to the clerk of the Court or, subject to the Approved Budget (subject to the Permitted Variance), the Claims Agent appointed in the Cases; (III) all Allowed Fees (as defined below) of Case Professionals (as defined below) not to exceed the amounts for such Case Professionals set forth in the Approved Budget (subject to the Permitted Variance) and incurred at any time on or before the first business day following the delivery by the DIP Agent of a Carve-Out Trigger Notice (as defined below) (such period, the "Pipeline Period"); (IV) Allowed Fees of Case Professionals in an aggregate amount not to exceed $250,000 incurred after the first business day following the delivery of a Carve-Out Trigger Notice (as defined below), whether or not set forth in the Approved Budget (the foregoing (III) and (IV), together, the "Case Professionals Carve-Out Amount"); and (V) fees and expenses incurred by a chapter 7 trustee in an amount not to exceed $50,000.  For the avoidance of doubt, Allowed Fees that are budgeted to be paid in any week during the Pipeline Period that are unused in such week may be carried forward and backward and used in any subsequent week or prior week until such excess is reduced to zero dollars ($0)) (the "Carryforward Fees").  For purposes of the foregoing, the terms: (i) "Allowed Fees" shall mean, (A) for the Pipeline Period, incurred fees and expense reimbursement of Case Professionals, solely to the extent that such fees and expenses are not in an amount in excess of the Approved Budget (subject to the Permitted Variance) and have been allowed by an order of the Court that has not been vacated or stayed, but which have not been previously paid, in all cases, subject to a final order allowing for such fees and expenses on a final application for allowance of such Case Professionals; (B) any Carryforward Fees, solely to the extent that such fees and expenses, collectively with the foregoing (A), are not in an amount in excess of the Approved Budget (subject to the Permitted Variance), and have been allowed by an order of the Court that has not been vacated or stayed, but which have not been previously paid, in all cases, subject to a final order allowing for such fees and expenses on a final application for allowance of such Case Professionals; and (C) any payment or reimbursement to Case Professionals on or after the Triggering Event Date; provided that any payment made pursuant to the foregoing (A), (B) or (C) shall reduce the Case Professionals Carve-Out Amount on a dollar for dollar basis; (ii) "Case Professionals" shall mean attorneys, accountants, financial advisors, consultants and other professionals employed, pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code, as applicable, by the Debtors or any Statutory Committee in accordance with the DIP Documents; and (iii) "Triggering Event Date" shall mean the date that the DIP Agent, at the direction or with the consent of the Required Lenders, provides written notice (a "Carve-Out Trigger Notice") to the Debtors, their lead restructuring counsel, the U.S. Trustee, and lead counsel to any Statutory Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Facility Agreement), stating that the DIP Agent has terminated the Pipeline Period for purposes of the Carve-Out.  The Carve-Out and any payments made in respect of the Carve-Out, including without limitation the Case Professionals Carve-Out Amount, shall not reduce the amount of the DIP Obligations or the Prepetition Secured Obligations, but shall merely subordinate them.
(b)            Carve-Out Escrow.  Without limiting the rights of the DIP Agent or the other DIP Secured Parties under the DIP Facility Documents or this Interim Order, following the Triggering Event Date, the Debtors are authorized and directed to request a draw under the DIP Facility equal to the unused portion of the Carve-Out, which amount shall be deposited by the Debtors into an interest-bearing escrow account at a financial institution acceptable to the Required Lenders (the "Carve-Out Escrow Account"), within five Business Days of delivery of the Carve-Out Trigger Notice; provided, however, that the Debtors shall notify the DIP Agent and the DIP Lenders and the Pre-Petition Junior Agent of the amount requested as promptly as possible following the Triggering Event Date and neither the DIP Agent nor the DIP Lenders shall be required to fund any amounts until the Debtors have notified the DIP Agent and the DIP Lenders of the requested amount.  Such funding of the Carve-Out Escrow Account shall be in full and complete satisfaction of any and all obligations of the DIP Secured Parties and the Pre-Petition Secured Parties in respect of the Carve-Out, provided, however, that nothing in this Interim Order limits any requirement of the Debtors to pay all outstanding quarterly fees to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) regardless of amount.  For the avoidance of doubt, the DIP Agent, the DIP Lenders, and the Pre-Petition Secured Parties shall have a security interest in any residual interest in the Carve-Out Escrow Account, with any excess paid to the DIP Agent or the applicable Pre-Petition Agent, as applicable, for application in accordance with the DIP Documents and this Interim Order.
(c)            No Direct Obligation to Pay Allowed Fees; No Waiver of Right to Object to Fees.  Other than the funding of the Carve-Out with the proceeds of the DIP Facility as provided herein and in the DIP Facility Documents, the DIP Agent and the other DIP Secured Parties shall not be responsible for the payment or reimbursement of any fees or disbursements of any Case Professional incurred in connection with these Cases, any Successor Cases, or otherwise.  Nothing in this Interim Order or otherwise shall be construed:  (i) to obligate the DIP Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Case Professional or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement; (ii) to increase the Carve-Out if incurred or Allowed Fees are higher in fact than the fees and disbursements of Case Professionals set forth in the Approved Budget (subject to the Permitted Variance) during the Pipeline Period; (iii) as consent to the allowance of any fees and expenses of Case Professionals; or (iv) to affect the rights of the DIP Secured Parties, the Pre-Petition Secured Parties or any other party-in-interest to object to the allowance and payment of such fees and expenses.
(d)            Payment of Carve-Out on or after the Triggering Event Date.  Any payment or reimbursement made on or after the occurrence of the Triggering Event Date in respect of any Allowed Fees (whether out of the Carve-Out Escrow Account or otherwise) shall permanently reduce the Carve-Out on a dollar-for-dollar basis.  Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall otherwise be entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.
(e)            Payment of Compensation.  Nothing herein shall be construed as a consent to the allowance of any professional fees or expenses of any Case Professionals or shall affect the right of the DIP Secured Parties and the Pre-Petition Secured Parties to object to the allowance and payment of such fees and expenses.  So long as no Termination Event has occurred and is continuing, the Debtors shall be permitted to pay fees and expenses allowed and payable by order (that has not been vacated or stayed, unless the stay has been vacated) under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, solely to the extent set forth in the Approved Budget (subject to the Permitted Variance) and not to exceed the amounts set forth in the Approved Budget (subject to the Permitted Variance), provided that any such payment shall be subject to entry of a final order of the Court on final application for allowance of fees and expenses to be filed for each Case Professional (including ordinary course professionals).
19.            Modification of DIP Facility Documents.  The Debtors and the DIP Agent are hereby authorized, subject to the DIP Facility Agreement, to implement, in accordance with the terms of the respective DIP Facility Documents, any non-material modifications of the respective DIP Facility Documents without further order of this Court, or any other modifications to the respective DIP Facility Documents; provided, however, that the Debtors shall provide notice of any modification or amendment to the respective DIP Facility Documents (including without limitation, the schedule to the DIP Facility Agreement entitled "Collateral Coverage Sublimit: Limit of Vessel Amounts" as such schedule exists as of the date hereof) to any Statutory Committee, the Pre-Petition Junior Agent, and the U.S. Trustee within five (5) Business Days following the execution thereof.  To the extent that such modification or amendment is material, such material modification or amendment shall only be permitted pursuant to an order of this Court on notice pursuant to Local Rule 2002-1(b) and a hearing.  Except as otherwise provided herein, no waiver, modification, or amendment of any of the provisions of the DIP Facility Agreement shall be effective unless set forth in writing, signed on behalf of the Debtors and the DIP Agent.  Without limiting the foregoing, the Debtors and the DIP Agent shall not modify, amend, supplement, waive, or otherwise change the schedule to the DIP Facility Agreement entitled "Collateral Coverage Sublimit: List of Vessel Amounts" as such schedule exists as of the date hereof absent the prior written consent of the Pre-Petition Junior Agent.  The Debtors have agreed that, other than as set forth in the DIP Facility Agreement and this Interim Order (and, when applicable, the Final Order), the provisions of section 6.21 of the DIP Facility Agreement including, without limitation the sale milestones, will apply to processes under section 363 of the Bankruptcy Code, a plan of reorganization or otherwise, and the Debtors will not seek to amend, modify or waive the milestones in connection with the filing of any plan of reorganization or liquidation or disclosure statement in the Cases without the consent of the Required Lenders or the Supermajority Lenders (as required pursuant to Section 10.01 of the DIP Facility Agreement)).
20.            Reserved.
21.            Use of Proceeds; Budget Maintenance.  The proceeds of the DIP Facility and Cash Collateral shall be used solely in accordance with the terms of the DIP Facility Documents, including the Approved Budget (subject to the Permitted Variance and the Carve-Out), and this Interim Order.  The Approved Budget shall be updated, modified or supplemented (with the consent of and/or at the request of the DIP Agent and the Required Lenders) from time to time, solely in accordance with the DIP Facility Agreement.  The Debtors shall contemporaneously provide to the Pre-Petition Junior Agent any proposed Approved Budget updates and other reporting provided to the DIP Agent and/or the other DIP Secured Parties.  The Pre-Petition Junior Agent reserves its rights to the extent that any proposed budget update to the Approved Budget is materially inconsistent with such Approved Budget as of the Petition Date.
22.            Modification of Automatic Stay.  The automatic stay imposed under Bankruptcy Code section 362(a) is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including, without limitation, to (a) permit the Debtors to grant the DIP Liens, the DIP Superpriority Claim, the Adequate Protection Liens and the Adequate Protection Superpriority Claims, and (b) authorize the Debtors to pay, and the DIP Secured Parties and the Pre-Petition Senior Secured Parties to retain and apply, payments made in accordance with this Interim Order.
23.            Automatic Perfection of DIP Liens and Adequate Protection Liens.
(a)            This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of all liens granted herein, including the DIP Liens and the Adequate Protection Liens, without the necessity of filing or recording financing statements, intellectual property filings, mortgages, vessel mortgages, notices of lien or similar instruments in any jurisdiction, taking possession of or control over, or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement, customs broker agreement or freight forwarding agreement) to validate or perfect (in accordance with applicable non-bankruptcy law) the DIP Liens and the Adequate Protection Liens, or to entitle the DIP Secured Parties or the Pre-Petition Secured Parties to the priorities granted herein.
(b)            Notwithstanding the foregoing, the DIP Agent and the Pre-Petition Secured Parties each are hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, vessel mortgages, notices of lien or similar instruments in any jurisdiction, take possession of or control over, or take any other action, as they may elect, in order to validate and perfect the liens and security interests granted to them hereunder.  Whether or not the DIP Agent or any Pre-Petition Secured Party chooses to file such financing statements, intellectual property filings, mortgages, vessel mortgages, notices of lien or similar instruments, take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to it hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination immediately upon entry of this Interim Order.
(c)            The Debtors are authorized to execute and deliver promptly upon demand to the DIP Agent or the Pre-Petition Secured Parties all such financing statements, mortgages, vessel mortgages, control agreements, notices and other documents as the DIP Agent or the Pre-Petition Secured Parties may reasonably request. The Debtors are authorized to, and shall, execute and deliver to the DIP Agent and the Pre-Petition Secured Parties such agreements, financing statements, mortgages, vessel mortgages, instruments and other documents as the Pre-Petition Secured Parties may reasonably request to evidence, confirm, validate, or perfect the DIP Liens or the Adequate Protection Liens; and the failure by the Debtors to execute any documentation relating to the DIP Liens or the Adequate Protection Liens shall in no way affect the validity, enforceability, nonavoidability, perfection, or priority of such liens.
(d)            The DIP Agent and the Pre-Petition Secured Parties, each in its discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, and accordingly, each officer is authorized to accept and record the photocopy of this Interim Order, in addition to or in lieu of such financing statements, notices of lien or similar instrument.
(e)            Subject to entry of the Final Order and section 1146(a) of the Bankruptcy Code, except as otherwise provided herein, any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold interest, or the proceeds thereof, or other Pre-Petition Collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code. Subject to entry of the Final Order, any such provision shall have no force and effect with respect to the granting of post-petition liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Debtor in favor of the DIP Agent or the Pre-Petition Secured Parties in accordance with the terms of this Interim Order.
24.            Other Automatic Perfection Matters.  To the extent that any Pre-Petition Agent is the secured party under any account control agreements, listed as loss payee under any of the Debtors' insurance policies, or is the secured party under any Pre-Petition Loan Document, the DIP Agent, on behalf of the DIP Secured Parties, is also deemed to be the secured party under such account control agreements, loss payee under the Debtors' insurance policies, and the secured party under each such Pre-Petition Loan Document, and shall have all rights and powers in each case attendant to that position (including, without limitation, rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim Order and the DIP Facility Documents.  The Pre-Petition Senior Agent or the Pre-Petition Junior Agent, as applicable, shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent's security interests in and liens on all Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.
25.            Proceeds of Subsequent Financing.  If the Debtors, any trustee, any examiner with enlarged powers, any responsible officer or any other estate representative subsequently appointed in the Cases or any Successor Case, shall obtain credit or incur debt in violation of the DIP Facility Documents at any time prior to the repayment in full of all DIP Obligations and all Pre-Petition Senior Loan Obligations, including subsequent to the confirmation of any plan of reorganization or liquidation with respect to the Debtors and the Debtors' estates, then all the cash proceeds derived from such credit or debt shall immediately be turned over to the DIP Agent to be applied in accordance with this Interim Order and the DIP Facility Documents.
26.            Maintenance of DIP Collateral/Cash Management.  Until the payment in full in cash of all DIP Obligations, and the termination of the obligation of the DIP Secured Parties to extend credit under the DIP Facility, the Debtors are authorized to (a) maintain and insure the DIP Collateral in amounts, for the risks, and by the entities as required under the DIP Facility Documents and (b) maintain their cash management system as in effect as of the Petition Date, (i) subject to the DIP Facility Documents; (ii) subject to the Cash Management Order, as may be modified, with the prior written consent of the DIP Agent and, as applicable, Wells Fargo and Amegy Bank of Texas ("Amegy"), by any order that may be entered by this Court and (iii) in a manner which, in any event, shall be reasonably satisfactory to the DIP Agent and, as applicable, Wells Fargo and Amegy.  Other than as expressly required pursuant to the DIP Facility Agreement, the Cash Management Order or this Interim Order, no modifications to the Debtors' cash management system existing as of the Petition Date may be made without the prior approval of the DIP Agent and, as applicable, Wells Fargo and Amegy.
27.            Mandatory Cash Sweep.  As further provided in the DIP Facility Agreement, if (i) as of the close of business on any Friday, the aggregate Cash Balance (as defined in the DIP Facility Agreement) in Domestic Accounts (as defined in the DIP Facility Agreement) (other than the Restricted Cash Collateral Account (as defined in the DIP Facility Agreement)) exceeds $7.5 million, on the following Business Day (as defined in the DIP Facility Agreement), the Debtors shall cause the excess in such Domestic Accounts to be used to repay the DIP Facility and other obligations in accordance with the DIP Facility Agreement, and (ii) at the end of four consecutive Business Days, the aggregate Cash Balance in the Foreign Accounts (as defined in the DIP Facility Agreement) exceeds $5 million, on the following Business Day, the Debtors shall cause the excess to be transferred to one or more Domestic Accounts of a Debtor.  The Debtors shall provide evidence reasonably satisfactory to the DIP Agent of compliance with the foregoing.
28.            Application of Proceeds of Collateral, Payments and Collections.  After repayment in full of all obligations under the DIP Facility (including, without limitation, all principal, interest, fees, expenses, indemnities and other amounts, in each case, whether now or hereafter arising or incurred), any remaining proceeds of the DIP Collateral shall be applied to the Debtors' remaining outstanding and unpaid obligations (including without limitation the Pre-Petition Junior Obligations), in a manner consistent with the Bankruptcy Code and, except as may be otherwise ordered in one or more orders of this Court, in accordance with the rights and priorities set forth in this Interim Order.
29.            Termination Event.  The occurrence of an Event of Default under the DIP Facility Agreement is referred to herein as a "Termination Event."
30.            Rights and Remedies Following Termination Event.
(a)            Termination.  Immediately upon the occurrence and during the continuation of a Termination Event, the DIP Agent, at the direction or with the consent of the Required Lenders, with no further action of this Court, may notify the Debtors in writing that a Termination Event has occurred and is continuing (such notice, a "Termination Notice" and the date of any such notice, as further defined in the DIP Facility Agreement, the "Termination Notice Date").
(b)            Notice of Termination.  Any Termination Notice shall be given by facsimile (or other electronic means) to counsel to the Debtors, counsel to any Statutory Committee (if one has been formed, or if one has not been formed, the Debtors' consolidated 30 largest creditors) the U.S. Trustee, and counsel to the Pre-Petition Junior Secured Parties. The Remedies Notice Period shall commence on the Termination Notice Date and shall expire five (5) business days after the Termination Notice Date (the "Remedies Notice Period", and the date of the expiration of the Remedies Notice Period, the "Termination Date").
(c)            [Reserved.]
(d)            Without limiting the rights and remedies of the DIP Agent and other DIP Secured Parties under the DIP Facility Agreement, the DIP Agent, at the direction or with the consent of the Required Lenders, may immediately (I) upon the occurrence of and during the continuation of a Termination Event following the issuance of a Termination Notice or (II) the Termination Date, inter alia, (A) declare (x) subject to the Remedies Notice Period, all obligations owing under the DIP Facility Documents to be immediately due and payable, (y) the termination, reduction or restriction of any further commitment to extend credit to the Borrower to the extent any such commitment remains, and (z) terminate the DIP Facility and the DIP Facility Documents as to any future liability or obligation of the DIP Agent, any DIP Lender, any L/C Issuer or any other DIP Secured Party (subject to any provisions thereof that may survive termination and the obligation to fund the Carve-Out Escrow Account in accordance with the provisions of this Interim Order), but without affecting any of the liens or the obligations (any of the actions set forth in the foregoing (x), (y) and (z), a "Termination"); (B) unless the Court orders otherwise during the Remedies Notice Period, declare a termination, reduction or restriction on the ability of the Borrower to use any Cash Collateral derived solely from the proceeds of DIP Collateral (other than such critical expenses as may be agreed by the DIP Agent for the wind down of the Debtors' businesses, including for the health and safety of the Debtors' employees and the public, in accordance with the Approved Budget (subject to the Permitted Variance) and the Carve-Out); and (C) take all such other actions as contemplated under the DIP Credit Facility, including without limitation Section 8.02 thereof.
(e)            In addition to remedies described above, other customary remedies and as set forth in the DIP Facility Documents, following the Remedies Notice Period: (i) the DIP Agent and the other DIP Secured Parties shall have relief from the automatic stay and may setoff against deposits and financial assets of the Debtors, foreclose on all or any portion of the DIP Collateral, collect accounts receivable and apply the proceeds thereof to the obligations, or otherwise exercise remedies against the DIP Collateral permitted by applicable non-bankruptcy law; and (ii) the automatic stay as to the DIP Agent and the other DIP Secured Parties shall be automatically terminated, and the DIP Agent and the other DIP Secured Parties shall be authorized to exercise all rights and remedies under the DIP Facility Documents and this Interim Order, including without limitation with respect to the DIP Collateral, without notice or further order of this Court.
(f)            During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with this Court for the purpose of contesting a Termination, including whether a Termination Event has occurred and/or is continuing.  During the Remedies Notice Period, the Debtors may continue to use the DIP Collateral, including Cash Collateral, in the ordinary course of business and consistent with the most recent Approved Budget (subject to the Permitted Variance, and to fund the Carve-Out Escrow Amount), but may not enter into any transactions or arrangements (including, without limitation, the incurrence of indebtedness or liens, investments, restricted payments, asset sales, or transactions with non-Debtor affiliates) that are not in the ordinary course of business or otherwise in furtherance of the administration of the Cases; provided that nothing in subparagraph (f) or anything else in this Interim Order or the DIP Facility Documents shall limit the ability of the Debtors to use DIP Collateral (including Cash Collateral), solely during the Remedies Notice Period and subject to the Approved Budget (subject to the Permitted Variance), solely (i) to seek use of Cash Collateral on a non-consensual basis or (ii) to challenge a Termination.
31.            Good Faith.
(a)            Good Faith Under Section 364 of the Bankruptcy Code; No Modification or Stay of this Interim Order.  The DIP Secured Parties have acted in good faith in connection with this Interim Order and their reliance on this Interim Order is in good faith.  Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of the Court, or any other court, the DIP Secured Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code.  Any such modification, amendment or vacatur shall not affect the validity and enforceability of the DIP Obligations, or any lien, claim or priority authorized or created hereby, provided that this Interim Order was not stayed by court order after due notice had been given to the DIP Secured Parties at the time such obligations were incurred or the liens, claims or priorities were authorized and/or created.  Any liens or claims granted to the DIP Secured Parties hereunder arising prior to the effective date of any such modification, amendment or vacatur of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein, provided that the Interim Order was not stayed by court order after due notice had been given to the DIP Secured Parties at the time the obligations were incurred or the liens, claims or priorities were authorized and/or created.
(b)            Pre-Petition Secured Parties.  The Pre-Petition Secured Parties have acted in good faith in connection with this Interim Order and their reliance on this Interim Order is in good faith.
32.            Proofs of Claim.  Any order entered by the Court establishing a bar date for any claims (including without limitation administrative claims) in any of the Cases or any Successor Case shall not apply to any DIP Secured Parties or the Pre-Petition Secured Parties.  The DIP Secured Parties and the Pre-Petition Secured Parties will not be required to file proofs of claim or requests for approval of administrative expenses authorized by this Interim Order in any of the Cases or any Successor Case, and the provisions of this Interim Order, and, upon the entry thereof, the Final Order, relating to the amount of the DIP Obligations, the Pre-Petition Senior Loan Obligations, the Pre-Petition Junior Loan Obligations, the Adequate Protection Superpriority Claims, the Adequate Protection Liens, the Pre-Petition Liens, the DIP Liens and the DIP Superpriority Claim shall constitute a timely filed proof of claim and/or administrative expense request.  For the avoidance of doubt, the books and records of the DIP Agent and the Pre-Petition Agents shall be deemed conclusive as to the amount of the claims of each such party.
33.            Rights of Access and Information.  Without limiting the rights of access and information afforded the DIP Secured Parties under the DIP Facility Documents, the Debtors shall be, and hereby are, required to afford representatives, agents and/or employees of the DIP Secured Parties reasonable access to the Debtors' premises, knowledgeable directors and officers of the Debtors, and their books and records in accordance with the DIP Facility Documents, and shall reasonably cooperate, consult with, and provide to such persons all such information as may be reasonably requested (redacted to exclude any privileged portion and subject to any confidentiality restrictions).  In addition, the Debtors authorize their independent certified public accountants, financial advisors, investment bankers and other consultants to cooperate, consult with, and provide to the DIP Agent all such information as may be reasonably requested with respect to the business, results of operations and financial condition of any Debtor.
34.            Intercompany Obligations.  To the extent any Debtor owes any obligation or Indebtedness (as defined in the DIP Facility Agreement) to any other Debtor or any subsidiary or affiliate of any Debtor (the "Intercompany Obligations"), such Intercompany Obligations shall be subordinated to the DIP Obligations and the Pre-Petition Obligations, and the guarantees (if any) thereof, until the DIP Obligations and the Pre-Petition Obligations are indefeasibly repaid in full.  For avoidance of all doubt, any Intercompany Obligations shall be subordinated to the Adequate Protection Superpriority Claims.
35.            Prohibited Use of DIP Facility, DIP Collateral, Cash Collateral, Carve-Out, Etc.  Without the prior written consent of the DIP Secured Parties, the DIP Facility, the DIP Collateral, the Cash Collateral and the Carve-Out may not be used:

(a)
for the payment of interest and principal with respect to the Pre-Petition Junior Loan Obligations, the Qualified Convertible Indebtedness (as defined in the DIP Facility Agreement) or any other Pre-Petition Indebtedness (as defined in the DIP Facility Agreement) of the Borrower or any other Loan Party (as defined in the DIP Facility Agreement) (except for: (1) Pre-Petition (as defined in the DIP Facility Agreement) employee wages, benefits and related employee taxes as of the Petition Date; (2) Pre-Petition sales, use and real property taxes; (3) Pre-Petition amounts due in respect of insurance financings; (4) amounts approved in accordance with other "first day" orders as set forth in the Approved Budget (subject to the Permitted Variance) and as otherwise reasonably satisfactory to DIP Agent (including the Critical Vendor Order and payment of fees and expenses (including fees and expenses of professionals) of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, and subject to the limitations set forth in the Approved Budget, payment of certain expenses (which expenses shall include fees and expenses of professionals) of the Pre-Petition Junior Agent and the Pre-Petition Junior Lenders); (5) cure amounts reasonably acceptable to DIP Agent and Required Lenders under leases and executory contracts assumed with approval of the Court; (6) the Pre-Petition Senior Loan Obligations; and (7) other Pre-Petition Indebtedness to the extent authorized by the Bankruptcy Court and set forth in the Approved Budget (subject to the Permitted Variance));

(b)
subject to this Interim Order (or Final Order, when applicable) in connection with or to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to (i)(x) the rights, remedies, claims or defenses of DIP Secured Parties under the DIP Facility Agreement, the other DIP Facility Documents, this Interim Order (or, when applicable, the Final Order) including preventing, hindering or otherwise delaying the exercise of any rights, remedies, claims or defenses by the DIP Agent or the DIP Lenders under the DIP Facility Agreement, the other DIP Facility Documents, this Interim Order (or, when applicable, the Final Order) or (y) the rights, remedies, claims or defenses of the Pre-Petition Secured Parties under the Pre-Petition Loan Documents, including, without limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Statutory Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (A) invalidating, setting aside, avoiding or subordinating, in whole or in part, the DIP Obligations, DIP Liens, the Pre-Petition Senior Loan Obligations, Pre-Petition Senior Liens (as set forth in the DIP Facility Agreement), the Pre-Petition Junior Loan Obligations or the Pre-Petition Junior Liens; (B) for monetary, injunctive or other affirmative relief against the DIP Secured Parties or the Pre-Petition Secured Parties or their respective collateral; or (C) preventing, hindering or otherwise delaying the exercise by the DIP Secured Parties or the Pre-Petition Secured Parties of any rights and remedies under this Interim Order or the Final Order, the DIP Facility Documents, the Pre-Petition Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the Court or otherwise) by the DIP Secured Parties, the Pre-Petition Secured Parties upon any of their respective collateral; provided, that, solely during the Remedies Notice Period, nothing in the DIP Facility Agreement or in the Interim Order (or the Final Order, when applicable) shall limit the ability of the Debtors to use DIP Collateral (including Cash Collateral), subject to the Approved Budget (subject to the Permitted Variance) solely (A) to seek use of Cash Collateral on a non-consensual basis or (B) to challenge a Termination;

(c)	to make any distribution under a plan of reorganization in any Case;
(d)
to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, without prior written consent of the DIP Agent, unless otherwise set forth in the Approved Budget (subject to the Permitted Variance or the Carve-Out), unless otherwise ordered by the Court;

(e)
to pay any fees or similar amounts to any person who has proposed or may propose to purchase interests in the Debtors (including so-called "Topping Fees," "Exit Fees" and other similar amounts) without prior written consent by the DIP Agent and the Required Lenders, unless otherwise set forth in accordance with the Approved Budget (subject to the Permitted Variance);

(f)
to make any payment of professional fees for any of the Debtors or any other constituent group, including, but not limited to, any Statutory Committee, other than solely in accordance with the Approved Budget (subject to the Permitted Variance or the Carve-Out), the DIP Facility Documents, and this Interim Order;

(g)
to object to, contest, or interfere with, in any way, the DIP Secured Parties' or the Pre-Petition Secured Parties' enforcement or realization upon any of the Pre-Petition Collateral or DIP Collateral once a Termination Event has occurred, except as provided for in this Interim Order (including paragraphs 30(f) and 35(b)(iv) hereof) or the Final Order, or seek to prevent the DIP Secured Parties or the Pre-Petition Secured Parties from credit bidding in connection with any proposed plan of reorganization or liquidation or any proposed transaction pursuant to section 363 of the Bankruptcy Code;

(h)
to use or seek to use Cash Collateral while the DIP Obligations, the Pre-Petition Senior Loan Obligations, the Pre-Petition Junior Loan Obligations and/or any of the DIP Secured Parties' commitments under the DIP Facility Documents remain outstanding, without the consent of the DIP Secured Parties, the Pre-Petition Senior Secured Parties or Pre-Petition Junior Secured Parties, as applicable, other than during the Remedies Notice Period;

(i)
to use or seek to use any insurance or tax refund proceeds constituting DIP Collateral other than solely  in accordance with the Approved Budget (subject to the Permitted Variance) and the DIP Facility Documents;

(j)	to incur indebtedness other than in accordance with the Approved Budget (subject to the Permitted Variance) or the DIP Facility Documents without the prior consent of the Required Lenders;
(k)
to object to or challenge in any way the claims, liens, or interests held by or on behalf of the DIP Secured Parties or the Pre-Petition Secured Parties provided, however, that, if a Statutory Committee is appointed, not more than $35,000 in the aggregate of proceeds of the Carve Out, any Cash Collateral, or any proceeds of the DIP Facility or the DIP Collateral may be used by such Statutory Committee solely for purposes of investigating such claims, liens, or interests of the Pre-Petition Secured Parties;

(l)
to assert, commence, prosecute or support any claims or causes of action whatsoever, including, without limitation, any Avoidance Action, against the DIP Secured Parties or the Pre-Petition Secured Parties;

(m)
to prosecute an objection to, contest in any manner, or raise any defenses to, the validity, extent, amount, perfection, priority, or enforceability of, or seek equitable relief from, any of the DIP Obligations, the DIP Liens, the Pre-Petition Senior Loan Obligations, the Pre-Petition Liens, the Pre-Petition Junior Loan Obligations, or any other rights or interests of the DIP Secured Parties or the Pre-Petition Secured Parties;

(n)	to sell or otherwise dispose of the DIP Collateral other than as contemplated by the DIP Facility Documents (including without limitation Sections 7.04 and 7.05 of the DIP Facility Agreement); or
(o)
for any purpose otherwise limited by the DIP Facility Agreement (including without limitation making any Restricted Payment (as defined therein) not specifically authorized under section 7.06 thereof).

36.            Reservation of Certain Third-Party Rights and Bar of Challenges and Claims.  The stipulations and admissions contained in this Interim Order, including the Debtors' Stipulations, shall be binding on the Debtors in all circumstances.  The Debtors' Stipulations shall be binding on the Debtors' estates and each other party in interest, including, without limitation, any Statutory Committee, unless, and solely to the extent that (a) any such party in interest, including any Statutory Committee, with standing and requisite authority, has timely commenced an adversary proceeding or other appropriate contested matter (subject to the limitations set forth in paragraph 35 hereof) against the Pre-Petition Secured Parties in connection with any matter related to the Pre-Petition Loan Documents or the Pre-Petition Collateral (a "Challenge Proceeding") by no later than on or before (i) if no Statutory Committee has been appointed, 75 days after the entry of this Interim Order, or (ii) if a Committee has been appointed, 60 days after the date of formation of such Committee, and (C) the beginning of the confirmation hearing on the Debtors' chapter 11 plan of reorganization (the "Challenge Period").  The Challenge Period may only be extended with the written consent of the Pre-Petition Senior Agent (as to the Pre-Petition Senior Secured Parties), the Pre-Petition Junior Secured Parties (as to the Pre-Petition Junior Secured Parties), or by order of the Court.  Upon the expiration of the Challenge Period (the "Challenge Period Termination Date"), without the filing of a Challenge Proceeding:

(a)
any and all such Challenge Proceedings and objections by any party (including, without limitation, any Statutory Committee, any chapter 11 trustee, and/or any examiner or other estate representative appointed in the Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed in any Successor Case), shall be deemed to be forever waived, released and barred,

(b)
all matters not subject to the Challenge Proceedings, including, without limitation, all findings, the Debtor's Stipulations, all waivers, releases, affirmations and other stipulations as to the priority, extent, and validity as to the Pre-Petition Senior Secured Parties' and Pre-Petition Junior Secured Parties' claims, liens, and interests shall be of full force and effect and forever binding upon the Debtors, the Debtors' estates and all creditors, interest holders, and other parties in interest in the Cases and any Successor Case;

(c)
any and all pre-petition claims or causes of action against the Pre-Petition Senior Secured Parties and the Pre-Petition Junior Secured Parties relating in any way to the Debtors or the Pre-Petition Senior Loan Documents or the Pre-Petition Junior Loan Documents shall be forever waived and released by the Debtors, the Debtors' estates, all creditors, interest holders and other parties in interest in the Cases and any Successor Case;

(d)
to the extent not theretofore repaid, the Pre-Petition Secured Indebtedness shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, reduction, defense or avoidance, for all purposes in these Cases and any subsequent chapter 7 case;

(e)
the Pre-Petition Liens on the Pre-Petition Collateral shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected and of the priority specified in paragraph E hereof, not subject to defense, counterclaim, recharacterization, subordination or avoidance; and

(f)
the obligations under the Pre-Petition Loan Documents and the Pre-Petition Liens on the Pre-Petition Collateral shall not be subject to any other or further challenge by the Debtors, any Statutory Committee or any other party in interest, each of whom shall be enjoined from seeking to exercise the rights of the Debtors' estates, including, without limitation, any successor thereto (including, without limitation, any estate representative or a chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors with respect thereto).

37.            If any Challenge Proceeding is timely commenced, the admissions and stipulations contained in this Interim Order, including the Debtors' Stipulations, shall nonetheless remain binding and preclusive (as provided in this paragraph) on the Debtors, any committee, and any other person or entity, except as to any such findings and admissions that were expressly and successfully challenged (pursuant to a final order) in such Challenge Proceeding.  Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any Statutory Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, claims and defenses with respect to the Pre-Petition Loan Documents or the Pre-Petition Liens on the Pre-Petition Collateral.  For the avoidance of doubt, any trustee appointed or elected in these Cases shall, until the expiration of the periods provided herein for asserting claims and thereafter for the duration of any adversary proceeding or contested matter commenced pursuant to this paragraph 37 (whether commenced by such trustee or commenced by any other party in interest on behalf of the Debtors' estates), be deemed to be a party other than the Debtors and shall not, for purposes of such adversary proceeding or contested matter, be bound by the acknowledgments, admissions, confirmations, stipulations and waivers of the Debtors in this Interim Order.
38.            No Third Party Rights.  Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, or incidental beneficiary.
39.            Limitations on Charging Expenses.  Upon entry of the Final Order, no costs or expenses of administration which have been or may be incurred in the Cases at any time shall be charged against the DIP Secured Parties or the DIP Collateral or the Pre-Petition Secured Parties or the Pre-Petition Liens pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law, without the prior written consent of each of the DIP Agent, any DIP Secured Party, and/or any Pre-Petition Secured Party that is adversely affected thereby, and no such consent shall be implied from any other action, inaction, or acquiescence by any such agents or lenders.
40.            Section 552(b).  Subject to the entry of the Final Order, the "equities of the case" exception under Bankruptcy Code §552(b) shall not apply to the DIP Secured Parties or, subject to the entry of the Final Order, the Pre-Petition Secured Parties, with respect to proceeds, products, offspring or profits of any of the Pre-Petition Collateral or the DIP Collateral.
41.            No Marshaling/Applications of Proceeds.  Upon entry of the Final Order, neither the DIP Secured Parties nor the Pre-Petition Secured Parties shall be subject to the equitable doctrine of "marshaling" or any other similar doctrine with respect to any of the DIP Collateral.
42.            Discharge Waiver.  The Debtors expressly stipulate, and the Court finds and adjudicates that, none of the DIP Obligations, the DIP Superpriority Claims or the DIP Liens shall be discharged by the entry of an order confirming any plan of reorganization, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless the DIP Obligations have been paid in full in cash on or before the effective date of a confirmed plan of reorganization.  Except as otherwise agreed to by the DIP Agent, the Debtors shall not propose or support any plan or sale of all or substantially all of the Debtors' assets or entry of any confirmation order or sale order that is not conditioned upon the payment in full, in cash of all DIP Obligations.
43.            Rights Preserved.  Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly:  (a)  the DIP Secured Parties' and the Pre-Petition Secured Parties' rights to seek any other or supplemental relief in respect of the Debtors; (b) any of the rights of the DIP Secured Parties and the Pre-Petition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, the right to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of the Cases or any Successor Case, conversion of any of the Cases to a case under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans.  Other than as expressly set forth in this Interim Order, any other rights, claims or privileges (whether legal, equitable or otherwise) of the DIP Secured Parties and the Pre-Petition Secured Parties are preserved.  Nothing contained herein shall be deemed to be a finding by this Court or an acknowledgement by the Pre-Petition Secured Parties that the adequate protection granted herein does in fact adequately protect the Pre-Petition Secured Parties against any post petition diminution in value of the Pre-Petition Collateral.
44.            [Reserved.]
45.            Release.  Subject to the entry of the Final Order and as further set forth in the DIP Facility Documents, the Debtors, on behalf of themselves and their estates (including any successor trustee or other estate representative in these Cases or any Successor Case) and any party acting by, through, or under any of the Debtors or any of their estates, hereby stipulate and agree that they forever and irrevocably (a) release, discharge, waive, and acquit the current or future DIP Agent and other current or future DIP Secured Parties, and the former, current, and future Pre-Petition Secured Lenders and Pre-Petition Agents, and each of their respective participants and each of their respective affiliates, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, successors, assigns and predecessors in interest (collectively, and in each case in their capacities as such, the "Released Parties"), from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness, and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys' fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, arising out of, in connection with, or relating to the DIP Facility, the DIP Facility Documents, the Pre-Petition Facilities, the Pre-Petition Loan Documents, or the transactions and relationships contemplated hereunder or thereunder, including, without limitation, (i) any so-called "lender liability" or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, perfection, or avoidability of the liens or secured claims of the Pre-Petition Secured Parties, the DIP Agent, and the other DIP Secured Parties, and (b) waive any and all defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability, and nonavoidability of the Pre-Petition Secured Indebtedness, the Pre-Petition Liens, the DIP Obligations, and the DIP Liens.  For the avoidance of doubt, the foregoing release shall not constitute a release of any rights arising under the DIP Facility Documents, provided, that nothing contained herein shall limit the release granted pursuant to section 2.21 of the DIP Facility Agreement.
46.            No Waiver by Failure to Seek Relief.  The failure or delay of the DIP Secured Parties or the Pre-Petition Secured Parties to seek relief or otherwise exercise their respective rights and remedies under this Interim Order, the Pre-Petition Loan Documents, the DIP Facility Agreement, the DIP Facility Documents, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP Secured Parties or the Pre-Petition Secured Parties.
47.            Binding Effect of Interim Order.  Immediately upon entry by the Court (notwithstanding any applicable law or rule to the contrary), the terms and provisions of this Interim Order, including the liens granted herein shall, nunc pro tunc to the Petition Date, become valid and binding upon and inure to the benefit of the Debtors, the DIP Secured Parties, the Pre-Petition Secured Parties, all other creditors of the Debtors, any Statutory Committee or any other court appointed committee appointed in the Cases, the U.S. Trustee and all other parties in interest and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in the Cases, any Successor Case, or upon dismissal of the Cases or any Successor Case.
48.            No Modification of Interim Order.  The Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly:  (a) without the prior written consent of the Pre-Petition Senior Agent, the DIP Agent and the Pre-Petition Junior Agent (i) any modification, stay, vacatur or amendment to this Interim Order; or (ii) a priority claim for any administrative expense or unsecured claim against the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation any administrative expense of the kind specified in sections 503(b), 507(a) or 507(b) of the Bankruptcy Code) in the Cases or any Successor Case, equal or superior to the Senior Adequate Protection Superpriority Claims, other than the Carve-Out and the DIP Superpriority Claim; (b) without the prior written consent of the DIP Agent, the Pre-Petition Senior Agent and the Pre-Petition Junior Agent, any order allowing use of Cash Collateral other than this Interim Order and the Final Order; (c) without the prior written consent of the Pre-Petition Senior Agent and the DIP Agent, any lien on any of the DIP Collateral with priority equal or superior to the Senior Adequate Protection Lien (other than the DIP Lien); and (d) without the prior written consent of the Pre-Petition Junior Agent, any lien on any of the Pre-Petition Collateral with priority equal to or superior to the Junior Adequate Protection Lien (other than the DIP Lien, the Permitted Prior Liens, the Carve-Out, the Senior Adequate Protection Lien, the Pre-Petition Senior Liens, and the Permitted Prior Junior Pre-Petition Liens).  The Debtors irrevocably waive any right to seek any material amendment, modification or extension of this Interim Order without the prior written consent, as provided in the foregoing, of the Pre-Petition Senior Agent, the Pre-Petition Junior Agent and the DIP Agent, as applicable, and no such consent shall be implied by any other action, inaction or acquiescence of the Pre-Petition Secured Parties or the DIP Secured Parties.
49.            Interim Order Controls.  This Interim Order shall constitute this Court's findings of fact and conclusions of law and shall upon its entry by this Court take effect and be fully enforceable nunc pro tunc to the Petition Date.  There shall be no stay of execution or effectiveness of this Interim Order, notwithstanding anything to the contrary in the Bankruptcy Rules or other applicable law.  In the event of any inconsistency between the terms and conditions of the DIP Facility Documents or this Interim Order, the provisions of this Interim Order shall govern and control.
50.            Survival.  The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered:  (a) confirming any plan of reorganization in the Cases; (b) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code; (c) dismissing the Cases or any Successor Case; or (d) pursuant to which the Court abstains from hearing the Cases or any Successor Case, provided, however, that the various superpriority claims or other administrative expenses shall survive only to the extent permitted by applicable law.  The terms and provisions of this Interim Order, including the claims, liens, security interests and other protections granted to the Pre-Petition Secured Parties and the DIP Secured Parties pursuant to this Interim Order and/or the Pre-Petition Loan Documents (other than as modified hereby), notwithstanding the entry of any such order, shall continue in the Cases, in any Successor Case, or following dismissal of the Cases or any Successor Case, and shall maintain their priority as provided by this Interim Order until all DIP Obligations and all Pre-Petition Senior Loan Obligations have been paid in full.
51.            Cooperation Among the Parties.  The Debtors shall use their reasonable best efforts to provide copies of all substantive motions, applications, other pleadings, and proposed forms of order with respect thereto (all of which shall be in form and substance reasonably acceptable to the DIP Agent and the Pre-Petition Junior Agent) to the DIP Agent and the Pre-Petition Agent not less than three business days prior to the filing of any such substantive motions, applications, other pleadings, and proposed forms of order with respect thereto with the Court.
52.            Preservation of Rights Granted Under this Interim Order.
(a)            Except as expressly provided herein or in the DIP Facility Documents, no claim or lien having a priority senior to or pari passu with that granted by this Interim Order to the DIP Secured Parties shall be granted or allowed while any portion of the DIP Obligations remains outstanding, and the DIP Liens shall not be subject to or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors' estates under section 551 of the Bankruptcy Code or subordinate to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.
(b)            Unless all DIP Obligations and the Pre-Petition Secured Indebtedness shall have been indefeasibly paid in full, the Debtors shall not seek, and it shall constitute an Event of Default under the DIP Facility Agreement if any of the Debtors seek, or if there is entered (i) any stay, vacatur, rescission or modification of this Interim Order or the Final Order without the prior written consent of the Required Lenders and the DIP Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the Required Lenders, (ii) an order converting these Cases to cases under chapter 7 of the Bankruptcy Code or dismissing any of these Cases, or (iii) unless otherwise approved by the Required Lenders and the DIP Agent, an order granting a change of venue with respect to these Cases or any related adversary proceeding.  If an order dismissing any of these Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, regardless of what the order might provide (in accordance with sections 105 and 349 of the Bankruptcy Code), (x) the Adequate Protection Superpriority Claims and other administrative claims granted under this Interim Order, the DIP Liens, and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and all Pre-Petition Secured Indebtedness shall have been paid and satisfied in full (and that such DIP Superpriority Claims, Adequate Protection Superpriority Claims, the other administrative claims granted under this Interim Order, the DIP Liens and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest), and (y) this Court shall retain jurisdiction notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.
(c)            If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect (i) the validity, priority or enforceability of any DIP Obligations or the Adequate Protection incurred prior to the actual receipt of written notice by the DIP Agent or the Pre-Petition Agents, as applicable, of the effective date of such reversal, stay, modification or vacatur, or (ii) the validity, priority, or enforceability of the DIP Liens or the Adequate Protection Liens.  Notwithstanding any such reversal, stay, modification or vacatur, any use of Collateral (including, without limitation, Cash Collateral), any DIP Obligations, or any Adequate Protection incurred by the Debtors to the DIP Agent, the other DIP Secured Parties and/or the Pre-Petition Secured Parties, as the case may be, prior to the actual receipt of written notice by the DIP Agent and/or the Pre-Petition Agents, as the case may be, of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the DIP Secured Parties and the Pre-Petition Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Interim Order, and pursuant to the DIP Facility Documents with respect to all such uses of the DIP Collateral (including, without limitation, the Cash Collateral), all DIP Obligations, and all Adequate Protection.
53.            Priority Among the Pre-Petition Junior Secured Parties.  This Interim Order shall not in any way affect the priority of payments set forth under Sections 8.03 and 8.04 of the Pre-Petition Junior Loan Agreement, and all amounts applied to the principal of any Loans (as defined therein) shall be applied first, to Tranche A Loans until paid in full, and second, to Tranche B Loans (as such terms as defined in the Pre-Petition Junior Loan Agreement).
54.            Final Hearing.  The Final Hearing to consider entry of the Final Order and approval of the DIP Facility is scheduled for _______, 2015 at ___:__ _.m. (ET) before the Honorable [JUDGE], United States Bankruptcy Judge, [COURTROOM], at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801.
55.            Notice of Final Hearing:  On or before ________, 2015, the Debtors shall serve, by United States mail, first-class postage prepaid, a copy of the Motion and this Interim Order upon:  (a) the U.S. Trustee; (b) the Securities and Exchange Commission; (c) the Internal Revenue Service; (d) the parties included on the Debtors' list of the thirty (30) largest unsecured creditors of the Debtors at their last known addresses; (e) counsel to the Pre-Petition Senior Agent and the DIP Agent; (f) counsel to the Pre-Petition Junior Agent; (g) the Indenture Trustee; (h) any party that has filed prior to such date a request for notices under Bankruptcy Rule 2002 with the Court; and (i) proposed counsel for any Statutory Committee.
56.            Objection Deadline:  Objections, if any, to the relief sought in the Motion shall be in writing, shall set forth with particularity the grounds for such objections or other statement of position, shall be filed with the clerk of the Court, and personally served upon:  (i) proposed counsel to the Debtors and Debtors-in-Possession, (ii) the U.S. Trustee; (iii) proposed counsel to any Statutory Committee; (iv) counsel the Pre-Petition Senior Agent and the DIP Agent; and (v) counsel to the Pre-Petition Junior Agent, so that such objections are filed with the Court and received by said parties on or before __:___ p.m. Eastern Time on ________, 2015 with respect to entry of the Final Order.
57.            Retention of Jurisdiction.  The Court has and will retain jurisdiction to enforce this Interim Order according to its terms to the fullest extent permitted by applicable law.

Dated: _________________, 2015
Wilmington, Delaware                                                                                                                ___________________________________
The Honorable __________________
United States Bankruptcy Judge

1 The Debtors in these cases, along with the last four digits of each Debtor's federal tax identification number, are Cal Dive International, Inc. (0501), Cal Dive Offshore Contractors, Inc. (4878), Affiliated Marine Contractors, Inc. (8678), Fleet Pipeline Services, Inc. (2104), Gulf Offshore Construction, Inc. (2106), and CDI Renewables, LLC (4985). The Debtors' corporate headquarters is at 2500 CityWest Boulevard, Suite 2200, Houston, TX 77042.

2 Capitalized terms used in this Interim Order but not defined herein shall have the meanings ascribed to such terms in the DIP Facility Documents.

3 The direct and indirect foreign subsidiaries of the Borrower and the Domestic Guarantors that are also guarantors under the DIP Facility Documents are referred to herein as the "Foreign Guarantors" and each, a "Foreign Guarantor," and, collectively with the Domestic Guarantors, collectively, the "Guarantors".

4 Joint Administration has been requested and is being considered at the hearing on March 6, 2015.

5 For purposes of this Interim Order, Permitted Prior Pre-Petition Liens shall include all liens that were valid, senior to, enforceable, nonavoidable, prior and perfected under applicable law as of the Petition Date. Nothing herein shall constitute a finding or ruling by this Court that any such Permitted Prior Pre-Petition Liens are valid, senior, enforceable, prior, perfected or non-avoidable. Moreover, nothing shall prejudice the rights of any party in interest including, but not limited, to the Debtors, the DIP Secured Parties, the Pre-Petition Secured Parties and any Statutory Committee to challenge the validity, priority, enforceability, seniority, avoidability, perfection or extent of any such Permitted Prior Pre-Petition Lien and/or security interest. As further described in the DIP Facility Documents and pursuant to the Critical Vendor Order (as defined in the DIP Facility Agreement), within fifteen (15) days following the payment of all or any portion of a claim secured by a Permitted Prior Pre-Petition Lien, the creditor holding such Lien shall release the same, to the extent of such payment.
6 All defined terms in the description of DIP Collateral shall have the meanings ascribed thereto in the DIP Facility Documents, including without limitation the Security Agreement (as defined in the DIP Facility Agreement).
7 For the avoidance of doubt, the DIP Liens and the Adequate Protection Liens extend only to the proceeds of leased real property and are not direct liens on the Debtors' leases of real property unless such liens are permitted pursuant to the underlying lease documents or otherwise consented to.